AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1998
                                                     REGISTRATION NO. 333-55709
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                                AMENDMENT NO. 1

                                       TO
                                   FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                      INTERNATIONAL SPEEDWAY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  FLORIDA                                                                59-0709342
         (STATE OR OTHER JURISDICTION OF                                              (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                                             IDENTIFICATION NO.)

                               ----------------

                                                                                         GLENN R. PADGETT
                                                                                INTERNATIONAL SPEEDWAY CORPORATION
                          1801 WEST INTERNATIONAL                           1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD
                             SPEEDWAY BOULEVARD                                    DAYTONA BEACH, FLORIDA 32114
                      DAYTONA BEACH, FLORIDA 32114                                        (904) 947-6446
                                (904) 254-2700                                         FAX: (904) 947-6884
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,        (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)           INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                         COPIES OF COMMUNICATIONS TO:


             BRUCE E. MACDONOUGH
         GREENBERG TRAURIG HOFFMAN                                                    DONN A. BELOFF
       LIPOFF ROSEN & QUENTEL, P.A.                                                HOLLAND & KNIGHT LLP
             1221 BRICKELL AVENUE                                               ONE EAST BROWARD BOULEVARD
             MIAMI, FLORIDA 33131                                              FT. LAUDERDALE, FLORIDA 33302
            PHONE: (305) 579-0500                                                  PHONE: (954) 525-1000
             FAX: (305) 579-0717                                                     FAX (954) 463-2030

                               ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS            AMOUNT TO       OFFERING PRICE          AGGREGATE           AMOUNT OF
 OF SECURITIES TO BE REGISTERED     BE REGISTERED      PER SHARE(2)     OFFERING PRICE(1)(2)   REGISTRATION FEE
Class A Common Stock,
 $.01 par value per share....... 4,600,000 shares   $ 30.00            $138,000,000           $40,710

--------------------------------------------------------------------------------
(1) Includes shares of Common Stock which may be purchased by the Underwriters pursuant to an over-allotment option.


(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and based on the average of the high and low sales prices for the Registrant's Class A Common Stock on May 27, 1998 as reported by the Nasdaq National Market.
                               ----------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 8, 1998

P R O S P E C T U S
                                   [ISC LOGO]

                       INTERNATIONAL SPEEDWAY CORPORATION

                     4,000,000 Shares Class A Common Stock
                               ----------------

     All of the shares of Class A Common Stock offered hereby (the "Offering") are being sold by International Speedway Corporation (the "Company").

     The Company's Class A Common Stock is traded on the Nasdaq National Market under the symbol "ISCA." On June 4, 1998, the closing price of the Class A Common Stock on the Nasdaq National Market was $31.25. See "Price Range of Common Stock."


     The Company's authorized capital stock includes Class A Common Stock and Class B Common Stock. The economic rights of the Class A Common Stock and the Class B Common Stock (collectively the "Common Stock") are identical, except that each share of Class A Common Stock entitles the holder thereof to one-fifth (1/5) vote in respect of matters submitted for the vote of holders of Common Stock, whereas each share of Class B Common Stock entitles the holder thereof to one (1) vote on such matters. Immediately after this Offering, the outstanding Class A Common Stock will represent approximately 5.6% of the combined voting power of both classes of Common Stock. Immediately after this Offering, William C. France (the Company's Chairman of the Board and Chief Executive Officer), James C. France (the Company's President and Chief Operating Officer), members of their families and affiliates (collectively the "France Family Group") will in the aggregate beneficially own approximately 49.8% of the Company's outstanding Common Stock and approximately 60.9% of the combined voting power of both classes of Common Stock. Each share of Class B Common Stock is convertible on a one-for-one basis at any time at the election of the holder into one fully paid and nonassessable share of Class A Common Stock. The Class A Common Stock is not convertible into Class B Common Stock. See "Description of Capital Stock."
                               ----------------

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON
                             STOCK OFFERED HEREBY.
                               ----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                         UNDERWRITING
             PRICE TO    DISCOUNTS AND   PROCEEDS TO
              PUBLIC    COMMISSIONS(1)   COMPANY(2)
Per Share   $          $                $
Total(3)    $          $                $

--------------------------------------------------------------------------------
(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses of the Offering, estimated at $575,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 600,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $       , $        and $       , respectively.

                               ----------------

     The shares of Class A Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for
delivery on or about       , 1998, at the offices of Smith Barney Inc., 333
West 34th Street, New York, New York 10001.
                               ----------------

Salomon Smith Barney
        CIBC Oppenheimer
                                                Raymond James & Associates, Inc.

      , 1998

Inside Flap

     Description of photographs:

          Left top photograph:  Stock cars at start line of race.

          Right top photograph: Driver holding a trophy.

          Bottom photograph:    Pit crew servicing a stock car.



Inside Front Cover

     Description of photographs:

          Center: Map of United States indicating geographic locations of ISC owned and/or operated facilities, strategic affiliates and expansion targets.

          Left and Right of Center: ISC's logo and track logos
                                    with photographs of each facility
                                    designated on the map.

          Background:               Aerial view of a motorsports facility.

                                    [PHOTOS]







     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S CLASS A COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY


     THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO THE "COMPANY" MEAN INTERNATIONAL SPEEDWAY CORPORATION AND ITS WHOLLY OWNED SUBSIDIARIES CONSIDERED AS ONE ENTERPRISE.



                                  THE COMPANY


     International Speedway Corporation, a leading promoter of motorsports activities in the United States, owns and/or operates five of the nation's premier motorsports facilities--Daytona International Speedway in Florida; Talladega Superspeedway in Alabama; Phoenix International Raceway in Arizona; Darlington Raceway in South Carolina; and Watkins Glen International road course facility in upstate New York. Other motorsports interests include the operation of Tucson Raceway Park in Arizona, a 45% indirect interest in the operations of the Metro--Dade Homestead Motorsports Complex near Miami, Florida and an approximately 11% indirect interest in Penske Motorsports, Inc. The Company currently promotes over 80 stock car, sports car, truck, motorcycle and other racing events annually, including eight NASCAR Winston Cup Series championship point races, two Winston Cup Series non-championship point events, five NASCAR Busch Series, Grand National Division ("Busch Grand National Series") races, the premier sports car endurance event in the United States (the Rolex 24 at Daytona) and a number of prestigious motorcycle races. The Company also owns and operates MRN Radio, the nation's largest independent sports radio network, and DAYTONA USA--The Ultimate Motorsports Attraction, a motorsports-themed entertainment complex that includes interactive media, theaters, historical memorabilia, exhibits and tours of Daytona International Speedway. In the year ended November 30, 1997 ("fiscal 1997"), NASCAR-sanctioned races at the Company's facilities accounted for approximately 78% of the Company's total revenues.


     According to THE WALL STREET JOURNAL, stock car racing is the most-watched professional sport on U.S. television behind the National Football League. According to Nielsen Media Research ("Nielsen"), more than 175 million people tuned to NASCAR's televised events in 1997. Moreover, based on statistics developed by The Goodyear Tire and Rubber Co. ("Goodyear"), attendance at NASCAR's three major professional circuits, the Winston Cup Series, the Busch Grand National Series and the Craftsman Truck Series, grew 9.0%, 16.6% and 13.5%, respectively, from 1996 to 1997. The Company believes that the demographic profile of this growing base of spectators and viewers has considerable appeal to sponsors and advertisers, including leading consumer product and manufacturing companies which have expanded their participation in the motorsports industry. Published reports indicate that corporate sponsors will spend an estimated $1.1 billion on motorsports marketing programs in 1998. The Company's major sponsors include Pepsi, Coca-Cola, Kmart, Sears, Anheuser Busch, Rolex, Pontiac, Ford, Chevrolet, Dura-Lube, DuPont, Circuit City, Goodyear, TranSouth Financial, First Union, NAPA Auto Parts and Gatorade.


     The Company attributes its historical increases in revenues and profits to the increasing popularity of the Winston Cup Series, the Busch Grand National Series and other motorsports events in the United States, as well as an operating strategy that emphasizes (i) senior management's long-term association with the motorsports industry, (ii) capital improvements and other efforts designed to maximize race spectators' total entertainment experience,
(iii) integrated marketing programs targeting both corporate and individual customers, (iv) the development of long-term relationships with sponsors, and
(v) the use of media to increase awareness of the Company's major racing events and the motorsports industry.

                              RECENT DEVELOPMENTS


     Following its initial public offering of Class A Common Stock in November 1996, the Company completed several significant projects:


         /bullet/ During fiscal 1997, the Company increased combined grandstand seating capacity at Daytona, Talladega, Darlington and Watkins Glen by approximately 13%, and increased the total number of luxury suites at these facilities by approximately 40%.


         /bullet/ In April 1997, the Company acquired the 50% interest it did not own in Watkins Glen International, strengthening the Company's presence in an important northeast market.


         /bullet/ In July 1997, the Company acquired Phoenix International
                  Raceway, providing a key western presence in one of the nation's largest markets.


         /bullet/ In July 1997, the Company also acquired a 40% indirect interest in the operations of the Metro-Dade Homestead Motorsports Complex located south of Miami, Florida, and increased this interest to 45% in March 1998.




                            FUTURE GROWTH STRATEGY



     The Company has experienced significant growth in recent years with revenues and net income increasing from approximately $59.2 million and $12.8 million for the fiscal year ended August 31, 1993 to $141.4 million and $29.8 million for the year ended November 30, 1997, respectively. The Company expects to continue to increase its revenues and profitability by focusing on the key elements of its growth strategy, including (i) expanding the Company's existing track facilities to satisfy existing spectator demand, (ii) developing a unique brand identity for each of the Company's motorsports facilities, (iii) increasing television, sponsorship and other motorsports related income, (iv) maximizing the profitability of existing facilities and events, and (v) acquiring and/or developing additional motorsports facilities.



     The Company expects to make approximately $56.0 million of capital expenditures for projects at existing facilities during the 24-month period ending February 29, 2000 to increase grandstand seating capacity, to construct luxury suites, and for a number of other improvements, of which approximately $7.8 million had been spent as of the date hereof. These planned capital expenditures include a track lighting project at Daytona, which will allow CBS Sports to broadcast the Pepsi 400 at Daytona on the evening of July 4, 1998, the first live network broadcast of an automobile race in prime time.



     In December 1997, the Company entered into a development agreement for the construction of the Kansas International Speedway, a 1.5 mile oval motor speedway near Kansas City, Kansas. The aggregate cost of acquiring and developing the first phase of the Kansas International Speedway land and facility (which will accommodate approximately 75,000 spectators) is expected to be over $200 million, of which the Company's estimated investment of approximately $58.8 million will be funded with a portion of the proceeds of this Offering. Ground breaking is scheduled for 1998, with racing expected to begin in 2000. In addition, the Company and Indianapolis Motor Speedway Corporation are equal partners in a venture exploring the possible development of a new motorsports facility near Chicago, Illinois. The Company's ability to develop the Kansas International Speedway is subject to the resolution of certain litigation and to a number of other significant conditions, including the Company's ability to acquire the land and secure guaranteed maximum price construction contracts within the prescribed budget.

     The Company was incorporated in 1953 under the laws of the State of Florida under the name "Bill France Racing, Inc." and changed its name to "International Speedway Corporation" in 1968. The Company's principal executive offices are located at 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114, and its telephone number is (904) 254-2700.


     "DAYTONA USA/registered trademark/", the "Daytona 500/registered trademark/", "Daytona International Speedway/registered trademark/", "Talladega Superspeedway/registered trademark/", "Darlington/registered trademark/", "Phoenix International Raceway/registered trademark/", "Watkins Glen International/registered trademark/" and "World Center of Racing/registered trademark/" are registered trademarks and service marks of the Company. "NASCAR/registered trademark/" and "Grand National/registered trademark/" are registered trademarks and service marks of the National Association for Stock Car Auto Racing, Inc. ("NASCAR").




                                 THE OFFERING




Class A Common Stock offered ..........   4,000,000 shares

Common Stock to be outstanding
 after the Offering ...................    9,702,135 shares of Class A Common Stock
                                          32,800,498 shares of Class B Common Stock
                                          42,502,633 total shares of Common Stock

Use of proceeds .......................   The Company intends to use approximately $58.8
                                          million of the net proceeds from this Offering to
                                          fund its estimated investment in the Kansas
                                          International Speedway, approximately $48.2
                                          million to fund additions and improvements to
                                          track facilities and the balance for working capital
                                          and other general corporate purposes, including
                                          possible acquisitions. See "Use of Proceeds."

Nasdaq National Market symbol .........   ISCA

                         SUMMARY FINANCIAL INFORMATION



                                                                YEAR ENDED AUGUST 31,(1)
                                               ----------------------------------------------------------
                                                     1993            1994          1995          1996
                                               ---------------- ------------- ------------- -------------
                                                (IN THOUSANDS, EXCEPT PER SHARE, SELECTED OPERATING AND
                                                               INDUSTRY ATTENDANCE DATA)
INCOME STATEMENT DATA:
Revenues:
 Admissions, net .............................    $  32,078      $    36,935   $    43,274   $    50,140
 Motorsports related income ..................       16,557           18,764        24,033        27,433
 Food, beverage and souvenir
  income .....................................        9,515           12,291        14,442        17,505
 Other income ................................        1,003              943           423           964
                                                  ---------      -----------   -----------   -----------
  Total revenues .............................       59,153           68,933        82,172        96,042

Expenses:
 Direct expenses:
  Prize and point fund monies and
   NASCAR sanction fees ......................        8,251            9,412        11,765        13,865
  Motorsports related expenses ...............       10,470           11,470        11,604        15,336
  Food, beverage and souvenir
   expenses ..................................        4,775            7,867         8,107        10,278
 General and administrative
  expenses ...................................       13,046           14,307        18,202        20,930
 Depreciation and amortization ...............        3,006            3,828         4,798         6,302
                                                  ---------      -----------   -----------   -----------
  Total expenses .............................       39,548           46,884        54,476        66,711
                                                  ---------      -----------   -----------   -----------
Operating income (loss) ......................       19,605           22,049        27,696        29,331
Net income (loss) ............................    $  12,763(2)   $    14,566   $    18,363   $    19,681
                                                  ===========    ===========   ===========   ===========
Diluted earnings (loss) per share(3) .........    $    0.37(2)   $      0.43   $      0.54   $      0.57

SELECTED OPERATING DATA:
Total admissions .............................      767,717          848,134       985,739     1,028,970
Number of seats(4):
 Daytona .....................................       99,204          103,600       109,779       113,149
 Talladega ...................................       67,435           74,793        82,671        95,256
 Phoenix(5) ..................................      N/A                  N/A           N/A           N/A
 Darlington ..................................       32,455           37,281        39,917        42,553
 Watkins Glen ................................       26,061           26,061        28,095        33,221

INDUSTRY ATTENDANCE DATA(6):
Winston Cup Series events ....................    4,020,000        4,896,000     5,327,000     5,588,000
Busch Grand National Series events ...........    1,165,000        1,302,000     1,604,000     1,666,000



                                                   THREE        TWELVE                        THREE MONTHS
                                                  MONTHS        MONTHS         YEAR               ENDED
                                                   ENDED        ENDED         ENDED           FEBRUARY 28,
                                                 NOV. 30,      NOV. 30,      NOV. 30,   -------------------------
                                                   1996          1996          1997         1997         1998
                                               ------------ ------------- ------------- ------------ ------------
                                                (IN THOUSANDS, EXCEPT PER SHARE, SELECTED OPERATING AND INDUSTRY
                                                                        ATTENDANCE DATA)
INCOME STATEMENT DATA:
Revenues:
 Admissions, net ............................. $ 4,191       $    50,705   $    69,487  $26,360      $31,889
 Motorsports related income ..................   3,972            28,376        46,650   17,209       27,165
 Food, beverage and souvenir
  income .....................................   1,943            17,723        23,408    8,078        8,966
 Other income ................................     390             1,192         1,829      219          264
                                               -------       -----------   -----------  -------      -------
  Total revenues .............................  10,496            97,996       141,374   51,866       68,284

Expenses:
 Direct expenses:
  Prize and point fund monies and
   NASCAR sanction fees ......................   1,301            13,724        20,567    6,984       11,092
  Motorsports related expenses ...............   2,814            16,384        23,075    5,150        8,154
  Food, beverage and souvenir
   expenses ..................................   1,536            10,559        13,435    4,510        4,469
 General and administrative
  expenses ...................................   5,057            21,721        29,486    6,174        8,528
 Depreciation and amortization ...............   2,353             7,368         9,910    1,945        3,041
                                               -------       -----------   -----------  -------      -------
  Total expenses .............................  13,061            69,756        96,473   24,763       35,284
                                               -------       -----------   -----------  -------      -------
Operating income (loss) ......................  (2,565)           28,240        44,901   27,103       33,000
Net income (loss) ............................ $(1,867)      $    18,834   $    29,796  $17,475      $20,149
                                               =======       ===========   ===========  =======      =======
Diluted earnings (loss) per share(3) ......... $ (0.05)      $      0.54   $      0.78  $  0.46      $  0.53

SELECTED OPERATING DATA:
Total admissions .............................     N/A               N/A     1,416,618      N/A          N/A
Number of seats(4):
 Daytona ..................................... 113,149           113,149       126,067  126,067      146,628
 Talladega ...................................  95,256            95,256       110,133   95,256      110,133
 Phoenix(5) ..................................     N/A               N/A        68,817      N/A       68,817
 Darlington ..................................  42,553            42,553        50,805   42,553       50,805
 Watkins Glen ................................  33,221            33,221        35,884   33,221       35,884

INDUSTRY ATTENDANCE DATA(6):
Winston Cup Series events ....................     N/A         5,588,000     6,091,000      N/A          N/A
Busch Grand National Series events ...........     N/A         1,666,000     1,943,000      N/A          N/A



                                          FEBRUARY 28, 1998
                                     ----------------------------
                                        ACTUAL     AS ADJUSTED(7)
                                     ------------ ---------------
BALANCE SHEET DATA:
Working capital (deficit) ..........   $ (9,129)      $ 60,856
Total assets .......................    337,366        455,551
Long-term debt .....................         --             --
Total shareholders' equity .........    230,675        348,860


----------------

(1) The Company changed its fiscal year-end to November 30 effective December 1, 1996. This resulted in a three-month transition period commencing September 1, 1996 and ending November 30, 1996.

(2) Reflects income of $288,000 ($0.01 per share) attributable to the cumulative effect of a change in accounting principle.

(3) Earnings per share amounts prior to 1998 have been restated as required to comply with Statement of Financial Accounting Standards No. 128. See Note 1 of Notes to the Company's audited financial statements.

(4) Consists of seating in grandstands and luxury suites as of the end of period. Excludes infield admission.

(5) Phoenix International Raceway was acquired July 14, 1997.

(6) This information relates to the year which ended December 31 following the end of the specified fiscal year and was obtained from public information provided by Goodyear.


(7) Adjusted to give effect to the sale by the Company of 4,000,000 shares of Class A Common Stock at an assumed public offering price of $31.25 per share and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds."

                                 RISK FACTORS


     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMPANY.


     STATEMENTS IN THIS PROSPECTUS TO THE EFFECT OF THE COMPANY'S OR MANAGEMENT'S ANTICIPATIONS, BELIEFS, EXPECTATIONS, INTENTIONS, STRATEGIES, SCHEDULES AND/OR WORDS OF SIMILAR IMPORT WHICH ARE NOT PURELY HISTORICAL FACT OR WHICH APPLY PROSPECTIVELY ARE "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. SUCH STATEMENTS RELATE TO, AMONG OTHER ITEMS,
(I) THE COMPANY'S GROWTH STRATEGIES, INCLUDING ITS POTENTIAL ACQUISITION AND/OR DEVELOPMENT OF NEW MOTORSPORTS FACILITIES, (II) ANTICIPATED TRENDS IN THE MOTORSPORTS INDUSTRY AND DEMOGRAPHICS, AND (III) THE COMPANY'S ABILITY TO ENTER INTO CONTRACTS WITH TELEVISION NETWORKS AND SPONSORS. THESE FORWARD-LOOKING STATEMENTS ARE BASED LARGELY ON THE COMPANY'S EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THOSE DESCRIBED BELOW. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THERE CAN BE NO ASSURANCE THAT THE EVENTS THAT ARE SUBJECT TO THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS PROSPECTUS WILL IN FACT TRANSPIRE.


DEPENDENCY UPON NASCAR


     The Company's success has been and will remain dependent upon maintaining a good working relationship with NASCAR, the sanctioning body for NASCAR's Winston Cup Series, the Busch Grand National Series and certain other races promoted by the Company. The Company has sanctioning agreements to promote and market eight Winston Cup Series championship point races, two Winston Cup Series non-championship point races, five Busch Grand National Series races and a number of other NASCAR races for the 1998 racing season. Each NASCAR event sanctioning agreement is awarded on an annual basis. In fiscal 1997, NASCAR-sanctioned races at the Company's facilities accounted for approximately 78% of the Company's total revenues. Although William C. France and James C. France presently control both the Company and NASCAR and management believes that the Company will continue to maintain an excellent relationship with NASCAR for the foreseeable future, NASCAR is under no obligation to continue to enter into sanctioning agreements with the Company to promote any event. Failure to obtain a sanctioning agreement for a major NASCAR event would have a material adverse effect on the Company's financial condition and results of operations. Moreover, although the Company's general growth strategy includes the possible development and/or acquisition of additional motorsports facilities, there can be no assurance that NASCAR will enter into sanctioning agreements with the Company to promote races at such facilities. See "NASCAR."


DEPENDENCE ON KEY PERSONNEL


     The Company's continued success will depend upon the availability and performance of its senior management team, particularly William C. France, the Company's Chairman of the Board and Chief Executive Officer, James C. France, its President and Chief Operating Officer, and Lesa D. Kennedy, its Executive Vice President (collectively the "France Family Executives"), each of whom possesses unique and extensive industry knowledge and experience. While the Company believes that its senior management team has significant depth, the loss of any of the Company's key personnel or its inability to attract and retain key employees in the future could have a material adverse effect on the Company's operations and business plans. See "NASCAR," "Business--Growth Strategy" and "Management."


UNCERTAIN PROSPECTS OF NEW MOTORSPORTS FACILITIES


     The Company's growth strategy includes the potential acquisition and/or development of new motorsports facilities, including the proposed Kansas International Speedway and the possible development of a motorsports facility near Chicago, Illinois. The Company's ability to implement successfully this element of its growth strategy will depend on a number of factors, including
(i) the

Company's ability to obtain one or more additional sanctioning agreements to promote Winston Cup, Busch Grand National or other major events at these new facilities, (ii) the cooperation of local government officials, (iii) the Company's capital resources, (iv) the Company's ability to control construction and operating costs, (v) the Company's ability to hire and retain qualified personnel and (vi) with respect to the proposed Kansas International Speedway, the resolution of certain pending litigation. The Company's inability to implement its expansion plans for any reason could adversely affect its business prospects. In addition, expenses associated with developing, constructing and opening a new facility may have a negative effect on the Company's financial condition and results of operations in one or more future reporting periods. The cost of any such transaction will depend on a number of factors, including the facility's location, the extent of the Company's ownership interest and the degree of any municipal or other public support. Moreover, although management believes that it will be able to obtain financing to fund the acquisition, development and/or construction of additional motorsports facilities should the Company implement this element of its growth strategy, there can be no assurance that adequate debt or equity financing will be available on satisfactory terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Growth Strategy" and "Business--Legal Proceedings."




INDUSTRY SPONSORSHIPS AND GOVERNMENT REGULATION


     The motorsports industry and the Company generate significant recurring revenue from the promotion, sponsorship and advertising of various companies and their products. Government regulation can adversely impact the availability to motorsports of this promotion, sponsorship and advertising revenue. Advertising by the tobacco and alcoholic beverage industries is generally subject to greater governmental regulation than advertising by other sponsors of the Company's events. In August 1996, the U.S. Food and Drug Administration (the "FDA") issued regulations concerning advertising and sales of cigarettes and smokeless tobacco to minors which would, in part, restrict tobacco industry sponsorship of all sporting events, including motorsports, effective August 1998. The FDA regulations would prohibit the present practice of tobacco product brand name sponsorship of, or identification with, motorsports events, entries and teams. If these rules become effective, no assurance can be given that suitable alternative sponsors for the events, entries and teams could be located.


     Management is aware of pending legal challenges, as well as legislative initiatives, which are expected to delay and could change the scheduled implementation of these regulations. In June 1997, the major United States companies engaged in the manufacture of cigarettes and smokeless tobacco (collectively the "tobacco industry") entered into a memorandum of understanding with, among others, the Attorneys General of six states to support the adoption of federal legislation and ancillary undertakings that would resolve many of the regulatory and litigation issues affecting the United States tobacco industry, and which would have had an effect similar to the pending FDA regulations and thereby settle potential challenges. This proposed settlement required federal legislative approval and enabling legislation which was not ultimately obtained in a form satisfactory to the tobacco industry. Accordingly, the tobacco industry has recently announced that it is withdrawing from the proposed settlement. At this point, the final outcome of the challenges to the FDA regulations is uncertain, and the ultimate impact on the motorsports industry and the Company, if any, is unclear.


     The Company is not aware of any proposed governmental regulation which would materially limit the availability to motorsports of promotion, sponsorship or advertising revenue from the alcoholic beverage industry. The combined advertising and sponsorship revenue from the tobacco and alcoholic beverage industries accounted for approximately 1.5% of the Company's total revenues in both the fiscal year ended August 31, 1996 ("fiscal 1996") and fiscal 1997. In addition, the tobacco and alcoholic beverage industries provide financial support to the motorsports industry through, among other things, their purchase of advertising time, their sponsorship of racing teams and their sponsorship of racing series such as NASCAR's Winston Cup Series and Busch Grand National Series.

LEGAL PROCEEDINGS


     The Company is a party to certain legal proceedings alleging price-fixing activities in connection with the sale of racing souvenirs and merchandise. While the Company disputes the allegations and intends to defend the actions fully and vigorously, neither the cost of defending the suits nor the potential damages or other remedies for which the Company could be liable is insured. In addition, management is presently unable to predict or quantify the outcome of these matters. Accordingly, there can be no assurance the defense of the suits, or a possible adverse resolution, will not require material expenditures by the Company. See "Business--Legal Proceedings."


POTENTIAL CONFLICTS OF INTEREST


     William C. France and James C. France beneficially own all of NASCAR's capital stock, and each of the France Family Executives, the Company's Vice President--Administration, the Company's General Counsel and certain other non-officer employees (collectively the "Shared Employees") devote portions of their time to NASCAR's affairs. Each of the Shared Employees devotes substantial time to the Company's affairs and all of the Company's other executive officers are available to the Company on a full-time basis. In addition, the Company strives to ensure, and management believes, that the terms of the Company's transactions with NASCAR are no less favorable to the Company than those which could be obtained in arms'-length negotiations. Nevertheless, certain potential conflicts of interest between the Company and NASCAR exist with respect to, among other things, (i) the terms of any sanctioning agreements that may be awarded to the Company by NASCAR, (ii) the amount of time devoted by the Shared Employees and certain other Company employees to NASCAR's affairs, and (iii) the amounts charged or paid to NASCAR for office rental, transportation costs, shared executives, administrative expenses and similar items. See "NASCAR," "Management" and "Certain Transactions."


COMPETITION


     The Company's racing events face competition from other spectator-oriented sporting events and other leisure and recreational activities, including professional football, basketball and baseball. As a result, the Company's revenues will be affected by the general popularity of motorsports, the availability of alternative forms of recreation and changing consumer preferences. The Company's racing events also compete with other racing events sanctioned by various racing bodies such as NASCAR, Championship Auto Racing Teams, Inc. ("CART"), Indy Racing League ("IRL"), the United States Auto Club ("USAC"), the National Hot Rod Association ("NHRA"), the Sports Car Club of America ("SCCA"), the United States Road Racing Championship ("USRRC"), the Automobile Racing Club of America ("ARCA") and others. Management believes that the primary elements of competition in attracting motorsports spectators and corporate sponsors to a racing event and facility are the type and caliber of promoted racing events, facility location, sight lines, pricing and customer conveniences that contribute to a total entertainment experience. Many sports and entertainment businesses have resources that exceed those of the Company. See "Business--Competition."


IMPACT OF CONSUMER SPENDING ON RESULTS


     The success of the Company's operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation. These factors can impact both attendance at the Company's events and the financial results of the motorsports industry's principal sponsors. There can be no assurance that consumer spending will not be adversely affected by economic conditions, thereby impacting the Company's growth, revenue and profitability.


FINANCIAL IMPACT OF BAD WEATHER


     The Company promotes outdoor motorsports events. Weather conditions affect sales of, among other things, tickets, concessions and souvenirs at these events. Although the Company sells tickets well in advance of its most popular events, poor weather conditions could have a material adverse effect on the Company's results of operations, particularly any interruption of the Company's February "Speedweeks" events.


LIABILITY FOR PERSONAL INJURIES


     Motorsports can be dangerous to participants and to spectators. The Company maintains insurance policies that provide coverage within limits that management believes should generally be sufficient to protect the Company from material financial loss due to liability for personal injuries sustained by persons on the Company's premises in the ordinary course of Company business. Nevertheless, there can be no assurance that such insurance will be adequate or available at all times and in all circumstances. The Company's financial condition and results of operations would be adversely affected to the extent claims and associated expenses exceed insurance recoveries.


OTHER REGULATORY MATTERS


     Management believes that the Company's operations are in substantial compliance with all applicable federal, state and local environmental laws and regulations. Nonetheless, if damage to persons or property or contamination of the environment is determined to have been caused or exacerbated by the conduct of the Company's business or by pollutants, substances, contaminants or wastes used, generated or disposed of by the Company, or which may be found on the property of the Company, the Company may be held liable for such damage and may be required to pay the cost of investigation and/or remediation of such contamination or any related damage. The amount of such liability as to which the Company is self-insured could be material. State and local laws relating to the protection of the environment also include noise abatement laws that may be applicable to the Company's racing events. Changes in the provisions or application of federal, state or local environmental laws, regulations or requirements, or the discovery of theretofore unknown conditions, could also require additional material expenditures by the Company.


     In addition, the development of new motorsports facilities (and, to a lesser extent, the expansion of existing facilities) requires compliance with applicable federal, state and local land use planning, zoning and environmental regulations. Regulations governing the use and development of real estate may prevent the Company from acquiring or developing prime locations for motorsports facilities, substantially delay or complicate the process of improving existing facilities, and/or materially increase the costs of any of such activities.


SEASONALITY AND VARIABILITY OF QUARTERLY RESULTS



     The Company derives most of its income from event admissions and related revenue from a limited number of NASCAR-sanctioned races. As a result, the Company's business has been, and is expected to remain, highly seasonal based on the timing of major race events. For example, one of Darlington's Winston Cup Series events is traditionally held on the Sunday preceding Labor Day. Accordingly, the revenue and expenses for that race and/or certain of its supporting events may be recognized in either the fiscal quarter ending August 31 or in the fiscal quarter ending November 30. Partly in response to this seasonality and the desire to better conform to the traditional racing season, the Company changed its fiscal year-end from August 31 to November 30 effective December 1, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Quarterly Results."



IMPACT OF THE YEAR 2000


     The Year 2000 issue is the result of computer programs and other business systems being written using two digits rather than four to represent the year. Many of the time sensitive applications and business systems of the Company and its business partners may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in system failure or disruption of operations. The

Year 2000 problem will impact the Company and its business partners. An assessment of the Year 2000 exposure has been made by the Company and the plans to resolve the related issues are being implemented. Most major systems have already been updated or replaced with applications that are Year 2000 compliant in the normal course of business. The Company believes it will be able to achieve Year 2000 compliance by the end of fiscal 1998. The Company has also developed a plan of communication with significant business partners to ensure that the Company's operations are not disrupted through these relationships and that the Year 2000 issues are resolved in a timely manner. The Company believes that it will satisfactorily resolve all significant Year 2000 problems and that the related costs will not be material. Estimates of Year 2000 related costs are based on numerous assumptions, including the continued availability of certain resources, the ability to correct all relevant applications and third party modification plans. There is no guarantee that the estimates will be achieved and actual costs could differ materially from those anticipated.


BROAD DISCRETION REGARDING PROCEEDS OF THE OFFERING


     A substantial portion of the net proceeds of this Offering has been allocated to working capital and general corporate purposes. Accordingly, management will have broad discretion as to the application of the Offering proceeds. Pending the Company's use of such proceeds for general corporate purposes, including improvements to existing facilities and the possible acquisition and/or development of new facilities, such proceeds will be placed in interest-bearing investments. It is possible that the return on such investments will be less than that which would be realized were the Company immediately to use such funds for other purposes.


EFFECTIVE VOTING CONTROL BY FRANCE FAMILY GROUP AND ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF STOCK


     Holders of Class A Common Stock have per share voting rights that are one-fifth (1/5th) of the voting rights of holders of Class B Common Stock. One of the principal purposes of having two classes of Common Stock with different voting rights is to maintain existing shareholders' control of the Company. Immediately after this Offering, the Class A Common Stock will represent approximately 5.6% of the combined voting power of both classes of the Company's Common Stock. Immediately after this Offering, the France Family Group will in the aggregate beneficially own approximately 49.8% of the Company's outstanding capital stock and approximately 60.9% of the combined voting power of both classes of Common Stock. Accordingly, if members of the France Family Group vote their shares of Common Stock in the same manner, they will have sufficient voting power (without the approval of the Company's other shareholders) to elect the entire Board of Directors of the Company and, in general, to determine the outcome of various matters submitted to shareholders for approval, including fundamental corporate transactions.


     The members of the France Family Group have advised the Company that they do not presently intend to convert the shares of Class B Common Stock beneficially owned by them into shares of Class A Common Stock. To the extent that holders of Class B Common Stock other than the France Family Group elect to convert such shares, the relative voting power of the France Family Group will increase. Voting control by the France Family Group may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the holders of Class A Common Stock might receive a premium for their shares over prevailing market prices. See "Description of Capital Stock."


POSSIBLE ANTI-TAKEOVER EFFECTS OF FLORIDA LAW, CHARTER PROVISIONS AND PREFERRED STOCK


     Certain provisions of Florida law and the Company's Amended and Restated Articles of Incorporation ("Articles") may deter or frustrate a takeover attempt of the Company that a shareholder might consider in its best interest. Among other things, the Company's Articles (i) divide the Company's Board of Directors into three classes, each of which serves for different three-year periods, (ii) provide that special meetings of the shareholders may be called only by the Board of Directors or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting, and (iii) establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at annual shareholders' meetings. In addition, the Company is authorized to issue one million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. Issuance of shares of Preferred Stock could also be used as an anti-takeover device. The Company has no current intentions or plans to issue any such Preferred Stock. See "Description of Capital Stock."



SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, all of the shares of Class A Common Stock offered hereby will be eligible for public sale without restriction. Approximately 16.7 million additional shares of Class A Common Stock currently outstanding or issuable upon conversion of currently outstanding shares of Class B Common Stock are also eligible for public sale without restriction. The holders of the approximately 21.8 million remaining outstanding shares of Common Stock have agreed not to sell or otherwise dispose of such shares, without the consent of Smith Barney Inc. until 90 days after this Offering. After such date, all such shares may be sold subject to the limitations of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). Future sales of substantial amounts of Common Stock, or the potential for such sales, could adversely affect prevailing market prices. See "Shares Eligible for Future Sale."



POSSIBLE VOLATILITY OF STOCK PRICE


     The Company's Class A Common Stock is quoted on the Nasdaq National Market, which has experienced and may continue to experience significant price and volume fluctuations which could adversely affect the market price of the Class A Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as quarterly fluctuations in the financial results of the Company, earnings below analyst estimates, and the financial performance and other activities of the Company's principal sponsors and other publicly traded motorsports companies could cause the price of the Class A Common Stock to fluctuate substantially. See "Price Range of Common Stock."

                                USE OF PROCEEDS



     The net proceeds to the Company from the sale of the 4,000,000 shares of Class A Common Stock offered hereby are estimated to be approximately $118.2 million, after deduction of underwriting discounts and commissions and estimated expenses of the Offering and assuming a per share public offering price of $31.25 ($136.0 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use approximately $58.8 million of such net proceeds to fund the Company's estimated investment in the proposed Kansas International Speedway. The Company intends to use approximately $48.2 million of the net proceeds to fund the completion of certain additions and improvements to the Company's motorsports facilities, including additional suites and/or grandstand seating at its Daytona, Talladega and Phoenix facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources," "Business-Growth Strategy" and "Business-Motorsports Facilities."


     The approximately $11.2 million of remaining net proceeds will be used for working capital and other general corporate purposes, including potential acquisitions and continued improvements to and expansion of the Company's operations. In the event that the proposed Kansas International Speedway is not developed, the Company intends to use the approximately $70.0 million remaining net proceeds for working capital and other general corporate purposes. See "Risk Factors-Uncertain Prospects of New Motorsports Facilities." Except for its proposed development of the Kansas International Speedway and an additional motorsports facility near Chicago, the Company does not currently have any agreement regarding any potential acquisition or development project. Pending such uses, the Company intends to invest the net proceeds of this Offering in money market funds or other interest-bearing obligations.



                          PRICE RANGE OF COMMON STOCK


     The Class A Common Stock commenced trading on the Nasdaq National Market under the symbol "ISCA" on November 4, 1996. The Class B Common Stock is traded on the OTC Bulletin Board under the symbol "ISCB" and, at the option of the holder, is convertible to Class A Common Stock at any time.


     The reported high and low sales prices or high and low bid information as applicable (as adjusted for the Company's November 1996 15-for-1 stock split) for each quarter indicated are as follows:



                                    ISCA                       ISCB(1)
                          -------------------------   -------------------------
QUARTER ENDING:               HIGH          LOW           HIGH          LOW
-----------------------   -----------   -----------   -----------   -----------
February 1996 .........       N/A           N/A        $  19.33      $  12.33
May 1996 ..............       N/A           N/A           23.33         16.67
August 1996 ...........       N/A           N/A           19.33         16.67
November 1996 .........    $  22.25      $  18.50         25.00         17.33
February 1997 .........       24.75         19.38         24.00         16.50
May 1997 ..............       22.50         17.25         21.75         17.00
August 1997 ...........       22.00         18.63         21.88         18.75
November 1997 .........       22.50         17.00         22.63         19.75
February 1998 .........       29.75         21.25         29.13         21.50
May 1998 ..............       36.50         29.00         35.88         29.38


----------------
(1) ISCB quotations were obtained from the OTC Bulletin Board and represent prices between dealers and do not include mark-up, mark-down or commission. Such quotations do not necessarily represent actual transactions.



     On May 29, 1998, the closing price of the Class A Common Stock on the Nasdaq National Market was $30.50. As of April 30, 1998 there were a total of 2,636 record holders of both classes of Common Stock.

                                DIVIDEND POLICY


     The Company has historically paid annual cash dividends on its Common Stock. See "Selected Financial Data." In addition, in April 1998, the Company declared an annual dividend of $0.06 per share of Common Stock that will be paid on or about June 30, 1998 to shareholders of record as of May 29, 1998. Future dividends, if any, will depend upon the Company's future earnings, capital requirements and financial condition, as well as such other factors as the Company's Board of Directors may deem relevant. Accordingly, there can be no assurance that future dividends will be declared.


                                CAPITALIZATION



     The following table sets forth the capitalization of the Company as of February 28, 1998, and as adjusted to give effect to the sale of the 4,000,000 shares of Class A Common Stock offered by the Company hereby at an assumed per share public offering price of $31.25 and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."




                                                                         FEBRUARY 28, 1998
                                                                    ---------------------------
                                                                       ACTUAL       AS ADJUSTED
                                                                    ------------   ------------
                                                                          (IN THOUSANDS)
Long-term debt ..................................................     $     --       $     --
Shareholders' equity:
 Preferred Stock, $.01 par value, 1,000,000 shares
   authorized, no shares issued and outstanding .................           --             --
 Class A Common Stock, $.01 par value, 80,000,000 shares
   authorized, 5,502,762 shares issued and outstanding,
   9,502,762 shares as adjusted .................................           55             95
 Class B Common Stock, $.01 par value, 40,000,000 shares
   authorized, 32,977,635 shares issued and outstanding .........          330            330
 Additional paid-in capital .....................................       86,877        205,022
 Retained earnings ..............................................      145,468        145,468
 Unearned compensation--restricted stock(1) .....................       (2,055)        (2,055)
                                                                      --------       --------
  Total shareholders' equity ....................................      230,675        348,860
                                                                      --------       --------
   Total capitalization .........................................     $230,675       $348,860
                                                                      ========       ========


----------------
(1) See Note 11 of Notes to the Company's audited Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA


     The following selected historical financial data as of and for each of the fiscal years ended August 31, 1993 through 1996, the three months ended November 30, 1996, and the fiscal year ended November 30, 1997 have been derived from the Company's Consolidated Financial Statements which have been audited by Ernst & Young LLP, independent certified public accountants. The selected financial data for the twelve months ended November 30, 1996 and as of and for the three months ended February 28, 1997 and 1998 have been derived from the unaudited financial statements of the Company which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended February 28, 1998 are not necessarily indicative of results for the full year. For comparability, certain prior period results have been reclassified to conform to the presentation adopted in fiscal 1997. The following selected financial data should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                             YEAR ENDED AUGUST 31,(1)
                                              -------------------------------------------------------
                                                    1993           1994         1995         1996
                                              ---------------- ------------ ------------ ------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
 Admissions, net ............................    $  32,078       $ 36,935    $  43,274     $ 50,140
 Motorsports related income .................       16,557         18,764       24,033       27,433
 Food, beverage and souvenir income .........        9,515         12,291       14,442       17,505
 Other income ...............................        1,003            943          423          964
                                                 ---------       --------    ---------     --------
  Total revenues ............................       59,153         68,933       82,172       96,042

Expenses:
 Direct expenses:
  Prize and point fund monies and NASCAR
   sanction fees ............................        8,251          9,412       11,765       13,865
  Motorsports related expenses ..............       10,470         11,470       11,604       15,336
  Food, beverage and souvenir expenses ......        4,775          7,867        8,107       10,278
 General and administrative expenses ........       13,046         14,307       18,202       20,930
 Depreciation and amortization ..............        3,006          3,828        4,798        6,302
                                                 ---------       --------    ---------     --------
  Total expenses ............................       39,548         46,884       54,476       66,711
                                                 ---------       --------    ---------     --------
Operating income (loss) .....................       19,605         22,049       27,696       29,331
Interest income, net ........................          724            972        1,436          872
Equity in net income (loss) from equity
 investments ................................          (27)           207          285        1,441
                                                 ---------       --------    ---------     --------
Income (loss) before income taxes ...........       20,302         23,228       29,417       31,644
Income taxes (benefit) ......................        7,827          8,662       11,054       11,963
                                                 ---------       --------    ---------     --------
Net income (loss) ...........................    $  12,763(2)    $ 14,566    $  18,363     $ 19,681
                                                 ===========     ========    =========     ========
Basic earnings (loss) per share(3) ..........    $    0.37(2)    $   0.43    $    0.54     $   0.58
Diluted earnings (loss)
 per share(3) ...............................    $    0.37(2)    $   0.43    $    0.54     $   0.57
Dividends per share .........................    $    0.03       $   0.04    $    0.05     $   0.05

BALANCE SHEET DATA (END OF PERIOD):
Working capital (deficit) ...................    $  16,356       $ 11,839    $  20,821     $ (6,751)
Total assets ................................       78,847         96,401      119,571      152,791
Long-term debt ..............................           --             --           --           --
Total shareholders' equity ..................       55,236         68,277       85,247      106,667



                                                  THREE       TWELVE                      THREE MONTHS
                                                 MONTHS       MONTHS        YEAR              ENDED
                                                  ENDED        ENDED        ENDED         FEBRUARY 28,
                                                NOV. 30,     NOV. 30,     NOV. 30,   -----------------------
                                                  1996         1996         1997        1997        1998
                                              ------------ ------------ ------------ ---------- ------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
 Admissions, net ............................   $  4,191    $  50,705    $  69,487    $ 26,360    $ 31,889
 Motorsports related income .................      3,972       28,376       46,650      17,209      27,165
 Food, beverage and souvenir income .........      1,943       17,723       23,408       8,078       8,966
 Other income ...............................        390        1,192        1,829         219         264
                                                --------    ---------    ---------    --------    --------
  Total revenues ............................     10,496       97,996      141,374      51,866      68,284

Expenses:
 Direct expenses:
  Prize and point fund monies and NASCAR
   sanction fees ............................      1,301       13,724       20,567       6,984      11,092
  Motorsports related expenses ..............      2,814       16,384       23,075       5,150       8,154
  Food, beverage and souvenir expenses ......      1,536       10,559       13,435       4,510       4,469
 General and administrative expenses ........      5,057       21,721       29,486       6,174       8,528
 Depreciation and amortization ..............      2,353        7,368        9,910       1,945       3,041
                                                --------    ---------    ---------    --------    --------
  Total expenses ............................     13,061       69,756       96,473      24,763      35,284
                                                --------    ---------    ---------    --------    --------
Operating income (loss) .....................     (2,565)      28,240       44,901      27,103      33,000
Interest income, net ........................        261          843        2,687         992         128
Equity in net income (loss) from equity
 investments ................................       (304)       1,291          366        (441)       (421)
                                                --------    ---------    ---------    --------    --------
Income (loss) before income taxes ...........     (2,608)      30,374       47,954      27,654      32,707
Income taxes (benefit) ......................       (741)      11,540       18,158      10,179      12,558
                                                --------    ---------    ---------    --------    --------
Net income (loss) ...........................   $ (1,867)   $  18,834    $  29,796    $ 17,475    $ 20,149
                                                ========    =========    =========    ========    ========
Basic earnings (loss) per share(3) ..........   $  (0.05)   $    0.55    $    0.78    $   0.46    $   0.53
Diluted earnings (loss)
 per share(3) ...............................   $  (0.05)   $    0.54    $    0.78    $   0.46    $   0.53
Dividends per share .........................   $     --    $    0.05    $    0.06    $     --    $     --

BALANCE SHEET DATA (END OF PERIOD):
Working capital (deficit) ...................   $ 52,922    $  52,922    $ (24,976)   $ 62,670    $ (9,129)
Total assets ................................    234,069      234,069      302,823     259,902     337,366
Long-term debt ..............................         --           --        1,007          --          --
Total shareholders' equity ..................    179,289      179,289      209,907     197,228     230,675

---------------
(1) The Company changed its fiscal year-end to November 30 effective December 1, 1996. This resulted in a three-month transition period commencing September 1, 1996 and ending November 30, 1996. The unaudited results for the 12-month period ended November 30, 1996 are presented for the purpose of comparison to the fiscal year ended November 30, 1997.

(2) Reflects income of $288,000 ($0.01 per share) attributable to a cumulative effect of change in accounting principle.

(3) Earnings per share amounts prior to 1998 have been restated as required to comply with Statement of Financial Accounting Standards No. 128. See Note 1 of Notes to the Company's audited financial statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS


GENERAL


     The Company derives revenues primarily from (i) admissions to racing events held at its motorsports facilities, (ii) revenue generated in conjunction with or as a result of motorsports events conducted at the Company's facilities, and (iii) catering, concession and souvenir sales made during or as a result of such events.


     "Admissions" revenue includes ticket sales from all of the Company's events, track tours and the DAYTONA USA Velocitorium. Admissions revenue for racing events is recorded upon completion of the related motorsports event.


     "Motorsports related income" includes television and radio broadcast rights fees, promotion and sponsorship fees, hospitality rentals (including luxury suites and chalets), advertising revenues, royalties from licenses of the Company's trademarks and track rentals. The Company negotiates directly with television and cable networks for coverage of substantially all of its televised motorsports events. The Company's revenues from corporate sponsorships are paid in accordance with negotiated contracts, with the identities of sponsors and the terms of sponsorship changing from time to time.



     "Food, beverage and souvenir income" includes revenues from concession stands, hospitality catering and direct sales of souvenirs, programs and other merchandise, as well as fees paid by third party vendors for the right to sell souvenir and concessions at the Company's facilities.


     Expenses include (i) prize and point fund monies and NASCAR sanction fees,
(ii) motorsports related expenses, which include costs of competition paid to sanctioning bodies other than NASCAR, labor, advertising and other expenses associated with the Company's promotion of its racing events, and (iii) food, beverage and souvenir expenses, consisting primarily of labor and costs of goods sold.



     During fiscal 1997, the Company acquired Phoenix International Raceway ("Phoenix") and the 50% interest it did not own in Watkins Glen International ("Watkins Glen"). The consolidation of Watkins Glen, effective April 1, 1997, and the July 14, 1997 purchase of Phoenix resulted in the addition of numerous events to the Company's fiscal 1997 event schedule, including two Winston Cup Series championship point events, a Busch Grand National Series event and two Craftsman Truck Series events. These acquisitions resulted in increases in both revenues and expenses in fiscal 1997 and the three months ended February 28, 1998 as compared to the twelve months ended November 30, 1996 and the three months ended February 28, 1997, respectively. Accordingly, the Company's results of operations are not necessarily comparable on a period-to-period basis.

     The following table sets forth, for each of the indicated periods, certain selected income statement data as a percentage of total revenues:




                                                    TWELVE MONTHS     FISCAL YEAR          THREE MONTHS ENDED
                                                        ENDED            ENDED       ------------------------------
                                                     NOVEMBER 30,     NOVEMBER 30,    FEBRUARY 28,     FEBRUARY 28,
                                                       1996(1)            1997            1997             1998
                                                   ---------------   -------------   --------------   -------------
Revenues:
 Admissions, net ...............................         51.7%            49.1%            50.8%           46.7%
 Motorsports related income ....................         29.0             33.0             33.2            39.8
 Food, beverage and souvenir income ............         18.1             16.6             15.6            13.1
 Other income ..................................          1.2              1.3              0.4             0.4
                                                        -----            -----            -----           -----
  Total revenues ...............................        100.0            100.0            100.0           100.0

Expenses:
 Direct expenses:
  Prize and point fund monies and NASCAR
    sanction fees ..............................         14.0             14.5             13.5            16.2
  Motorsports related expenses .................         16.7             16.3              9.9            11.9
  Food, beverage and souvenir expenses .........         10.8              9.5              8.7             6.6
 General and administrative expenses ...........         22.2             20.9             11.9            12.5
 Depreciation and amortization .................          7.5              7.0              3.8             4.5
                                                        -----            -----            -----           -----
  Total expenses ...............................         71.2             68.2             47.8            51.7
                                                        -----            -----            -----           -----
Operating income ...............................         28.8             31.8             52.2            48.3
Interest income, net ...........................          0.9              1.9              1.9             0.2
Equity in net income (loss) from equity
 investments ...................................          1.3              0.2            ( 0.8)          ( 0.6)
                                                        -----            -----            -----           -----
Income before income taxes .....................         31.0             33.9             53.3            47.9
Income taxes ...................................         11.8             12.8             19.6            18.4
                                                        -----            -----            -----           -----
Net income .....................................         19.2%            21.1%            33.7%           29.5%
                                                        =====            =====            =====           =====


----------------
(1) The Company changed its fiscal year end to November 30 effective December 1, 1996. Management believes that a comparison of the year ended November 30, 1997 to the twelve months ended November 30, 1996 is more meaningful than a comparison of the year ended November 30, 1997 to the year ended August 31, 1996. Therefore, the discussion and analysis of results of operations for fiscal 1997 is compared to the unaudited twelve months ended November 30, 1996.


COMPARISON OF THREE MONTHS ENDED FEBRUARY 28, 1998 TO THREE MONTHS ENDED FEBRUARY 28, 1997


     Admissions revenue increased approximately $5.5 million, or 21%, for the three months ended February 28, 1998 as compared to the three months ended February 28, 1997. Most of this increase was related to the Speedweeks events held at Daytona International Speedway ("Daytona"). Approximately two thirds of the Speedweeks-related increase was attributable to increased seating capacity and attendance, with the remaining portion of this increase resulting from an increase in the weighted average price of tickets sold. The remaining increase was primarily attributable to events conducted at Phoenix.


     Motorsports related income increased approximately $10.0 million, or 57.9%, during the three months ended February 28, 1998 as compared to the three months ended February 28, 1997. Approximately two-thirds of this increase was a result of increased television broadcast rights fees for the Speedweeks events at Daytona. Increases in sponsorship fees, luxury suite and hospitality rentals and advertising revenues for Speedweeks and, to a lesser extent, Phoenix, accounted for the remainder of this increase.


     Food, beverage and souvenir income increased approximately $900,000, or 11%, during the three months ended February 28, 1998 as compared to the three months ended February 28, 1997. Increased attendance and, to a lesser extent, increases in certain prices at Daytona's Speedweeks events accounted for approximately three-quarters of the increase. The remaining increase was primarily attributable to increased sales of souvenirs at the gift shop adjacent to DAYTONA USA and the events conducted at Phoenix.



     Prize and point fund monies and NASCAR sanction fees increased by approximately $4.1 million, or 58.8%, during the three months ended February 28, 1998 as compared to the three months ended February 28, 1997. Approximately 80% of this increase was due to increases in the prize and point fund monies paid by the Company and distributed by NASCAR to participants in the Speedweeks events. This increase was primarily attributable to the increases in the Company's television broadcast rights fees because standard NASCAR sanctioning agreements require that a specified percentage of television broadcast rights fees be paid as part of prize money.



     Motorsports related expenses increased approximately $3.0 million, or 58.3%, during the three months ended February 28, 1998 as compared to the three months ended February 28, 1997. More than one-half of this increase related to an increase in salaries, advertising and other increased operating costs for the Speedweeks events held at Daytona. The operating costs of Phoenix and, to a lesser extent, Watkins Glen, accounted for the remaining increase. Motorsports related expenses as a percentage of combined admissions and motorsports related revenue increased to 13.8% in the three months ended February 28, 1998 from 11.8% in the three months ended February 28, 1997. This decreased margin was primarily attributable to the lower margin on events conducted at Phoenix during the three months ended February 28, 1998.



     Food, beverage and souvenir expenses decreased approximately $50,000, or 1%, during the three months ended February 28, 1998 as compared to the three months ended February 28, 1997. However, food, beverage and souvenir expenses as a percentage of food, beverage and souvenir revenue decreased to approximately 49.8% in the three months ended February 28, 1998 from 55.8% in the three months ended February 28, 1997. This improvement was attributable to the discontinuation of certain lower margin activities at facilities not operated by the Company, an increase in margins on souvenir merchandise sales, and fees from third party vendors at Phoenix for which there are no associated costs.



     General and administrative expenses increased approximately $2.4 million, or 38.1%, during the three months ended February 28, 1998 as compared to the three months ended February 28, 1997. General and administrative expenses at Phoenix and Watkins Glen accounted for approximately one-half of this increase. Excluding the effects of Watkins Glen and Phoenix, general and administrative expenses remained relatively constant as a percentage of total revenues for the three months ended February 28, 1998 as compared to the same period of the prior year.


     Depreciation and amortization expense increased approximately $1.1 million, or 56.3%, during the three months ended February 28, 1998 as compared to the three months ended February 28, 1997. More than one-half of this increase was attributable to Phoenix and Watkins Glen, including the amortization of goodwill related to the Phoenix acquisition. The remaining increase was attributable to the ongoing improvements to the Company's facilities.



     The approximately $850,000 decrease in net interest income resulted from lower average investment balances and interest expense related to the note payable associated with the Phoenix acquisition.



     Equity in net loss from equity investments for the three months ended February 28, 1998 represents the Company's pro rata share of losses and the amortization of the Company's investment in excess of its share of the investee's underlying net assets from its approximately 11% indirect investment in Penske Motorsports, Inc. ("PMI"), its then 40% investment in the operations of Homestead-Miami Speedway, LLC ("Homestead") and its then approximately 7% investment in Grand Prix Association of Long Beach ("Long Beach"). The comparable period of the prior year included the Company's equity in net losses from PMI and the Company's 50% interest in Watkins Glen. In March 1998, the Company purchased an additional 5% interest in Homestead for $2.8 million, which was substantially financed through a 7.5% interest bearing note, payable in December 2001, and sold its entire interest in Long Beach for $5.3 million.

     As a result of the foregoing, the Company's net income increased approximately $2.7 million, or 15.3%, for the three months ended February 28, 1998 as compared to the comparable period of the prior year.



COMPARISON OF FISCAL 1997 TO THE TWELVE MONTHS ENDED NOVEMBER 30, 1996



     Admissions revenue increased approximately $18.8 million, or 37%, during fiscal 1997 as compared to the twelve months ended November 30, 1996. Approximately one-third of this increase is a result of increased seating capacity and attendance at Daytona, Talladega Superspeedway ("Talladega") and Darlington Raceway ("Darlington"). Approximately one-quarter of the increase is attributable to an increase in the weighted average price of tickets sold at Daytona, Talladega and Darlington. The remainder of the increase is primarily attributable to the impact of admissions revenue for events conducted at Watkins Glen and Phoenix.


     Motorsports related income increased approximately $18.3 million, or 64.4%, during fiscal 1997 as compared to the same period of the prior year. Approximately one-half of this increase is a result of an increase in broadcast rights fees, the rentals of hospitality facilities, and promotion and sponsorship fees related to events conducted at Daytona, Talladega and Darlington. The remaining increase is attributable to the events conducted at Watkins Glen and Phoenix, advertising revenue, other promotion and sponsorship fees and royalties.



     Food, beverage and souvenir income increased approximately $5.7 million, or 32.1%, for fiscal 1997 as compared to the same period of the prior year. Increased attendance at events conducted at Daytona, Talladega and Darlington, and, to a lesser extent, increases in certain prices accounted for almost one-half of the increase. The remaining increase is a result of events conducted at Watkins Glen and Phoenix and direct sales of souvenirs at the gift shop adjacent to DAYTONA USA.



     Prize and point fund monies and NASCAR sanction fees increased by approximately $6.8 million, or 49.9%, during fiscal 1997 as compared to the same period of the prior year. Over one-half of this increase is due to events conducted at Watkins Glen and Phoenix. The remaining increase is primarily the result of increases in the prize and point fund monies paid by the Company and distributed by NASCAR to participants in the Company's events. This increase is primarily attributable to increases in the Company's television broadcast rights because standard NASCAR sanction agreements require that a specified percentage of television broadcast rights be paid as part of the prize money.



     Motorsports related expenses increased approximately $6.7 million, or 40.8%, for fiscal 1997 as compared to the same period of the prior year. This increase is primarily attributable to operating costs related to the events held at Watkins Glen and Phoenix, increases in direct race expenses related to events conducted at Daytona, Talladega and Darlington, including increases in operating costs related to the rain out and rescheduling of Talladega's second quarter NASCAR Winston Cup Series event and, to a lesser extent, the operation of DAYTONA USA. Motorsports related expenses remained relatively constant as a percentage of combined admissions and motorsports related income during both periods.



     Food, beverage and souvenir expenses increased approximately $2.9 million, or 27.2%, in fiscal 1997 as compared to the same period of the prior year, primarily due to increases in personnel and product costs. Food, beverage and souvenir expenses as a percentage of food, beverage and souvenir income decreased from approximately 59.6% for the twelve months ended November 30, 1996 to 57.4% in fiscal 1997 primarily due to the use of third party vendors at the Company's Phoenix facility.


     General and administrative expenses increased approximately $7.8 million, or 35.7%, during fiscal 1997 as compared to the same period of the prior year. The increases are due to the acquisition of Phoenix, the consolidation of Watkins Glen, and expenses related to the ongoing expansion of the Company's business. General and administrative expenses as a percentage of total revenue decreased from approximately 22.2% for the twelve months ended November 30, 1996 to 20.9% in fiscal 1997.

     The Company's depreciation and amortization expense increased approximately $2.5 million, or 34.5%, during fiscal 1997 as compared to the same period of the prior year, primarily as a result of

DAYTONA USA, the ongoing expansion of the Company's motorsports facilities and amortization of goodwill related to the acquisition of Phoenix. This increase was partially mitigated by an approximately $1 million decrease in depreciation associated with the lengthening of the estimated service lives of grandstands and other significant assets as a result of management's review of actual service lives of these types of assets conducted at the beginning of fiscal 1997.


     The approximately $1.8 million increase in the Company's net interest income during fiscal 1997 as compared to the same period of the prior year is attributable primarily to the investment of proceeds, pending their use, from the Company's initial public offering of Class A Common Stock in November 1996.




     Equity in net income from equity investments represents the Company's pro rata share of the current income and losses from its equity investments and the amortization of the Company's investment in excess of its share of the investee's underlying net assets, accounted for using the equity method of accounting. In fiscal 1997 this included the Company's approximately 11% indirect interest in PMI, its 40% investment in Homestead from July 1997, its approximately 7% investment in Long Beach from August 1997, and its 50% investment in Watkins Glen through March 31, 1997. The approximately $900,000, or 71.6% decrease in equity in net income from equity investments during fiscal 1997, as compared to the same period of the prior year, is due to the changes in the Company's equity investments and the timing of those changes.



     As a result of the foregoing, the Company's net income increased approximately $11.0 million, or 58.2%, during fiscal 1997 as compared to the same period of the prior year.


LIQUIDITY AND CAPITAL RESOURCES


GENERAL


     The Company has historically generated sufficient cash flow from operations to fund its working capital needs and capital expenditures at existing facilities, as well as to pay an annual cash dividend. At February 28, 1998, the Company had a working capital deficit of $9.1 million, compared to a working capital deficit of $25.0 million at November 30, 1997. There were no borrowings under the Company's credit facility at February 28, 1998.


CASH FLOWS


     Net cash provided by operating activities was approximately $29.5 million for the three months ended February 28, 1998, as compared to $20.6 million for the three months ended February 28, 1997. The difference between the Company's net income of $20.1 million and the $29.5 million of operating cash flow was primarily attributable to a $7.9 million increase in income taxes payable, a $4.9 million increase in accounts payable and other current liabilities, a $4.0 million increase in deferred income taxes and depreciation and amortization of $3.0 million, partially offset by an increase in accounts receivable of $7.3 million, a decrease in deferred revenue of $2.7 million and an increase in prepaids, inventory and other current assets of $1.2 million.


     Net cash used in investing activities was $23.1 million for the three months ended February 28, 1998, compared to $13.7 million for the three months ended February 28, 1997. The Company's use of cash for investing activities for the three months ended February 28, 1998, reflects $10.6 million in capital expenditures and the net acquisition of $12.1 million of short-term investments.


CAPITAL EXPENDITURES


     Capital expenditures totaled $10.6 million for the three months ended February 28, 1998, compared to $10.3 million for the three months ended February 28, 1997. Capital expenditures during the three months ended February 28, 1998 related primarily to increased seating capacity at Daytona, Darlington and Talladega and construction in progress related to additional luxury suites and track lighting at Daytona.

     The Company expects to make approximately $56.0 million of capital expenditures for approved projects at existing facilities during the 24-month period ending February 29, 2000 to increase grandstand seating capacity, to construct luxury suites, and for a number of other improvements, of which approximately $7.8 million had been spent as of the date hereof. See "Business--Motorsports Facilities" and "Use of Proceeds."


FUTURE LIQUIDITY


     In May 1998, the Company entered into a five-year, unsecured, $100 million revolving line of credit facility with First Union National Bank, N.A. (the "Credit Facility"). Borrowings under the Credit Facility will bear interest at the applicable LIBOR rate plus 40-80 basis points depending on certain financial criteria. The Credit Facility includes customary representations and warranties, covenants, defaults and conditions. The Credit Facility is intended to be used for short-term working capital and to finance the development and/or acquisition of additional motorsports facilities.



     The Company is currently pursuing the development of facilities in several major markets. In December 1997, the Company entered into an agreement with the Unified Government of Wyandotte County/Kansas City, Kansas for the construction of a 1.5-mile oval motor speedway near Kansas City, Kansas. The aggregate cost of acquiring and developing the first phase of the Kansas International Speedway land and facility (which will accommodate approximately 75,000 spectators) is expected to be over $200 million, which is expected to be financed with (i) approximately $58.8 million invested by the Company and funded with a portion of the proceeds from this Offering, (ii) approximately $75.0 million of proceeds from the sale of 30-year, taxable special obligation "TIF" bonds that will be serviced through payments by the Company escalating from an annual rate of approximately $4.8 million to $7.7 million, (iii) approximately $25.0 million of proceeds from the sale of tax-exempt special obligation "STAR" bonds that will be retired with state and local taxes generated within the project's boundaries, and (iv) a variety of other mechanisms and governmental incentives. However, there currently are no firm commitments from any person to purchase any of the contemplated bond instruments, and there can be no assurance that the contemplated bond financings will be consummated or that the expected terms of the bonds will not be materially changed. Moreover, completion of the Kansas International Speedway is subject to resolution of certain litigation and a number of other significant conditions, including the Company's ability to acquire the land and secure guaranteed maximum price construction contracts within the prescribed budget. See "Risk Factors--Uncertain Prospects of New Motorsports Facilities" and "Business--Legal Proceedings."



     The Company believes that cash flow from operations will be sufficient to fund the Company's operations for the foreseeable future. In addition, the Company intends to pursue further development and/or acquisition opportunities, the timing, size, success or associated potential capital commitments of which are unpredictable. Accordingly, a material acceleration of the Company's growth strategy could require the Company to obtain additional capital through debt and/or equity financings. Although there can be no assurance, management believes that adequate debt or equity financing would be available on satisfactory terms.


SEASONALITY AND QUARTERLY RESULTS



     The Company derives most of its income from event admissions and related revenue from a limited number of NASCAR-sanctioned races. As a result, the Company's business has been, and is expected to remain, highly seasonal based on the timing of major race events. For example, one of Darlington's Winston Cup Series events is traditionally held on the Sunday preceding Labor Day. Accordingly, the admission revenue and expenses for that race and/or certain of its supporting events may be recognized in either the fiscal quarter ending August 31 or the fiscal quarter ending November 30. Partly in response to this seasonality and the desire to better conform to the traditional racing season, the Company changed its fiscal year end from August 31 to November 30 effective December 1, 1996. This resulted in a three-month transition period commencing September 1, 1996 and ending November 30, 1996.

     Historically, the Company had incurred net losses in the fiscal quarter ending November 30, and achieved its highest net income in the fiscal quarter ending February 28. However, in fiscal 1997 the Company had net income for the quarter ended November 30, primarily due to (i) the acquisition of Phoenix, which resulted in the addition of a NASCAR Winston Cup Series event in the quarter ended November 30, and (ii) the date change for Talladega's second Winston Cup Series race, which moved the event from the quarter ended August 31 to the quarter ended November 30.



     The following table presents certain unaudited financial data for each of the Company's prior nine fiscal quarters (in thousands, except per share amounts):

                                                                  FISCAL QUARTER ENDED
                                              ------------------------------------------------------------
                                               FEBRUARY 29,       MAY 31,      AUGUST 31,     NOVEMBER 30,
                                                   1996            1996           1996            1996
                                              --------------   ------------   ------------   -------------
Total revenues ............................      $ 40,277        $ 24,176       $ 23,047       $ 10,496
Operating income (loss) ...................        20,338           6,230          4,237         (2,565)
Net income (loss) .........................        12,089           3,817          4,795         (1,867)
Basic earnings (loss) per share ...........          0.35            0.11           0.14          (0.05)
Diluted earnings (loss) per share .........          0.35            0.11           0.14          (0.05)


                                                           FISCAL QUARTER ENDED
                                       ------------------------------------------------------------
                                        FEBRUARY 28,       MAY 31,      AUGUST 31,     NOVEMBER 30,
                                            1997            1997           1997            1997
                                       --------------   ------------   ------------   -------------
Total revenues .....................      $ 51,866        $ 29,630       $ 33,106       $ 26,772
Operating income ...................        27,103           7,075          8,762          1,961
Net income .........................        17,475           4,486          5,985          1,850
Basic earnings per share ...........          0.46            0.12           0.16           0.05
Diluted earnings per share .........          0.46            0.12           0.16           0.05


                                           FISCAL
                                          QUARTER
                                           ENDED
                                        FEBRUARY 28,
                                            1998
                                       -------------
Total revenues .....................     $ 68,284
Operating income ...................       33,000
Net income .........................       20,149
Basic earnings per share ...........         0.53
Diluted earnings per share .........         0.53

INCOME TAXES


     Due to the seasonal fluctuation of the Company's business, federal estimated tax deposits historically have not been required until the second quarter of the fiscal year. As a result, income taxes payable at February 28, 1998 have increased since November 30, 1997. The deferred income tax liability increased from November 30, 1997 primarily as a result of differences between financial and tax accounting treatments relating to depreciation expense and different bases in the equity investments for tax and financial reporting purposes.

INFLATION


     Management does not believe that inflation has had a material impact on operating costs and earnings of the Company.

IMPACT OF THE YEAR 2000


     The Company believes that it will satisfactorily resolve all significant Year 2000 problems by the end of fiscal 1998 and that the related costs will not be material. Estimates of Year 2000 related costs are based on numerous assumptions, including the continued availability of certain resources, the ability to correct all relevant applications and third party modification plans. There is no guarantee that the estimates will be achieved and actual costs could differ materially from those anticipated. See "Risk Factors--Impact of the Year 2000."

                                    NASCAR


     The National Association for Stock Car Auto Racing, Inc. ("NASCAR") has been influential in the growth and development of both the Company's operations and professional stock car racing generally. NASCAR, all of whose capital stock is beneficially owned by William C. France and James C. France, the Company's principal shareholders, is widely recognized as the premier official sanctioning body of professional stock car racing in the United States. See "Certain Transactions." NASCAR sanctions all races that constitute the Winston Cup Series and Busch Grand National Series, as well as the Craftsman Truck Series and a number of other racing series and events. The Company derived approximately 78% of its total revenues from NASCAR-sanctioned racing events at the Company's facilities in fiscal 1997.


OVERVIEW OF STOCK CAR RACING


     Professional stock car racing developed in the Southeastern United States in the 1930's. It began to mature in 1947, when William H.G. France (the father of both the Company's Chairman and its President) organized NASCAR. The first NASCAR-sanctioned race was held in 1948 in Daytona Beach, Florida. In 1959, the Company completed construction of the Daytona International Speedway and promoted the first "Daytona 500." The motorsports industry began to gather momentum in the mid-1960's, when major North American automobile and tire manufacturers first offered engineering and financial support. In the early 1970's, NASCAR created a more elite circuit focused on the best drivers. Accordingly, it reduced the number of races constituting its premier series, now known as the Winston Cup Series, from approximately 50 to 30 races.


     NASCAR-sanctioned events, particularly Winston Cup races, enjoy a large and growing base of spectator support. Based on statistics developed by Goodyear, attendance at NASCAR's Winston Cup Series, Busch Grand National Series and Craftsman Truck Series grew 9.0%, 16.6% and 13.5%, respectively, from 1996 to 1997. Moreover, according to Nielsen, more than 175 million people tuned in to NASCAR's televised events in 1997. Winston Cup, Busch Grand National and other major NASCAR-sanctioned races also receive extensive national radio coverage, including programs produced and syndicated by the Company's MRN Radio network. Management believes that increased media coverage has led to national recognition of NASCAR drivers, which has further increased the popularity of the sport, thereby resulting in (i) record NASCAR race attendance, (ii) increasing payments to track operators for broadcast rights and sponsorship fees, and (iii) increased sales of motorsports-related souvenirs. Management believes that the increasing payments for broadcast rights and sponsorship fees are also the result of the demographic appeal of the motorsports spectator base to advertisers. See "--Economics of Stock Car Racing--Spectators." Corporate sponsors of NASCAR-sanctioned events now include a large number of leading manufacturing and consumer products companies.


GOVERNANCE OF STOCK CAR RACING



     NASCAR regulates its membership (including drivers, their crews, team owners and track operators), the composition of race cars and the sanctioning of races. It sanctions events by means of one-year agreements with track operators, each of which specifies the race date, the sanctioning fee and the purse. NASCAR officials control qualifying procedures, the line-up of the cars, the start of the race, the control of cars throughout the race, the election to stop or delay a race, "pit" activity, "flagging," the positioning of cars, the assessment of lap and time penalties and the completion of the race. NASCAR also administers, monitors and promotes the championship point systems for its Winston Cup Series, Busch Grand National Series and Craftsman Truck Series events. Such point systems were designed to establish the championship drivers in each relevant series.



     By sanctioning an event, NASCAR does not warrant, either expressly or by implication, nor is it responsible for, the financial or other success of the sanctioned event or the number or identity of vehicles or competitors participating in the event. Similarly, no existing NASCAR sanction agreement, nor anything in the course of dealing between NASCAR and the Company, should be construed to require NASCAR to enter into a sanction agreement or to issue a sanction for any other event in the future.


ECONOMICS OF STOCK CAR RACING


     The primary participants in the business of stock car racing are spectators, sponsors, track operators, drivers and team members and team owners.


     SPECTATORS. According to Goodyear, approximately 9.0 million spectators attended the 1997 Winston Cup Series, Busch Grand National Series and Craftsman Truck Series events. Moreover, according to Nielsen, approximately 123 million viewers tuned to televised Winston Cup Series events in 1997. The Company believes that the demographic profile of the growing base of spectators has considerable appeal to track operators, sponsors and advertisers. According to Simmons Market Research Bureau, Inc. and Performance Research, approximately 38% of NASCAR spectators are women and 69% are between the ages of 18 and 44. The Company believes that motorsports spectators are loyal to both the sport of motor racing and to the sponsors of the sport.


     SPONSORS. Drawn to the sport by its attractive demographics, sponsors are active in all phases of professional stock car racing. In addition to directly supporting racing teams through the funding of certain costs of their operations, sponsors support track operators by paying fees associated with specific name events such as the "Pepsi 400 at Daytona", the "DieHard 500" or the "Bud Shootout at Daytona." In addition, premier racing events such as the Daytona 500 frequently have multiple "official corporate sponsors." In return, sponsors receive advertising exposure through television and radio coverage, newspapers, race programs, brochures and advertising at the track on race day.


     TRACK OPERATORS. Track operators such as the Company market and promote events at their facilities. Their principal revenue sources generally include
(i) admissions, (ii) television and radio broadcast rights fees, (iii) sponsorship fees, (iv) the sale of merchandise such as souvenirs, collectibles and apparel, (v) food and beverage concessions, (vi) hospitality fees paid for catering receptions and private parties, (vii) luxury suite and hospitality village rentals, (viii) parking, and (ix) advertising on track signage and in souvenir racing programs. Sanction agreements require race track operators to pay fees to the relevant sanctioning body for each sanctioned event conducted, including sanction fees and prize money. With the exception of NASCAR's Craftsman Truck Series, track operators negotiate directly with television and radio networks for coverage of NASCAR-sanctioned events.


     DRIVERS AND TEAM MEMBERS. Although a majority of drivers contract independently with team owners, certain drivers own their own teams. Drivers receive income from contracts with team owners, sponsorship fees and prize money. Successful drivers may also receive income from personal endorsement fees and souvenir sales. The success and personality of a driver can be an important marketing advantage for team owners because it can help attract corporate sponsorships and generate sales for officially licensed merchandise vendors such as the Company. The efforts of each driver are supported by a number of other team members, all of whom are supervised by a crew chief.


     TEAM OWNERS. In most instances, team owners bear the financial risk of placing their teams in competition. They (i) contract with drivers, (ii) acquire racing vehicles and support equipment, (iii) hire pit crews and mechanics, and (iv) syndicate sponsorship of their teams.


THE WINSTON CUP SERIES


     The most prominent and well-attended NASCAR-sanctioned events are the Winston Cup Series events. According to statistics compiled by Goodyear, total attendance at Winston Cup Series events increased from approximately 3.3 million in 1990 to approximately 6.0 million in 1997.

     The Winston Cup Series begins in February with Speedweeks (consisting of the annual "Bud Shootout at Daytona" all star event, the "Gatorade 125's" qualifying races and a number of other premier racing events culminating with the Daytona 500) and concludes with the "NAPA 500" in November. In 1998, NASCAR will sanction 37 events, including four non-championship point events, at 21 tracks operating in 17 states and Japan. The following table shows the 1998 Winston Cup Series schedule (events held at facilities operated by the Company are noted in bold).

                       1998 WINSTON CUP SERIES SCHEDULE



DATE             RACE                                  TRACK LOCATION
--------------   -----------------------------------   -------------------------------------
FEBRUARY 8       BUD SHOOTOUT AT DAYTONA*              DAYTONA INTERNATIONAL SPEEDWAY
FEBRUARY 12      GATORADE 125S*                        DAYTONA INTERNATIONAL SPEEDWAY
FEBRUARY 15      DAYTONA 500                           DAYTONA INTERNATIONAL SPEEDWAY
February 22      GM Goodwrench Service                 North Carolina Speedway
March 1          Las Vegas 400                         Las Vegas Motor Speedway
March 8          PRIMESTAR 500                         Atlanta Motor Speedway
MARCH 22         TRANSOUTH FINANCIAL 400               DARLINGTON RACEWAY
March 29         Food City 500                         Bristol Motor Speedway
April 5          Texas 500                             Texas Motor Speedway
April 19         Goody's 500                           Martinsville Speedway
APRIL 26         DIEHARD 500                           TALLADEGA SUPERSPEEDWAY
May 3            California 500 presented by NAPA      California Speedway
May 16           The Winston*                          Charlotte Motor Speedway
May 24           Coca-Cola 600                         Charlotte Motor Speedway
May 31           MBNA Platinum 400                     Dover Downs International Speedway
June 6           Pontiac Excitement 400                Richmond International Raceway
June 14          Miller-Lite 400                       Michigan Speedway
June 21          Pocono 500                            Pocono Raceway
June 28          Save Mart/Kragen 350                  Sears Point Raceway
JULY 4           PEPSI 400 AT DAYTONA                  DAYTONA INTERNATIONAL SPEEDWAY
July 12          Jiffy Lube 300                        New Hampshire International Speedway
July 26          Pennsylvania 500                      Pocono Raceway
August 1         Brickyard 400                         Indianapolis Motor Speedway
AUGUST 9         THE BUD AT THE GLEN                   WATKINS GLEN INTERNATIONAL
August 16        Pepsi 400 presented by DeVilbiss      Michigan Speedway
August 22        Goody's 500                           Bristol Motor Speedway
August 30        New Hampshire 300                     New Hampshire International Speedway
SEPTEMBER 6      PEPSI SOUTHERN 500                    DARLINGTON RACEWAY
September 12     Exide NASCAR Select Batteries 400     Richmond International Raceway
September 20     MBNA Gold 400                         Dover Downs International Speedway
September 27     NAPA AutoCar 500                      Martinsville Speedway
October 4        UAW-GM Quality 500                    Charlotte Motor Speedway
OCTOBER 11       WINSTON 500                           TALLADEGA SUPERSPEEDWAY
OCTOBER 25       DURA-LUBE 500 PRESENTED BY KMART      PHOENIX INTERNATIONAL RACEWAY
November 1       ACDelco 400                           North Carolina Speedway
November 8       NAPA 500                              Atlanta Motor Speedway
November 22      Twin Ring Motegi, Japan*              Motegi, Japan

----------------
* Non-championship point events.


     No track currently promotes more than two Winston Cup Series championship point events. The Company has sanctioning agreements for a total of eight such point events, as well as sanctioning agreements for the non-point "Bud Shootout at Daytona" all star race and "Gatorade 125s" (qualifying races for the Daytona
500) at Daytona International Speedway.


THE BUSCH GRAND NATIONAL SERIES AND OTHER NASCAR EVENTS


     Among series sanctioned by NASCAR, the Busch Grand National Series is generally perceived as second in prominence to the Winston Cup Series. In 1998, 31 Busch Grand National Series events will be promoted at 25 tracks in 19 states. Many track operators, including the Company, host a Busch

Grand National Series event in conjunction with a Winston Cup Series event in order to boost overall attendance for a race weekend. The Company has sanctioning agreements for five Busch Grand National Series races in 1998: the NAPA Auto Parts 300, the Lysol 200, the Touchstone Energy 500K, the Diamond Hill Plywood 200, and the Dura-Lube 200, all of which are scheduled to be televised.


     In addition to Winston Cup Series and Busch Grand National Series events, NASCAR sanctions various other stock car racing events and series, including the Craftsman Truck Series, Winston Racing Series, Goody's Dash Series and Winston West Series.


OTHER MOTORSPORTS


     Other motorsports include stock car racing not sanctioned by NASCAR, a variety of open-wheel racing formats such as "Champ Car," "Indy car" and "Formula One," as well as sports car, motorcycle and go-kart racing.


     STOCK CAR RACING. Sanctioning bodies for stock car racing include NASCAR, the Automobile Racing Club of America ("ARCA"), the American Motor Racing Association ("AMRA"), the International Super Modified Association ("ISMA"), the National Championship Racing Association ("CRA") and the United States Racers Association ("USRA"). In 1998, the Company is scheduled to promote two ARCA races--First Plus Financial 200 at Daytona, the annual season-opener for the ARCA Bondo/Mar-Hyde Supercar series, and the Winn Dixie 300 at Talladega. The Company also promotes one of the four races in the International Race of Champions ("IROC") series, in which a selected field of 12 drivers from different motorsports disciplines compete in equally prepared Pontiac Firebird Trans-Ams.


     OPEN WHEEL RACING. The most established open-wheel racing series are the CART FedEx Championship Series, the Indy Racing League (the "IRL"), a United States-based oval-racing series that includes the Indianapolis 500, and Formula One.


     CHAMP CAR RACING. In 1997, CART Champ Car racing was conducted at 17 events in four countries on four different types of tracks--superspeedways, ovals, temporary street courses and permanent road courses.


     INDY CAR RACING. "Indy cars" take their name from cars which race at the Indianapolis Motor Speedway, which holds the "Indianapolis 500" on the Sunday before Memorial Day every year. Indy car racing is sanctioned by the IRL. In fiscal 1998, the Company will promote an IRL race at Phoenix International Raceway.


     FORMULA ONE. Formula One car races are typically held outside the United States and are sanctioned by the Federation Internationale de l'Automobile ("FIA"). Although FIA also serves as an umbrella organization for other sanctioning bodies for Company-promoted races, the Company does not currently promote Formula One races.


     SPORTS CAR RACING. Sports car racing is sanctioned in the United States by the Sports Car Club of America ("SCCA"), the United States Road Racing Championship ("USRRC") and Professional Sports Car Racing ("PSR"), which sanction races held on road courses throughout the country. The Company promotes a number of sports car racing events sanctioned by SCCA and USRRC, including the Rolex 24 at Daytona, the premier sports car endurance event held in the United States.


     MOTORCYCLE AND GO-KART RACING. The American Motorcyclists Association ("AMA") sanctions motorcycle races and the World Karting Association ("WKA") sanctions go-kart races. The Company promotes numerous motorcycle and go-kart racing events at its facilities, including the Daytona 200 by Arai (part of the AMA Superbike National Championship Series) and the Supercross by Honda, each of which is conducted in connection with the Company's Daytona 200 Motorcycle Week held each Spring in Daytona Beach.

                                   BUSINESS


     The Company, a leading promoter of motorsports activities in the United States, owns and/or operates five of the nation's premier motorsports facilities--Daytona International Speedway in Florida; Talladega Superspeedway in Alabama; Phoenix International Raceway in Arizona; Darlington Raceway in South Carolina; and the Watkins Glen International road course facility in upstate New York. Other motorsports interests include the operation of Tucson Raceway Park in Arizona, a 45% indirect interest in the operations of the Metro-Dade Homestead Motorsports Complex near Miami, Florida and an approximately 11% indirect interest in Penske Motorsports, Inc. The Company currently promotes over 80 stock car, sports car, truck, motorcycle and other racing events annually, including eight NASCAR Winston Cup Series championship point races, two Winston Cup Series non-championship point events, five Busch Grand National Series races, the premier sports car endurance event in the United States (the Rolex 24 at Daytona) and a number of prestigious motorcycle races. The Company also owns and operates MRN Radio, the nation's largest independent sports radio network, and DAYTONA USA--The Ultimate Motorsports Attraction, a motorsports-themed entertainment complex that includes interactive media, theaters, historical memorabilia, exhibits and tours of Daytona International Speedway. In fiscal 1997, NASCAR-sanctioned races at the Company's facilities accounted for approximately 78% of the Company's total revenues.


     According to THE WALL STREET JOURNAL, stock car racing is the most-watched professional sport on U.S. television behind the National Football League. According to Nielsen, more than 175 million people tuned to NASCAR's televised events in 1997. Moreover, based on statistics developed by Goodyear, attendance at NASCAR's three major professional circuits, the Winston Cup Series, the Busch Grand National Series and the Craftsman Truck Series, grew 9.0%, 16.6% and 13.5%, respectively, from 1996 to 1997. The Company believes that the demographic profile of this growing base of spectators and viewers has considerable appeal to sponsors and advertisers, including leading consumer product and manufacturing companies which have expanded their participation in the motorsports industry. Published reports indicate that corporate sponsors will spend an estimated $1.1 billion on motorsports marketing programs in 1998. The Company's major sponsors include Pepsi, Coca-Cola, Kmart, Sears, Anheuser Busch, Rolex, Pontiac, Ford, Chevrolet, Dura-Lube, DuPont, Circuit City, Goodyear, TranSouth Financial, First Union, NAPA Auto Parts and Gatorade.


OPERATING STRATEGY


     Key elements of the Company's general operating strategy emphasize (i) senior management's long-term association with the motorsports industry, (ii) capital improvements and other efforts designed to maximize race spectators' total entertainment experience, (iii) integrated marketing programs targeting both corporate and individual customers, (iv) the development of long-term relationships with sponsors, and (v) the use of media to increase awareness of the Company's major racing events and the motorsports industry.



     LONG-TERM ASSOCIATION WITH MOTORSPORTS INDUSTRY. Members of the France family have been involved in senior management positions with the Company since its formation in 1953. The Company believes that senior management's extensive network of contacts in the motorsports industry, as well as the Company's reputation as a long-term steward for the sport, frequently enhance the Company's ability to pursue new market and other growth opportunities. The Company also believes that the France family's long-standing involvement with the Company has provided a number of other significant advantages, including a reduced risk of disruption in the Company's operating policies and long-range strategies, which in turn provides an assurance of continuity to employees, sponsors, sanctioning bodies and other entities that enter into commitments or relationships with the Company. Moreover, the experience and expertise of the Company and its senior management team extend beyond stock car racing to a wide variety of other motorsports disciplines, including sports cars and motorcycles. In addition, the France family has been instrumental in the development of the nation's motorsports industry through their organization and continued management of NASCAR. See "NASCAR."

     COMMITMENT TO CUSTOMER SATISFACTION. The Company believes that its growth has to a significant degree resulted from its emphasis on enhancing race spectators' total entertainment experience. The Company continually strives to increase the comfort, view and amenities offered to race spectators, which management believes serves to maximize customer loyalty. To that end, the Company has in recent years engaged in a series of capital improvements, including the construction of additional permanent grandstand seating, new luxury suites, innovative corporate entertainment facilities and a number of aesthetic and other improvements to food and beverage concession, restroom and other customer convenience facilities. The Company's fiscal 1997 capital expenditures attributable to such improvement projects totalled approximately $27.2 million. Recent efforts to improve customer satisfaction have included the use of Jumbotron television screens to enhance viewing, the creation of premium seating sections such as the "Daytona Club" and the provision of a tram system to transport spectators to and within Daytona International Speedway.


     EMPHASIS ON MARKETING. Management believes that it is important to market the Company's racing events, facilities and trademarks to both corporate and individual customers. The Company recently expanded its corporate marketing staff to 12 persons. This staff, supervised by the Company's Vice President--Marketing, works with marketing personnel at each of the Company's facilities to develop and execute integrated marketing programs that provide enhanced value to the Company's marketing partners. The Company pursues a fully integrated marketing strategy including sponsorships, advertising, promotion, licensing and public relations. For example, the DAYTONA USA entertainment complex and the Company's licenses for computer and video games, apparel and other merchandise are intended in part to increase the awareness and popularity of motorsports with younger spectators and thereby ensure a foundation for future growth. The Company's superspeedways also host three of the five events included in NASCAR's "Winston No Bull 5", a special promotion introduced in 1998, which offers the top five finishers of each of five designated NASCAR Winston Cup events the opportunity to win a bonus of $1 million by winning the next of the five designated events.


     DEVELOPMENT OF STRATEGIC ALLIANCES WITH CORPORATE SPONSORS. Corporate sponsors support the Company and the motorsports industry in several ways. First, sponsors pay fees to track operators. Second, the promotional and advertising expenditures of major sponsors provide the Company with indirect marketing benefits. Third, sponsors support racing teams through the funding of certain operational costs. Accordingly, the Company devotes significant resources to developing long-term relationships with leading consumer products and manufacturing companies. Although the identities of sponsors and the terms of sponsorships change from time to time, principal Company sponsors currently include Pepsi, Coca-Cola, Kmart, Sears, Anheuser Busch, Rolex, Pontiac, Ford, Chevrolet, Dura-Lube, DuPont, Circuit City, Goodyear, TranSouth Financial, First Union, NAPA Auto Parts and Gatorade. Some contracts allow the sponsor to name a particular racing event, as in the "DieHard 500" and the "Pepsi 400." Other consideration ranges from official car or official corporate sponsor designation to advertising and promotional rights in the sponsor's product category.


     UTILIZATION OF MEDIA TO MAXIMIZE EXPOSURE. The Company's comprehensive and integrated media campaign includes television, radio, newspapers and trade and consumer publications. The Company negotiates directly with network and cable television companies for live and rebroadcast coverage of all of its televised races except for Craftsman Truck Series events, which are negotiated by NASCAR. All of the Company's Winston Cup Series and Busch Grand National Series races are televised on CBS, ESPN or TNN, and management intends to seek similar arrangements for other racing events when opportunities arise. In addition, certain of the Company's events, including the Daytona 500 and the Rolex 24 at Daytona, are televised world-wide. The Company also produces and syndicates its Winston Cup Series, Busch Grand National Series and Craftsman Truck Series races, as well as other races promoted by the Company or third parties, on MRN Radio, its proprietary motor racing network. MRN Radio programs are currently carried by more than 500 radio stations. Management also seeks to increase the visibility of its racing events and facilities through local and regional media exposure and the use of public relations professionals to obtain favorable press coverage.

GROWTH STRATEGY


     The Company intends to increase its revenues and profitability by capitalizing on both its existing strengths and the growth and popularity of motorsports generally. Key components of this growth strategy are as follows:


     EXPAND EXISTING FACILITIES. Management believes that the spectator demand for its largest events continues to exceed existing seating capacity. Accordingly, the Company plans to continue its expansion by adding permanent grandstand seating and luxury suites at each of its superspeedways. During fiscal 1997, the Company increased its combined grandstand seating capacity at Daytona, Talladega, Darlington and Watkins Glen by approximately 37,000 seats, or 13%. This expansion included the addition of approximately 12,500 seats along the "superstretch" in Daytona to increase capacity for the Daytona 500 and the acceleration of construction of approximately 7,900 seats in Talladega to meet the additional demand resulting from the date change of a Winston Cup Series event from July 1996 to October 1997, thereby allowing the Company to capitalize on the cooler Fall date. In addition, during fiscal 1997 the Company added a total of 30 luxury suites, representing a 40% increase over the prior year, to expand the Company's sponsorship opportunities and to compete with other major sports facilities. Management continually evaluates the demand for its most popular racing events in order to ensure that additional seating continues to provide an acceptable rate of return on invested capital. Subject to such analyses, the Company currently expects to add approximately 46,000 seats in fiscal 1998 through the construction of additional suites and grandstands at its Daytona, Talladega, Darlington, Phoenix and Watkins Glen facilities. In the long term, the Company intends to continue to expand its facilities based upon customer demand and available capital.


     DEVELOP BRAND IDENTITY FOR EACH COMPANY SPEEDWAY. The Company intends to continue its efforts to develop a unique brand identity for each of its motorsports facilities. The Company attempts to differentiate its tracks through unique racing configurations, distinct logos, aesthetic environments and marketing themes that seek to capture the particular diverse characteristics of the facility or locale, extensive marketing materials and promotional campaigns that emphasize the history and attributes of that speedway, as well as integrated advertising and promotional activities that focus on both the facility and the featured racing event. Examples of the Company's efforts to develop unique brand imaging and positioning statements for its facilities include (i) Daytona International Speedway, the "World Center of Racing," (ii) Talladega Superspeedway, the "Most Competitive Track in America," and (iii) Darlington Raceway, "A NASCAR Tradition," while brand imaging for its events includes (a) The Daytona 500, "The Great American Race,"
(b) The Pepsi 400 at Daytona, "Daytona at the Speed of Light," and (c) The Bud Shootout, "The Fastest Guns in NASCAR." Management believes that these track-specific branding activities, combined with the Company's general business strategy of ongoing capital improvements to enhance spectators' total entertainment experience, will position the Company for continued growth in attendance, merchandising sales, sponsorships and cross-marketing opportunities.

     Management believes that the best example of the Company's branding strategy is Daytona International Speedway, which enjoys international brand name recognition as a result of its association with the sport's history and development, the prestige and caliber of the Daytona 500 and other racing events held at the track, as well as the generally greater speeds resulting from its length and unique, high banked tri-oval configuration, all of which provide a significant competitive advantage. In addition, Daytona International Speedway's landmark position as the "World Center of Racing" is supported by serving as the venue for racing events in a wide variety of motorsports races held on nine different weekends, including (i) the supercross, vintage, road race and other motorcycle events held in conjunction with Daytona's annual Daytona 200 Motorcycle Week, (ii) sports car races hosted by the Company, including the Rolex 24 at Daytona, and (iii) the season opener for the IROC series. The Company has initiated a number of projects to capitalize on Daytona's prestige and brand name recognition, including the opening in July 1996 of DAYTONA USA--The Ultimate Motorsports Attraction, an agreement with General Motors to produce and market a limited edition "Daytona 500" Grand Prix pace car, an upcoming television commercial that features the Daytona 500 and Sega's popular DAYTONA USA video arcade and CD ROM computer race games.

     INCREASE MOTORSPORTS RELATED INCOME. Motorsports related income, which includes television and radio broadcast rights fees, promotion and sponsorship fees, hospitality rentals (including luxury suites and chalets), advertising revenues and royalties from licenses of the Company's trademarks, increased from 28.6% of the Company's total revenues in fiscal 1996 to 33.0% in fiscal 1997, reflecting the growing importance of this component of the Company's revenue stream. Televised motorsports events are continuing to experience significant growth in viewership. According to Nielsen, ratings for the Winston Cup Series races televised by ABC, CBS, ESPN, TBS and TNN increased 54%, 24%, 54%, 61% and 43%, respectively, from 1991 to 1997. Moreover, according to THE WALL STREET JOURNAL, for the last four years, the Daytona 500 has drawn racing's largest television audience. This significant growth in viewership, together with unique market conditions that favor prestigious "content" providers, has resulted in higher broadcast rights fees from television networks in recent periods. In March 1997, the Company entered into an agreement with CBS to broadcast the Daytona 500, the NAPA Auto Parts 300, the Pepsi 400 at Daytona, the Bud Shootout and the Gatorade 125s from 1998 through 2001. The Company also has an agreement with ESPN to broadcast five Winston Cup Series races, four Busch Grand National Series races and one ARCA race to be promoted by the Company in each year from 1998 to 2001. The Company's agreement with TNN terminates with the 1998 Dura-Lube 500 presented by Kmart, and a renewal agreement is currently being negotiated. Management believes that certain Busch Grand National Series, Craftsman Truck Series and other racing events promoted by the Company may also provide increased television broadcast fees.



     The Company believes that the rapidly growing popularity of motorsports will provide opportunities to increase sponsorship fees and royalties from the licensing of its trademarks. The Company intends to aggressively explore a number of race related marketing partnerships, including additional official status programs and promotional programs for corporate sponsors. In addition, the Company will emphasize increasing revenues from motorsports collectibles, home entertainment products, video licensing and automotive related products. The Company will also seek to expand its radio broadcast rights fees through methods such as the recent expansion of MRN Radio to include the NASCAR Truck Network. In addition, the Company recently expanded its corporate marketing staff to better pursue sponsorship opportunities on an ongoing basis. Published reports indicate that corporate sponsors will spend an estimated $1.1 billion on motorsports marketing programs in 1998.


     MAXIMIZE PROFITABILITY OF EXISTING FACILITIES AND EVENTS. Although spectator demand for its largest events continues to exceed existing capacity, there is often unused capacity for other events. For example, attendance at the Winston Cup Series event at Talladega, historically held in the summer, was below capacity. As a result of NASCAR's schedule expansion in 1997, the Company capitalized on the opportunity to move this event to a cooler Fall date. The sell-out crowd for this rescheduled event represented more than a 50% increase in attendance over the prior year and the largest crowd in Talladega history. Similarly, the lighting of Daytona International Speedway, one of the world's largest outdoor lighting projects, will permit the July 4th 1998 Pepsi 400 at Daytona to be held at night, thereby increasing ticket sales and providing a prime time network television audience. Other elements of the Company's efforts to increase attendance at non-sold-out events and maximize the profitability of existing facilities include (i) the sale of multi-event ticket packages, (ii) the strategic bundling of other products and services, including sponsorship promotions and hospitality suites, (iii) continued improvements to the quality and diversity of food and beverage concessions, and (iv) other enhancements and upgrades to the design, presentation and quality of the Company's promoted events, facilities and spectator amenities.


     ACQUIRE AND DEVELOP ADDITIONAL MOTORSPORTS FACILITIES. Senior management personnel regularly review acquisition and development prospects that would augment or complement the Company's existing operations or otherwise offer significant growth opportunities. Current examples of these efforts include the Company's proposed development of new motorsports facilities near Kansas City, Kansas and Chicago, Illinois. The aggregate cost of acquiring and developing the first phase of the Kansas International Speedway land and facility (which will accommodate approximately 75,000 spectators) is expected to be over $200 million, of which the Company's estimated investment of approximately $58.8 million will be funded with a portion of the proceeds of this Offering. Ground breaking is scheduled for 1998, with racing expected to begin in 2000. However, the Company's ability to develop the Kansas City facility is subject to the resolution of certain pending litigation and a number of other significant conditions, including its ability to acquire the requisite land and secure guaranteed maximum price construction contracts within the prescribed budget. See "--Legal Proceedings." Similarly, there can be no assurance that suitable acquisition candidates will be available or, because of competition from other purchasers or other business reasons, that the Company will be able to consummate the acquisition of additional motorsports facilities on satisfactory terms. Management believes that the Company's recent acquisitions of Phoenix International Raceway, the 50% interest in Watkins Glen not previously owned and a 45% indirect interest in the operations of South Florida's Metro-Dade Homestead Motorsports Complex exemplify the Company's commitment to increasing its motorsports presence.



MOTORSPORTS FACILITIES


     The following table sets forth certain information relating to each of the Company's speedway facilities.



                                                                   NUMBER OF     APPROXIMATE
           TRACK NAME                        LOCATION                SEATS*        ACREAGE      TRACK LENGTH
--------------------------------   ----------------------------   -----------   ------------   -------------
Daytona International Speedway     Daytona Beach, Florida           146,628           440        2.5 miles
Talladega Superspeedway            Talladega, Alabama               110,133         1,365        2.6 miles
Phoenix International Raceway      Phoenix, Arizona                  68,817           320        1.0 miles
Darlington Raceway                 Darlington, South Carolina        50,805           230        1.3 miles
Watkins Glen International         Watkins Glen, New York            35,884         1,377        3.4 miles
Tucson Raceway Park                Tucson, Arizona                    5,372            58         .4 miles

----------------
* At February 28, 1998 and consisting of seating in grandstands and luxury suites (excludes infield admission).


     DAYTONA INTERNATIONAL SPEEDWAY. The Daytona International Speedway is a high banked, asphalt superspeedway which also includes a 3.6 mile road course. Management believes that this superspeedway, completed in 1959, includes a number of unique features that provide a significant competitive advantage, including (i) a tri-oval design which provides optimum viewing for race fans,
(ii) a twin tunnel underground entry system which offers easy access to the infield before and during events, and (iii) 31-degree banking which, when combined with the track's 2.5 mile length, permits exceptionally high lap speeds. Daytona International Speedway is located on approximately 440 acres of leased land in Daytona Beach, Florida. The Company's lease with the Daytona Beach Racing and Recreational Authority expires in 2032, including renewal options. The Company also owns approximately 15 acres of property adjacent to the Daytona International Speedway. The Company is currently completing a $5.8 million track lighting project that will permit night racing events, including the Pepsi 400 at Daytona in July 1998, which will be the first live prime time telecast of a race by a television network.


     At February 28, 1998, Daytona International Speedway had 142,268 grandstand seats, 38 suites (including air conditioned luxury sky boxes and Winston Tower suites that include access to hospitality areas) that include a total of 2,360 additional seats, and 40 "Paddock Club" suites that provide seating for 2,000 along "Pit Road" in Daytona's infield. During major events, the Company also uses chalet villages and other pre-race hospitality facilities that service approximately 15,000. Pending capital improvement projects include
(i) premium grandstand seating for approximately 6,000 additional spectators on the Speedway's frontstretch, (ii) 28 additional "superstretch" suites, seating approximately 1,200 spectators, and (iii) a variety of other hospitality and aesthetic improvements.


     TALLADEGA SUPERSPEEDWAY. Talladega Superspeedway, which holds the record for the fastest lap speed attained in stock car racing, is a high banked, tri-oval track with an infield road course. The facility is located about 90 minutes from Atlanta, Georgia and 45 minutes from Birmingham, Alabama. The track and related parking areas are located on approximately 1,365 acres owned by the Company, most of which is reserved for agricultural uses. The Company also owns an additional 115 acres of undeveloped property located immediately north of the entrance to the Talladega track. At February 28, 1998, the facility included 108,129 grandstand seats, 22 luxury suites containing an additional 1,760 seats, a Paddock Club Suite for up to 244 spectators, and pre-race hospitality chalets providing service for approximately 10,000. The facility also includes a 400-acre campground facility, the International Motorsports Hall of Fame owned by the State of Alabama and hospitality and souvenir villages. Pending capital improvement projects include (i) additional grandstand seating for approximately 21,000 spectators, (ii) eight new luxury suites providing seating for approximately 240 spectators, (iii) an extensive renovation of the facility's hospitality village, and (iv) the purchase of an additional 630 acres of land.



     PHOENIX INTERNATIONAL RACEWAY. The Phoenix International Raceway motorsports complex is located near Phoenix, Arizona on 320 acres owned by the Company. The complex, which was acquired by the Company in July 1997, has a 1-mile oval racing surface and a 1.5 mile road course. There are 67,477 grandstand seats and 25 suites that provide seating for an additional 1,340 spectators. Pending capital improvement projects include (i) additional grandstand seating for approximately 5,000 spectators, (ii) six new luxury suites providing seating for approximately 400 spectators, (iii) additional track wall cable barrier systems, and (iv) the purchase of additional land previously being leased for parking.


     DARLINGTON RACEWAY. Darlington Raceway, the first superspeedway to host a NASCAR-sanctioned race, is a high banked track located on approximately 230 acres owned by the Company. The Darlington facility includes the 1.3 mile, "egg shaped" oval track commonly known as "too tough to tame", grandstands that seat 49,883 spectators, nine luxury suites containing an additional 922 seats and pre-race hospitality chalets providing service for approximately 4,700. Capital improvement projects completed subsequent to February 28, 1998 include additional grandstand seating for approximately 4,500 spectators.



     WATKINS GLEN INTERNATIONAL. Watkins Glen International includes 3.4 mile and 2.4 mile road course tracks located on approximately 1,377 acres owned by the Company. The Watkins Glen International facility includes grandstands that seat 35,244 spectators, five suites containing an additional 640 seats and pre-race hospitality chalets providing service for approximately 8,900. Additional temporary seating for approximately 3,000 spectators will be added for the NASCAR Winston Cup Series event scheduled for August 1998.



     TUCSON RACEWAY PARK. Tucson Raceway Park includes a progressively banked, 3/8 mile paved oval track, grandstands providing seating for 5,372 spectators, a luxury suite and other spectator facilities located on part of the Pima County Fairgrounds. The Company's sublease with the fairground manager expires in 2013, including renewals. The Company has no current plans to expand this facility.


     OTHER FACILITIES. The Company's 67,000 square foot corporate headquarters, acquired and renovated in fiscal 1997, is located on approximately nine acres across International Speedway Boulevard from Daytona International Speedway. The Company also owns approximately 14 acres of real property (including three buildings containing an aggregate of approximately 180,000 square feet) located in close proximity to Daytona International Speedway and the Company's corporate headquarters, as well as concession facilities in Daytona Beach and in Talladega. In addition, the Company leases real estate and office space in Talladega, and the property and premises at the Talladega Municipal Airport. The lease for the Company's Talladega business offices, located within the International Motorsports Hall of Fame, expires in 2002, including renewals. The Company's lease for the Talladega Municipal Airport expires in 2022, including renewals.


OPERATIONS


     The Company's operations consist principally of racing events at its six tracks. The Company also owns a 45% indirect interest in the operations of the Metro-Dade Homestead Motorsports Complex south of Miami, Florida and an approximately 11% indirect interest in Penske Motorsports, Inc. In addition, the Company owns and operates the DAYTONA USA entertainment complex, provides catering, merchandising and concession services at certain of its facilities and operates two radio networks--MRN Radio and the NASCAR Truck Network (collectively "MRN Radio").


     Approximately $110 million, or 78%, of the Company's fiscal 1997 revenues were attributable to NASCAR-sanctioned races at the Company's facilities, including applicable admissions, luxury suite rentals, sponsorship, television and MRN Radio broadcast rights fees, food and beverage concession and catering, souvenir, advertising and other revenues.



     The Company's fiscal 1997 revenues that were not attributable to NASCAR-sanctioned races at the Company's facilities were derived from a number of sources, including (i) admission and luxury suite rental revenue from racing events sanctioned by bodies other than NASCAR, (ii) broadcast and sponsorship fees for such non-NASCAR racing events, (iii) MRN Radio's revenues from the sale of advertising and rights fees paid by broadcast affiliates with respect to events other than NASCAR-sanctioned races at the Company's facilities, (iv) Americrown's catering, merchandising and concession revenues for the Company's non-NASCAR racing events, (v) admissions and sponsorship fees attributable to DAYTONA USA, (vi) merchandising, food and beverage revenues from the gift shop and snackbar adjacent to DAYTONA USA, and (vii) other revenues unrelated to racing events such as hangar rentals and gas sales at the Talladega Municipal Airport. None of the foregoing non-NASCAR revenue sources accounted for over 5% of the Company's fiscal 1997 revenues.


     RACING EVENTS


     The 1998 race schedule for the Company includes eight Winston Cup Series races (not including the Bud Shootout at Daytona all star event or the Gatorade 125s qualifying races for the Daytona 500), five Busch Grand National Series races and over 50 other NASCAR races and events. In addition, in fiscal 1998 the Company is scheduled to promote over 20 other stock car, sports car, motorcycle and go-kart racing events, including events sanctioned by USRRC, ARCA, IRL, USAC, SCCA, AMA, WKA, the Championship Cup Series, the American Historic Racing Motorcycle Association, Historic Sportscar Racing, and the Sportscar Vintage Racing Association.


     OTHER OPERATIONS


     HOMESTEAD MOTORSPORTS COMPLEX. In July 1997, the Company acquired a 40% indirect interest in the operations of the Metro-Dade Homestead Motorsports Complex located south of Miami, Florida. The Company increased its stake to 45% in March 1998. The Homestead facility has a 1.5 mile oval racing track on 320 acres of leased property. The state-of-the-art facility has grandstands that seat approximately 36,000 spectators, 50 suites containing an additional 2,260 seats, and temporary seating for approximately 5,700 additional persons. The Homestead facility will be the site of a number of significant racing events in 1998, including the Grand Prix of Miami (a CART event) and the Jiffy Lube 300 (a Busch Grand National Series event).


     PENSKE MOTORSPORTS. The Company beneficially owns an approximately 11% indirect interest in Penske Motorsports, Inc., a publicly traded promoter and marketer of motorsports events. PMI owns and operates The California Speedway near Los Angeles, California, Michigan International Speedway in Brooklyn, Michigan, North Carolina Motor Speedway in Rockingham, North Carolina and Nazareth Speedway in Nazareth, Pennsylvania. Major racing events scheduled to be promoted by Penske Motorsports in 1998 include five Winston Cup Series races, five Busch Grand National Series races, three Champ Car races sanctioned by CART, two Craftsman Truck Series races, two IROC races and one ARCA race. Two of the Company's directors serve on the Board of Directors of Penske Motorsports. See "Management."


     DAYTONA USA. The Company's DAYTONA USA--The Ultimate Motorsports Attraction motorsports-themed entertainment complex is located adjacent to the Daytona International Speedway.

DAYTONA USA includes (i) the Velocitorium, which covers approximately 50,000 square feet, stands nearly four stories high and contains numerous highly interactive motorsports exhibits, many of which are sponsored by leading consumer brands; (ii) Western Auto's Speedway Tours, a tram tour of the Daytona International Speedway's garage area, pit road and high banked track; (iii) the Richard Petty Riding Experience at Daytona; and (iv) for groups of fifteen or more, the VIP Tour, which includes a tour of the Winston Tower. Adjoining DAYTONA USA are (a) the Daytona Beach Area Convention and Visitors Official Welcome Center; (b) the Daytona ticket office; (c) the Sega Speedway, a high tech arcade using state of the art video technology and computerized, "virtual" racing simulators; (d) the Pit Shop, which sells DAYTONA USA, Daytona International Speedway, NASCAR and race team clothing, books, collectibles and other officially licensed merchandise; and (e) the Fourth Turn Grill concessions facility. Management believes that DAYTONA USA and these adjoining facilities appeal to individual tourists, tour groups, conventions and the Company's corporate sponsors, thereby (i) increasing the use of the Company's Daytona facility, (ii) expanding the Company's concessions and souvenir sales, and (iii) providing greater visibility for the Company's business and motorsports generally, which in turn is expected to increase spectator interest.



     MRN RADIO. MRN Radio, which includes the NASCAR Truck Network, produces and syndicates Winston Cup Series, Busch Grand National Series, Craftsman Truck Series and other races promoted by the Company and others. These networks also produce daily and weekly NASCAR racing programs. Network radio programs are currently carried by over 500 radio stations. The Company derives revenue from the sale of advertising on the networks and rights fees paid by broadcast affiliates. In addition, management believes that MRN Radio and the NASCAR Truck Network enhance the Company through increased media exposure to an expanding radio audience.


     AMERICROWN. The Company's Americrown subsidiary conducts the food, beverage and souvenir concession operations at Daytona, Talladega and Darlington. Americrown also provides catering services to corporate customers both in suites and entertainment chalets at these facilities and at Homestead. Americrown was formed in 1989 to conduct concessions operations as part of the Company's ongoing efforts to enhance race spectators' total entertainment experience.


     OTHER ACTIVITIES. The Company from time to time uses its track facilities for car shows, auto fairs, vehicle testing and settings for television commercials, print advertisements and motion pictures. For example, Harley Davidson uses Talladega Superspeedway as a test facility for its motorcycles. The Company also operates Talladega Municipal Airport, which is located adjacent to the Talladega Superspeedway.


COMPETITION


     Racing events compete with other sports such as professional football, basketball and baseball, as well as other recreational events. The Company's events also compete with other racing events sanctioned by various racing bodies such as NASCAR, CART, IRL, USAC, SCCA, USRRC, ARCA and others, many of which are often held on the same dates at separate tracks. Management believes that the type and caliber of promoted racing events, facility location, sight lines, pricing and level of customer conveniences are the principal factors that distinguish competing motorsports facilities. See "Risk Factors--Competition."


EMPLOYEES


     As of February 28, 1998, the Company had approximately 400 full-time employees. The Company also engages a significant number of temporary personnel to assist during periods of peak attendance at its events. For example, the Daytona International Speedway engages approximately 2,500 persons during Speedweeks, some of whom are volunteers. None of the Company's employees are represented by a labor union. Management believes that the Company enjoys a good relationship with its employees.

LEGAL PROCEEDINGS

     The Company is from time to time a party to routine litigation incidental to its business. Management does not believe that the resolution of any or all of such litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.

     In October 1996, Americrown was served with a class action complaint filed in the Circuit Court of Talladega County, Alabama. The complaint alleges, among other things, that Americrown engaged in price-fixing activities in connection with the sale of racing souvenirs and merchandise at the Talladega Superspeedway. The complaint seeks at least $500 for each member of the class (persons buying racing souvenirs at Talladega Superspeedway since September
1992), but does not otherwise seek to recover compensatory or punitive damages or statutory attorneys' fees. Americrown, the sole defendant in this case, disputes the allegations and intends to defend the action fully and vigorously.



     In March 1997, two purported class action companion lawsuits were filed in the United States District Court, Northern District of Georgia, against the Company, Americrown and a number of other persons alleging, in substance, that the defendants unlawfully conspired to fix prices of souvenirs and merchandise sold to consumers in violation of federal antitrust laws. One suit was filed by Florida residents and the other suit was filed by Georgia residents. Both suits seek damages and injunctive relief on behalf of all persons who purchased souvenirs or merchandise from certain vendors at any NASCAR Winston Cup Series race or supporting event in the United States during the period from 1991 to present. The two suits have been consolidated and the court has established a timetable to consider class certification. Discovery is proceeding. The Company and Americrown dispute the allegations and intend to defend the actions fully and vigorously.


     In April 1998, Kansas International Speedway Corporation, a wholly owned subsidiary of the Company, was named as a defendant in a lawsuit filed in the District Court of Wyandotte County, Kansas, by certain county property owners against the Unified Government of Wyandotte County/ Kansas City, Kansas (the "Unified Government") seeking to temporarily and permanently enjoin the development of the Kansas International Speedway on constitutional grounds. Also in April 1998, the District Attorney of Wyandotte County initiated a proceeding against the Unified Government challenging the constitutionality of the Kansas statute authorizing, among other things, the Unified Government's issuance of special obligation bonds and its exercise of eminent domain and zoning decisions regarding the development of Kansas International Speedway. The District Attorney requested an expedited review by the Supreme Court of the State of Kansas, which was granted. The Supreme Court is expected to rule on these issues in the summer of 1998. An adverse disposition by the Supreme Court would most likely impede or preclude development of the Kansas International Speedway. Further, the ultimate disposition of the District Court proceeding may adversely impact the development of the Kansas International Speedway.


ENVIRONMENTAL MATTERS

     The Company believes that the facilities operated by it and its subsidiaries are in material compliance with applicable environmental statutes and regulations. Nevertheless, if damage to persons or property or contamination of the environment is determined to have been caused or exacerbated by the conduct of the Company's business or by pollutants, substances, contaminants or wastes used, generated or disposed of by the Company, or which may be found on the property of the Company, the Company may be held liable for such damage and may be required to pay the cost of investigation and/or remediation of such contamination or any related damage. The amount of such liability as to which the Company is self-insured could be material. Changes in federal, state or local laws, regulations or requirements or the discovery of theretofore unknown conditions, could also require material expenditures by the Company.


TRADEMARKS

     The Company has various registered and common law trademark rights, including "DAYTONA USA," the "Daytona 500," "Daytona International Speedway," "Talladega Superspeedway,"

"Darlington," "World Center of Racing," "Watkins Glen International," "Phoenix International Raceway" and related logos. The Company also has licenses from NASCAR, various drivers and other businesses to use names and logos for merchandising programs and product sales. Management's policy is to protect its intellectual property rights vigorously, through litigation if necessary, chiefly because of their proprietary value in merchandise and promotional sales.

                                  MANAGEMENT


     The executive officers and directors of the Company are as follows:


NAME                                AGE    POSITION WITH THE COMPANY
----                                ---    -------------------------
William C. France ..............    64     Chairman of the Board and Chief Executive Officer
James C. France ................    53     President, Chief Operating Officer and Director
Lesa D. Kennedy ................    36     Executive Vice President and Director
H. Lee Combs ...................    44     Senior Vice President--Operations and Director
Robert E. Smith ................    65     Vice President--Administration
Susan G. Schandel ..............    34     Treasurer and Chief Financial Officer
Gregory J. Sullivan ............    43     Vice President--Marketing
John E. Graham, Jr. ............    49     Vice President
W. Grant Lynch, Jr. ............    44     Vice President
James H. Hunter ................    58     Vice President
John R. Saunders ...............    41     Vice President--Corporate Administrative Services
W. Garrett Crotty ..............    34     Secretary and General Counsel
J. Hyatt Brown .................    60     Director
John R. Cooper .................    65     Director
Robert R. Dyson ................    51     Director
James H. Foster ................    70     Director
Brian Z. France ................    35     Director
Christy F. Harris ..............    52     Director
Raymond K. Mason, Jr. ..........    42     Director
Edward H. Rensi ................    53     Director
Lloyd E. Reuss .................    61     Director
Chapman Root, II ...............    48     Director
Thomas W. Staed ................    67     Director

     The Company's Articles provide that the Board of Directors be divided into three classes, with regular three year staggered terms. Messrs. James C. France, Cooper, Brian Z. France, Mason and Reuss will hold office until the annual meeting of shareholders to be held in 1999, Ms. Kennedy and Messrs. Brown, Dyson, Rensi and Staed will hold office until the annual meeting of shareholders to be held in 2000, and Messrs. William C. France, Combs, Foster, Harris and Root will hold office until the annual meeting of shareholders to be held in 2001.


     William C. France and James C. France are brothers. Lesa D. Kennedy and Brian Z. France are the children of William C. France. There are no other family relationships among the Company's executive officers and directors.


     Mr. William C. France, a director since 1958, has served as Chairman of the Board of the Company since 1987 and as Chief Executive Officer since 1981. From 1981 to 1987, Mr. France served as the Company's President. Mr. France also serves as a director of Penske Motorsports.


     Mr. James C. France, a director since 1970, has served as President and Chief Operating Officer of the Company since 1987.


     Ms. Lesa D. Kennedy, a director since 1984, was appointed an Executive Vice President of the Company in January 1996. Ms. Kennedy served as the Company's Secretary from 1987 until January 1996 and served as its Treasurer from 1989 until January 1996.


     Mr. H. Lee Combs, a director since 1987, was appointed the Company's Senior Vice President--Operations in January 1996. Mr. Combs served as a Vice President and the Company's Chief Financial Officer from 1987 until such time. He also serves as a director of Penske Motorsports.


     Mr. Robert E. Smith has served as Vice President--Administration of the Company for more than five years.

     Ms. Susan G. Schandel was appointed the Company's Treasurer and Chief Financial Officer in January 1996. From November 1992 until such time, Ms. Schandel served as the Company's Controller. From 1988 until 1992, Ms. Schandel was employed by Ernst & Young LLP, where she most recently served as an audit manager.


     Mr. Gregory G. Sullivan, appointed the Company's Vice-President--Marketing in November 1994, joined the Company in September 1994. Prior to joining the Company, Mr. Sullivan was employed by Kraft Foods (a division of Phillip Morris) for more than five years, where he most recently served as Director of Marketing Services for Kraft's Maxwell House division.


     Mr. John E. Graham, Jr., appointed as a Vice President in November 1994, joined the Company as President of Daytona International Speedway in September 1994. Prior to joining the Company, Mr. Graham was employed by First Union National Bank of Florida for more than five years, where he most recently served as President of First Union National Bank of Volusia and Flagler Counties.


     Mr. W. Grant Lynch, Jr. has served as a Vice President and as President of Talladega Superspeedway since joining the Company in November 1993. Prior to such time, Mr. Lynch was employed by R.J. Reynolds Tobacco Company, Sports Marketing Division, where from 1990 until 1993 he served as Senior Operations and Public Relations Manager for the Winston Cup Racing Program.


     Mr. James H. Hunter has served as a Vice President and as President of Darlington Raceway since joining the Company in November 1993. Prior to joining the Company, Mr. Hunter served as NASCAR's Vice President of Administration and Marketing for more than five years.


     Mr. John R. Saunders has served as a Vice President since May 1997 and was President of Watkins Glen International from 1983 until 1997.


     Mr. W. Garrett Crotty has served as Secretary and General Counsel since 1996. Prior to that time he had been in the private practice of law for more than five years.


     Mr. J. Hyatt Brown, a director since 1987, serves as the President and Chief Executive Officer of Poe & Brown, Inc. and has been in the insurance business with Brown & Brown, Inc., its predecessor, since 1959. Mr. Brown also serves as a director of Rock Tenn Co, SunTrust Banks, Inc., BellSouth Corporation, and FPL Group, Inc.


     Mr. John R. Cooper, a director since 1987, served as Vice
President--Corporate Development of the Company from December 1987 until July 1994. Since January 1996, Mr. Cooper has served as a special project facilitator for the Company.


     Mr. Robert R. Dyson, a director since January 1997, has served as Chairman and Chief Executive Officer of the Dyson-Kissner-Moran Corporation (DKM), a private company involved in a variety of businesses, since November 1992.


     Mr. James H. Foster, a director since 1968, served as the Company's Senior Vice President--Special Projects from January 1994 until his retirement in 1997. Mr. Foster served as President of Daytona International Speedway from 1988 until 1994.


     Mr. Brian Z. France, a director since 1994, has served as NASCAR's Vice President of Marketing and Corporate Communications since December 1992 and as the Company's Manager--Group Projects since February 1994. From 1983 until such time, Mr. France served in a number of other capacities with NASCAR, including Winston Racing Series Administrative Assistant and National Tour Director.


     Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law with Harris, Midyette & Geary, P.A. for more than twenty years.


     Mr. Raymond K. Mason, Jr., a director since 1981, has served as Chairman and President of American Banks of Florida, Inc., Jacksonville, Florida, since 1978.

     Mr. Edward H. Rensi, a director since January 1997, is an executive consultant with McDonald's Corporation. He served as President and Chief Executive Officer of McDonald's USA from 1991 until 1997. Mr. Rensi also serves as a director of McDonald's Corporation and Snap-On Incorporated.


     Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director of Handleman Co., Detroit Mortgage and Realty, Co. and United States Sugar Company.


     Mr. Chapman Root, II, a director since 1992, has served as President of the Root Company, a private investment company, since 1989. Mr. Root also serves as a director of First Financial Corp. and Terre Haute First National Bank.


     Mr. Thomas W. Staed, a director since 1987, has served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, for more than five years.



                             CERTAIN TRANSACTIONS



     NASCAR, which sanctions most of the Company's major racing events, is controlled by William C. France and James C. France. See "NASCAR" and "Management." Standard NASCAR sanctioned agreements require racetrack operators to pay various monies to NASCAR for each sanction event conducted. Included are sanction fees and prize and point fund monies. The prize and point fund monies are distributed by NASCAR to participants in the events. The Company paid $20.6 million in NASCAR sanction fees and prize and point fund monies in fiscal 1997.




     In addition, NASCAR and the Company share a variety of expenses in the ordinary course of business. NASCAR pays rent to the Company for office space based upon estimated fair market lease rates for comparable facilities. NASCAR also reimburses the Company for 50% of the compensation paid to certain personnel working in the Company's legal and risk management departments, as well as 50% of the compensation expense associated with receptionists and the Company's archive departments. The Company's payments to NASCAR for MRN Radio's broadcast rights to Craftsman Truck Series races represents an agreed-upon percentage of the Company's advertising revenues attributable to such race broadcasts. NASCAR's reimbursement for use of the Company's mail room, graphics and publications departments, and the Company's reimbursement of NASCAR for use of corporate aircraft, is based on actual usage. The aggregate amount paid by the Company to NASCAR for shared expenses, net of the amounts received from NASCAR for shared expenses, totalled approximately $720,000 during fiscal 1997. The Company strives to ensure, and management believes that, the terms of the Company's transactions with NASCAR are no less favorable to the Company than could be obtained in arms'-length negotiations.


     J. Hyatt Brown, a director of the Company, serves as President and Chief Executive Officer of Poe & Brown, Inc. ("Poe"). Poe has received commissions for serving as the Company's insurance broker for several of the Company's insurance policies, including its property and casualty policy, certain employee benefit programs and the split-dollar arrangements established for the benefit of William C. France, James C. France and their respective spouses. The aggregate commissions received by Poe in connection with Company policies were approximately $166,000 during fiscal 1997.

                         DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock includes 80 million shares of Class A Common Stock, 40 million shares of Class B Common Stock, and one million shares of Preferred Stock. As of February 28, 1998, there were 5,502,762 shares of Class A Common Stock and 32,977,635 shares of Class B Common Stock outstanding. No shares of Preferred Stock are outstanding as of the date of this Prospectus.


     The following descriptions of the Company's capital stock set forth all material provisions of the Company's Articles and Bylaws. However, such descriptions are not necessarily complete and, in each instance, reference is made to the copies of the Company's Articles and Bylaws which are included as exhibits to the Registration Statement of which this Prospectus is a part.


COMMON STOCK


     The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain dividend and conversion rights, as described below.


     VOTING RIGHTS. Each share of Class A Common Stock entitles the holder to one-fifth (1/5) vote on each matter submitted to a vote of the Company's shareholders and each share of Class B Common Stock entitles the holder to one
(1) vote on each such matter, in each case including the election of directors. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock will vote together on all matters submitted to a vote of the shareholders. See "Risk Factors--Effective Voting Control by France Family Group and Anti-Takeover Effect of Dual Classes of Stock." Neither the Class A Common Stock nor the Class B Common Stock have cumulative voting rights.


     Any action that can be taken at a meeting of the shareholders may be taken by written consent in lieu of the meeting if the Company receives consents signed by shareholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of Class B Common Stock to take all actions required to be taken by the shareholders without providing the other shareholders the opportunity to make nominations or raise other matters at a meeting.


     DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefrom, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock. See "Dividend Policy."


     If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable in shares of either Class A Common Stock or Class B Common Stock. Conversely, if a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable solely in shares of Class A Common Stock.


     CONVERSION. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the shareholders, the number of shares of Class B Common Stock then outstanding is less than 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

     LIQUIDATION. In the event of liquidation, after payment of the debts and other liabilities of the Company and after making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class.


     MERGERS AND OTHER BUSINESS COMBINATIONS. Upon the merger or consolidation of the Company, holders of each class of Common Stock are entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ as to voting rights and otherwise to the extent and only to the extent that the Class A Common Stock and Class B Common Stock differ.


     OTHER PROVISIONS. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.


     TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Class A Common Stock is SunTrust Bank, Central Florida, N.A.


PREFERRED STOCK


     The Board of Directors of the Company is authorized, without further shareholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations, or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock. The issuance of Preferred Stock with voting rights or conversion rights may adversely affect the voting power of the Common Stock, including the loss of voting control to others.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF FLORIDA LAW AND OTHER PROVISIONS OF THE COMPANY'S ARTICLES


     The Company is subject to certain anti-takeover provisions under Florida law, including the "affiliated transactions" and "control-share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors, and that voting rights be conferred on "control shares" acquired in specified "control share acquisitions" generally only to the extent conferred through approval by the holders of a majority of all shares, excluding holders of "interested shares." In addition, certain provisions of the Company's Articles summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.


     CLASSIFIED BOARD OF DIRECTORS. The Articles provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. These provisions, when coupled with the provision of the Articles authorizing only the Board of Directors to increase the size of the Board of Directors, prevent a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.


     SPECIAL MEETING OF SHAREHOLDERS. The Articles further provide that special meetings of shareholders of the Company be called only by the Board of Directors or holders of not less than 50% of the votes entitled to be cast at the special meeting.

     ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Articles provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely with respect to an annual meeting, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's meeting. The Articles also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.


     AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have approximately 42.5 million outstanding shares of Common Stock. Of these shares, the 4,000,000 shares of Class A Common Stock sold in this Offering (or a maximum of 4,600,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. In addition, all of the 38.5 million currently outstanding shares of Common Stock are eligible for resale in the public market, subject in the case of approximately 21.8 million shares to the Rule 144 limitations applicable to affiliates and to the lock-up agreements described below.


     Persons who are deemed affiliates of the Company are generally entitled under Rule 144 as currently in effect to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of the applicable class of Common Stock then outstanding or the average weekly trading volume of such class of Common Stock during the four calendar weeks preceding the making of a filing with the Securities and Exchange Commission (the "Commission") with respect to such sale. Such sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. The Company is unable to estimate accurately the number of shares of Common Stock that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. The Company and each of the Company's executive officers and directors have agreed, subject to certain limitations, not to sell any shares of Common Stock, or securities convertible into or exchangeable for Common Stock, for a period of 90 calendar days after the date of this Prospectus without the prior consent of Smith Barney Inc. See "Underwriting."


     The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock, or the availability of such shares for sale, will have on the market price of Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."

                                 UNDERWRITING


     Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Class A Common Stock set forth opposite the name of such Underwriter.




UNDERWRITER                                   NUMBER OF
-----------                                    SHARES
Smith Barney Inc. ........................
CIBC Oppenheimer Corp. ...................
Raymond James & Associates, Inc. .........







    Total ................................   4,000,000
                                             =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares of Class A Common Stock are taken.



     The Underwriters, for whom Smith Barney Inc., CIBC Oppenheimer Corp. and Raymond James & Associates, Inc. are acting as the Representatives, propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares of Class A Common Stock to certain dealers at a price which
represents a concession not in excess of $      per share below the public
offering price. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $      per share to certain other dealers. After
the Offering, the price to the public, concession, allowance and reallowance may be changed by the Representatives.



     The Company has granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase in the aggregate up to 600,000 additional shares of Class A Common Stock at the price to public set forth on the cover page of this Prospectus minus underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Class A Common Stock set forth opposite each Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock listed in such table.


     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.


     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids for and purchases of the Class A Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class A Common Stock in the open market in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Class A Common Stock originally sold by such syndicate member is purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class A Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


     The Underwriters and dealers may engage in passive market making transactions in the Class A Common Stock in accordance with Rule 103 of Regulation M under the Exchange Act. In general, a passive market maker may not bid for, or purchase, the Class A Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker may not bid for, or purchase, the Class A Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Class A Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Class A Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.


     The Company and each of the Company's executive officers and directors, who beneficially hold an aggregate of approximately 21.8 million shares of Common Stock, have agreed that, for a period of 90 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc. and subject to certain limited exceptions, offer, sell, contract to sell, or otherwise dispose of any shares of Class A Common Stock (other than shares offered pursuant to this Prospectus) or any securities convertible into, or exercisable or exchangeable for shares of Class A Common Stock.


     From time to time in the ordinary course of its business, an affiliate of one of the Representatives has provided, and one or more of the Representatives or their affiliates may in the future provide, investment banking or other services to the Company.


                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida. Certain legal matters will be passed upon for the Underwriters by Holland & Knight LLP, Ft. Lauderdale, Florida.



                                    EXPERTS


     The consolidated financial statements (including the schedule incorporated by reference) of International Speedway Corporation as of November 30, 1996 and 1997, and for each of the years ended August 31, 1995 and 1996, the three-month period ended November 30, 1996 and the fiscal year ended November 30, 1997, appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon appearing and incorporated by reference elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, information statements and other information with the Commission. Such reports, information statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional office located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that provides access to reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.


     The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is hereby made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement accurately describe the material terms of such contracts and documents. However, such statements are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission, may be obtained through the Commission's World Wide Web site, or may be examined, without charge, at the public reference facilities maintained by the Commission.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1997; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1998; and (3) the Company's Registration Statement registering the Company's common stock under Section 12(g) of the Exchange Act. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of this Offering shall be deemed to be incorporated by reference into this Prospectus and to be as part hereof from the date of filing such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that the statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon a written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Request for such copies should be delivered to Glenn R. Padgett, 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114, telephone (904) 947-6446; telecopy (904) 947-6884.

                         INDEX TO FINANCIAL STATEMENTS



                                                                            PAGE
                                                                            ----
UNAUDITED INTERIM FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheets
 as of November 30, 1997 and February 28, 1998 ..........................   F-2

Condensed Consolidated Statements of Income
 for the Three Months ended February 28, 1997 and 1998 ..................   F-3

Condensed Consolidated Statements of Shareholders' Equity
 for the Three Months ended February 28, 1997, the Nine Months ended
 November 30, 1997 and the Three Months ended February 28, 1998 .........   F-4

Condensed Consolidated Statements of Cash Flows
 for the Three Months ended February 28, 1997 and 1998 ..................   F-5

Notes to Condensed Consolidated Financial Statements ....................   F-6


AUDITED FINANCIAL STATEMENTS:

Report of Independent Certified Public Accountants ......................   F-9

Consolidated Balance Sheets
 as of November 30, 1996 and 1997 .......................................   F-10

Consolidated Statements of Income
 for the Years ended August 31, 1995 and 1996, the Three Months ended
 November 30, 1996 and the Year ended November 30, 1997 .................   F-11

Consolidated Statements of Shareholders' Equity
 for the Years ended August 31, 1995 and 1996, the Three Months ended
 November 30, 1996 and the Year ended November 30, 1997 .................   F-12

Consolidated Statements of Cash Flows
 for the Years ended August 31, 1995 and 1996, the Three Months ended
 November 30, 1996 and the Year ended November 30, 1997 .................   F-13

Notes to Consolidated Financial Statements ..............................   F-14

                      INTERNATIONAL SPEEDWAY CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                              NOVEMBER 30,     FEBRUARY 28,
                                                                                  1997             1998
                                                                             --------------   -------------
                                                                                               (UNAUDITED)
                                  ASSETS                                             (IN THOUSANDS)
Current Assets:
 Cash and cash equivalents ...............................................      $  9,974         $ 16,193
 Short-term investments ..................................................        23,601           35,674
 Receivables, less allowances of $100.....................................         7,425           14,703
 Inventories .............................................................           866            1,410
 Prepaid expenses and other current assets ...............................         4,077            4,781
                                                                                --------         --------
Total Current Assets .....................................................        45,943           72,761

Property and Equipment--at cost--less accumulated depreciation of
 $53,917 and $56,644 at November 30 and February 28, respectively.........       166,078          173,814
Other Assets:
 Cash surrender value of life insurance (Note 3) .........................         3,590            3,640
 Equity investments ......................................................        45,844           45,945
 Goodwill, less accumulated amortization of $382 and $638 at
   November 30 and February 28, respectively .............................        40,400           40,144
 Long-term investments ...................................................           500              500
 Other ...................................................................           468              562
                                                                                --------         --------
                                                                                  90,802           90,791
                                                                                --------         --------
Total Assets .............................................................      $302,823         $337,366
                                                                                ========         ========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable ........................................................      $  6,898         $  8,818
 Income taxes payable ....................................................             7            7,726
 Deferred income .........................................................        49,338           46,665
 Current portion of note payable .........................................        13,295           14,613
 Other current liabilities ...............................................         1,381            4,068
                                                                                --------         --------
Total Current Liabilities ................................................        70,919           81,890

Notes payable ............................................................         1,007               --
Deferred income taxes ....................................................        20,990           24,801

Commitments and Contingencies (Note 5)

Shareholders' Equity (Note 1)
 Class A Common Stock, $.01 par value, 80,000,000 shares
   authorized; 5,342,042 and 5,502,762 issued at
   November 30 and February 28, respectively .............................            53               55
 Class B Common Stock, $.01 par value, 40,000,000 shares
   authorized; 33,154,920 and 32,977,635 issued at
   November 30 and February 28, respectively .............................           332              330
 Additional paid-in capital ..............................................        86,437           86,877
 Retained earnings .......................................................       125,457          145,468
                                                                                --------         --------
                                                                                 212,279          232,730
 Less unearned compensation--restricted stock ............................         2,372            2,055
                                                                                --------         --------
Total Shareholders' Equity ...............................................       209,907          230,675
                                                                                --------         --------
Total Liabilities and Shareholders' Equity ...............................      $302,823         $337,366
                                                                                ========         ========

                            See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME



                                                                         THREE MONTHS ENDED
                                                                   ------------------------------
                                                                    FEBRUARY 28,     FEBRUARY 28,
                                                                        1997             1998
                                                                   --------------   -------------
                                                                     (UNAUDITED)     (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                                              AMOUNTS)
Revenues:
 Admissions, net ...............................................      $26,360          $31,889
 Motorsports related income ....................................       17,209           27,165
 Food, beverage and souvenir income ............................        8,078            8,966
 Other income ..................................................          219              264
                                                                      -------          -------
                                                                       51,866           68,284


Expenses:
 Direct expenses:
  Prize and point fund monies and NASCAR sanction fees .........        6,984           11,092
  Motorsports related expenses .................................        5,150            8,154
  Food, beverage and souvenir expenses. ........................        4,510            4,469
 General and administrative expenses ...........................        6,174            8,528
 Depreciation and amortization .................................        1,945            3,041
                                                                      -------          -------
                                                                       24,763           35,284
                                                                      -------          -------

Operating Income ...............................................       27,103           33,000
Interest income, net ...........................................          992              128
Equity in net loss from equity investments .....................         (441)            (421)
                                                                      -------          -------
Income before income taxes .....................................       27,654           32,707
Income taxes ...................................................       10,179           12,558
                                                                      -------          -------
Net Income .....................................................      $17,475          $20,149
                                                                      =======          =======
Basic net income per share (Note 2) ............................      $  0.46          $  0.53
                                                                      =======          =======
Diluted net income per share (Note 2) ..........................      $  0.46          $  0.53
                                                                      =======          =======
Dividends per share ............................................      $    --          $    --
                                                                      =======          =======

                            See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION

           CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY




                                              CLASS A    CLASS B
                                              COMMON      COMMON                                   UNEARNED
                                               STOCK      STOCK     ADDITIONAL                  COMPENSATION--       TOTAL
                                             $.01 PAR    $.01 PAR     PAID-IN      RETAINED       RESTRICTED     SHAREHOLDERS'
                                               VALUE      VALUE       CAPITAL      EARNINGS          STOCK          EQUITY
                                            ---------- ----------- ------------ -------------- ---------------- --------------
                                                                              (IN THOUSANDS)
BALANCE AT NOVEMBER 30, 1996 ..............     $40       $344      $82,236        $ 98,119        $ (1,450)       $179,289

Activity 12/1/96 - 2/28/97--unaudited:
 Net income ...............................      --        --            --         17,475               --         17,475
 Additional expense of Class A
   Common Stock Offering ..................      --        --           (29)            --               --            (29)
 Increase in equity investment ............      --        --           400             --               --            400
 Restricted stock granted .................      --         1         1,984             --           (1,985)            --
 Reacquisition of previously issued
   common stock ...........................      --        --            --           (147)              --           (147)
 Conversion of Class B Common Stock
   to Class A Common Stock ................       4          (4)         --             --               --             --
 Amortization of unearned
   compensation ...........................      --        --            --             --              240            240
                                                ---       -----     -------        --------        --------        --------

BALANCE AT FEBRUARY 28, 1997--
 unaudited ................................      44       341        84,591        115,447           (3,195)       197,228
Activity 3/1/97 - 11/30/97--unaudited:
 Net income ...............................      --        --            --         12,321               --         12,321
 Cash dividends (6.0\c per share) .........      --        --            --         (2,310)              --         (2,310)
 Additional expense of Class A
   Common Stock Offering ..................      --        --           (17)            --               --            (17)
 Increase in equity investment ............      --        --         1,863             --               --          1,863
 Reacquisition of previously issued
   common stock ...........................      --        --            --               (1)            --               (1)
 Conversion of Class B Common Stock
   to Class A Common Stock ................       9          (9)         --             --               --             --
 Amortization of unearned
   compensation ...........................      --        --            --             --              823            823
                                                ---       -----     -------        ---------       --------        ---------

BALANCE AT NOVEMBER 30, 1997 ..............      53       332        86,437        125,457           (2,372)       209,907
Activity 12/1/97-2/28/98--unaudited:
 Net income ...............................      --        --            --         20,149               --         20,149
 Increase in equity investment ............      --        --           115             --               --            115
 Reacquisition of previously issued
   common stock ...........................      --        --           (57)          (138)              --           (195)
 Conversion of Class B Common Stock
   to Class A Common Stock ................       2          (2)         --             --               --             --
 Forfeiture of restricted shares ..........      --        --          (110)            --              110             --
 Income tax benefit related to restricted
   stock plan .............................      --        --           492             --               --            492
 Amortization of unearned
   compensation ...........................      --        --            --             --              207            207
                                                ---       -----     -------        ---------       --------        ---------

BALANCE AT FEBRUARY 28, 1998--
 unaudited ................................     $55       $330      $86,877        $145,468        $ (2,055)       $230,675
                                                ===       =====     =======        =========       ========        =========

                            See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                       THREE MONTHS ENDED
                                                                 ------------------------------
                                                                  FEBRUARY 28,     FEBRUARY 28,
                                                                      1997             1998
                                                                 --------------   -------------
                                                                   (UNAUDITED)     (UNAUDITED)
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
 Net income ..................................................     $ 17,475         $  20,149
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization ..............................        1,945             3,041
  Amortization of unearned compensation ......................          240               207
  Deferred income taxes ......................................        1,447             4,035
  Undistributed loss from equity investments .................          441               421
  Loss on disposition of property and equipment ..............           --                98
  Changes in Operating Assets and Liabilities:
   Receivables ...............................................       (7,031)           (7,278)
   Inventories ...............................................         (343)             (544)
   Prepaid expenses and other current assets .................         (798)             (704)
   Other assets ..............................................             (3)           (100)
   Accounts payable ..........................................        4,330             1,919
   Income taxes payable ......................................        8,008             7,915
   Deferred income ...........................................       (7,174)           (2,673)
   Other current liabilities .................................        2,066             2,998
                                                                   ----------       ---------
Net Cash Provided by Operating Activities. ...................       20,603            29,484


INVESTING ACTIVITIES
 Acquisition of investments ..................................      (12,025)          (64,983)
 Proceeds from maturities of investments .....................        8,646            52,910
 Capital expenditures ........................................      (10,328)          (10,612)
 Cash surrender value of life insurance ......................          (34)              (50)
 Equity investments ..........................................           --              (335)
                                                                   ----------       ---------
Net Cash Used in Investing Activities ........................      (13,741)          (23,070)


FINANCING ACTIVITIES
 Reacquisition of previously issued common stock .............         (147)             (195)
 Additional expense of Class A Common Stock Offering .........          (29)               --
                                                                   ----------       ---------
Net Cash Used in Financing Activities ........................         (176)             (195)
                                                                   ----------       ---------
Net Increase in Cash and Cash Equivalents ....................        6,686             6,219
Cash and Cash Equivalents at Beginning of Period .............        8,057             9,974
                                                                   ----------       ---------
Cash and Cash Equivalents at End of Period ...................     $ 14,743         $  16,193
                                                                   ==========       =========

                            See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         FEBRUARY 28, 1998 (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION


     The accompanying condensed consolidated financial statements have been prepared in compliance with Rule 10-01 of Regulation S-X and generally accepted accounting principles but do not include all of the information and disclosures required for complete financial statements. The statements should be read in conjunction with the consolidated financial statements and notes thereto that follow. In management's opinion, the statements include all adjustments which are necessary for a fair presentation of the results for the interim periods. All such adjustments are of a normal recurring nature. Certain reclassifications have been made to conform to the financial presentation at February 28, 1998.


     Because of the seasonal concentration of racing events, the results of operations for the three-month periods ended February 28, 1997 and February 28, 1998 are not indicative of the results to be expected for the year.


NOTE 2--EARNINGS PER SHARE


     The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share", during the three months ended February 28, 1998. This statement requires the Company to present "Basic" and "Diluted" earnings per share on the face of the income statement for current periods and to restate earnings per share for prior periods. For the three months ended February 28, 1997 and February 28, 1998 earnings per share were $.46 and $.53, respectively, for both basic and diluted earnings per share. Basic weighted average shares outstanding for the three-month periods ended February 28, 1997 and February 28, 1998 were 38,172,705 and 38,204,357, respectively. Diluted weighted average shares outstanding for the three-month periods ending February 28, 1997 and February 28, 1998 were 38,299,227 and 38,361,625, respectively.
The difference between basic weighted average shares and diluted weighted average shares is related to shares issued under the Company's Long-term Incentive Restricted Stock Plan, using the treasury stock method as prescribed by the standard.


NOTE 3--RELATED PARTY DISCLOSURES AND TRANSACTIONS


     All of the racing events that take place during the Company's fiscal year are sanctioned by various racing organizations, such as the American Historic Racing Motorcycle Association ("AHRMA"), the American Motorcyclist Association ("AMA"), the Automobile Racing Club of America ("ARCA"), the Championship Cup Series ("CCS"), the Federation Internationale de l'Automobile ("FIA"), the Federation Internationale Motocycliste ("FIM"), the International Race of Champions ("IROC"), the Indy Racing League ("IRL"), the Sports Car Club of America ("SCCA"), the Sportscar Vintage Racing Association ("SVRA"), the United States Auto Club ("USAC"), the United States Road Racing Championship ("USRRC"), the World Karting Association ("WKA"), and the National Association for Stock Car Auto Racing, Inc. ("NASCAR"). NASCAR, which sanctions some of the Company's principal racing events, is a member of the France Family Group which controls in excess of 55% of the outstanding stock of the Company and some members of which serve as directors and officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by the Company to NASCAR for disbursement to competitors totaled approximately $5.6 million and $8.9 million for the three-month periods ended February 28, 1997 and February 28, 1998, respectively.

                      INTERNATIONAL SPEEDWAY CORPORATION

                         FEBRUARY 28, 1998 (UNAUDITED)


NOTE 3--RELATED PARTY DISCLOSURES AND TRANSACTIONS--(CONTINUED)

     In October 1995 the Company entered into collateral assignment split-dollar insurance agreements covering the lives of William C. France and James C. France and their respective spouses. Pursuant to the agreements, the Company will advance the annual premiums of approximately $1,205,000 each year for a period of eight years. Upon surrender of the policies or payment of the death benefits thereunder, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company. The Company may cause the agreements to be terminated and the policies surrendered at any time after the cash surrender value of the policies equals the cumulative premiums advanced under the agreements. The Company records a net insurance expense representing the excess of the premiums paid over the increase in cash surrender value of the policies associated with these agreements. During the three-month periods ended February 28, 1997 and February 28, 1998, premiums paid were approximately equal to the increase in cash surrender value of the policies.


NOTE 4--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Cash paid for income taxes and interest for the three months ended February 28, 1997 and February 28, 1998 is as follows:

                                       1997      1998
                                      ------   -------
                                       (IN THOUSANDS)
        Income taxes paid .........    $619     $547
        Interest paid .............    $ --     $ --

NOTE 5--LEGAL PROCEEDINGS

     On October 21, 1996, the Company's indirect corporate subsidiary, Americrown Service Corporation ("Americrown"), was served with a Class Action Complaint filed in the Circuit Court of Talladega County, Alabama by Howard Padgett, Bill Lutz and Tommy Jones. The complaint was filed in September 1996 and alleged, among other things, that Americrown engaged in price-fixing activities in connection with the sale of racing souvenirs and merchandise at the Talladega Superspeedway. The complaint seeks at least $500 for each member of the putative class (persons buying racing souvenirs at Talladega Superspeedway since September 1992), but does not otherwise seek to recover compensatory or punitive damages or statutory attorneys' fees. Although Americrown attempted to remove the suit to Federal District Court, it was remanded to the Circuit Court of Talladega County, Alabama, where discovery and the class certification process are proceeding. Americrown disputes the allegations and intends to defend the action fully and vigorously.

     In March 1997, two purported class action companion lawsuits were filed in the United States District Court, Northern District of Georgia, against the Company, its indirect corporate subsidiary, Americrown Service Corporation, and a number of other persons alleging, in substance, that the defendants unlawfully conspired to fix prices of souvenirs and merchandise sold to consumers in violation of federal antitrust laws. One suit was filed by Florida residents and the other suit was filed by Georgia residents. Both suits seek damages and injunctive relief on behalf of all persons who purchased souvenirs or merchandise from certain vendors at any NASCAR Winston Cup Series stock car race or supporting event in the United States during the period 1991 to present. The two suits have been consolidated and the court has established a timetable to consider class certification. Discovery is proceeding. The Company and Americrown dispute the allegations and intend to defend the actions fully and vigorously.


     Management is presently unable to predict or quantify the outcome of these matters.

                      INTERNATIONAL SPEEDWAY CORPORATION

                         FEBRUARY 28, 1998 (UNAUDITED)


NOTE 6--ACQUISITION


     On July 14, 1997, Phoenix Speedway Corporation, a newly formed wholly-owned subsidiary of the Company, acquired substantially all of the assets comprising the business and motorsports complex known as "Phoenix International Raceway" from Phoenix International Raceway, Inc., Phoenix International Raceway, L.L.C. and Phoenix International Raceway Limited Partnership. The acquisition has been accounted for under the purchase method of accounting, and accordingly, the results of operations have been included in the Company's consolidated statements of operations since the date of acquisition.

     The following unaudited pro forma financial information presents a summary of consolidated results of operations as if the acquisition had occurred as of December 1, 1996 after giving effect to certain adjustments, including depreciation, amortization of goodwill, interest income, interest expense on acquisition debt and related income tax effects. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made on that date, nor are they necessarily indicative of results which may occur in the future.

                                                       PRO FORMA--UNAUDITED
                                                       FOR THE THREE MONTHS
                                                     ENDED FEBRUARY 28, 1997
                                            -----------------------------------------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Total revenues .......................                    $54,047
   Net income ...........................                     16,769
   Basic net income per share ...........                        .44
   Diluted net income per share .........                        .44

NOTE 7--SUBSEQUENT EVENTS

     In March, 1998, the Company sold its entire equity interest in Grand Prix Association of Long Beach, Inc. for $5.3 million. The Company acquired its position in Grand Prix through a series of transactions during 1997 for a total of $4.3 million, including acquisition costs.

     In March of 1998, the Company acquired an additional 5% ownership interest in the Homestead-Miami Speedway, LLC for $2.8 million, which was substantially financed by a 7.5% interest bearing note, payable on December 31, 2001.


     In April 1998, Kansas International Speedway Corporation, a wholly owned subsidiary of the Company, was named as a defendant in a lawsuit filed in the District Court of Wyandotte County, Kansas, by certain county property owners against the Unified Government of Wyandotte County/ Kansas City, Kansas (the "Unified Government") seeking to temporarily and permanently enjoin the development of the Kansas International Speedway on constitutional grounds. Also in April 1998, the District Attorney of Wyandotte County initiated a proceeding against the Unified Government challenging the constitutionality of the Kansas statute authorizing, among other things, the Unified Government's issuance of special obligation bonds and its exercise of eminent domain and zoning decisions regarding the development of Kansas International Speedway. The District Attorney requested an expedited review by the Supreme Court of the State of Kansas, which was granted. The Supreme Court is expected to rule on these issues in the summer of 1998. An adverse disposition by the Supreme Court would most likely impede or preclude development of the Kansas International Speedway. Further, the ultimate disposition of the District Court proceeding may adversely impact the development of the Kansas International Speedway.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Shareholders
International Speedway Corporation


     We have audited the accompanying consolidated balance sheets of International Speedway Corporation and subsidiaries as of November 30, 1996 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended August 31, 1995 and 1996, the three month period ended November 30, 1996, and the year ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Speedway Corporation and subsidiaries at November 30, 1996 and 1997, and the consolidated results of their operations and their cash flows for the years ended August 31, 1995 and 1996, the three month period ended November 30, 1996 and the year ended November 30, 1997, in conformity with generally accepted accounting principles.


                                        Ernst & Young LLP



Jacksonville, Florida
January 22, 1998, except as to Note 1,
Earnings Per Share, as to which the date is April 14, 1998.

                      INTERNATIONAL SPEEDWAY CORPORATION
                          CONSOLIDATED BALANCE SHEETS


                                                                               NOVEMBER 30,
                                                                         -------------------------
                                                                             1996          1997
                                                                         -----------   -----------
                                ASSETS                                        (IN THOUSANDS)
  Current Assets:
   Cash and cash equivalents .........................................    $  8,057      $  9,974
   Short-term investments (Note 4) ...................................      75,557        23,601
   Receivables, less allowances of $35 and $100, respectively.........       4,860         7,425
   Inventories .......................................................       1,253           866
   Prepaid expenses and other current assets .........................       2,906         4,077
                                                                          --------      --------
  Total Current Assets ...............................................      92,633        45,943

  Property and Equipment:
   Land and leasehold improvements ...................................       3,668        15,177
   Buildings, grandstands and tracks .................................     104,152       153,044
   Furniture and equipment ...........................................      27,173        33,168
   Construction in progress ..........................................      15,618        18,606
                                                                          --------      --------
                                                                           150,611       219,995
   Less: accumulated depreciation ....................................      39,258        53,917
                                                                          --------      --------
                                                                           111,353       166,078

  Other Assets:
   Cash surrender value of life insurance ............................       2,337         3,590
   Equity investments (Note 2) .......................................      26,952        45,844
   Goodwill, less accumulated amortization of $382 (Note 3)...........          --        40,400
   Long-term investments (Note 4) ....................................         500           500
   Other .............................................................         294           468
                                                                          --------      --------
                                                                            30,083        90,802
                                                                          --------      --------
  Total Assets .......................................................    $234,069      $302,823
                                                                          ========      ========
                   LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities:
   Accounts payable ..................................................    $  3,306      $  6,898
   Income taxes payable (Note 5) .....................................          87             7
   Deferred income ...................................................      35,760        49,338
   Current portion of note payable ...................................          --        13,295
   Other current liabilities .........................................         558         1,381
                                                                          --------      --------
  Total Current Liabilities ..........................................      39,711        70,919
  Notes Payable ......................................................          --         1,007
  Deferred Income Taxes (Note 5) .....................................      15,069        20,990

  Commitments and Contingencies (Note 8)

  Shareholders' Equity (Notes 1 and 7):
   Class A Common Stock, $.01 par value, 80,000,000 shares
     authorized; 4,000,000 and 5,342,042 issued and outstanding
     in 1996 and 1997, respectively ..................................          40            53
   Class B Common Stock, $.01 par value, 40,000,000 shares
     authorized; 34,406,325 and 33,154,920 issued and outstanding
     in 1996 and 1997, respectively ..................................         344           332
   Additional paid-in capital ........................................      82,236        86,437
   Retained earnings .................................................      98,119       125,457
                                                                          --------      --------
                                                                           180,739       212,279
   Less unearned compensation--restricted stock (Note 11) ............       1,450         2,372
                                                                          --------      --------
  Total Shareholders' Equity .........................................     179,289       209,907
                                                                          --------      --------
  Total Liabilities and Shareholders' Equity .........................    $234,069      $302,823
                                                                          ========      ========

                                           See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME




                                                                                      THREE MONTHS
                                                               YEAR ENDED                 ENDED         YEAR ENDED
                                                               AUGUST 31,             NOVEMBER 30,     NOVEMBER 30,
                                                       ---------------------------   --------------   -------------
                                                           1995           1996            1996             1997
                                                       ------------   ------------   --------------   -------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
 Admissions, net ...................................     $ 43,274       $ 50,140        $  4,191        $  69,487
 Motorsports related income ........................       24,033         27,433           3,972           46,650
 Food, beverage and souvenir income ................       14,442         17,505           1,943           23,408
 Other income ......................................          423            964             390            1,829
                                                         --------       --------        --------        ---------
                                                           82,172         96,042          10,496          141,374

Expenses:
 Direct expenses:
  Prize and point fund monies and NASCAR
    sanction fees ..................................       11,765         13,865           1,301           20,567
  Motorsports related expenses .....................       11,604         15,336           2,814           23,075
  Food, beverage and souvenir expenses .............        8,107         10,278           1,536           13,435
 General and administrative expenses ...............       18,202         20,930           5,057           29,486
 Depreciation and amortization .....................        4,798          6,302           2,353            9,910
                                                         --------       --------        --------        ---------
                                                           54,476         66,711          13,061           96,473
                                                         --------       --------        --------        ---------

Operating income (loss) ............................       27,696         29,331          (2,565)          44,901
Interest income, net ...............................        1,436            872             261            2,687
Equity in net income (loss) from
  equity investments ...............................          285          1,441            (304)             366
                                                         --------       --------        --------        ---------
Income (loss) before income taxes ..................       29,417         31,644          (2,608)          47,954
Income taxes (benefit) (Note 5) ....................       11,054         11,963            (741)          18,158
                                                         --------       --------        --------        ---------
Net income (loss) ..................................     $ 18,363       $ 19,681        $ (1,867)       $  29,796
                                                         ========       ========        ========        =========
Basic earnings (loss) per share (Note 1) ...........     $   0.54       $   0.58        $  (0.05)       $    0.78
                                                         ========       ========        ========        =========
Diluted earnings (loss) per share (Note 1) .........     $   0.54       $   0.57        $  (0.05)       $    0.78
                                                         ========       ========        ========        =========
Dividends per share (Note 1) .......................         4.7\c          5.3\c             --             6.0\c
                                                         ========       ========        ========        =========

                                           See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY




                                                CLASS A    CLASS B
                                                COMMON     COMMON                                  UNEARNED
                                                 STOCK      STOCK     ADDITIONAL                COMPENSATION--       TOTAL
                                               $.01 PAR   $.01 PAR     PAID-IN      RETAINED      RESTRICTED     SHAREHOLDERS'
                                                 VALUE      VALUE      CAPITAL      EARNINGS         STOCK          EQUITY
                                              ---------- ---------- ------------- ------------ ---------------- --------------
                                                                               (IN THOUSANDS)
BALANCE AT AUGUST 31, 1994 ..................     $--      $344        $1,364       $ 67,194       $   (625)       $ 68,277
 Net income .................................      --        --            --         18,363             --          18,363
 Cash dividends (4.7\c per share) ...........      --        --            --         (1,605)            --          (1,605)
 Reacquisition of previously issued
   common stock .............................      --        --            --           (106)            --            (106)
 Restricted stock granted (Note 11) .........      --        --           489             --           (489)             --
 Amortization of unearned
   compensation (Note 11) ...................      --        --            --             --            318             318
                                                  ---      -----       -------      --------       --------        --------
BALANCE AT AUGUST 31, 1995 ..................      --       344         1,853         83,846           (796)         85,247
 Net income .................................      --        --            --         19,681             --          19,681
 Cash dividends (5.3\c per share) ...........      --        --            --         (1,836)            --          (1,836)
 Reacquisition of previously issued
   common stock .............................      --          (1)           (2)      (1,705)            --          (1,708)
 Restricted stock granted (Note 11) .........      --         1         1,599             --         (1,600)             --
 Amortization of unearned
   compensation (Note 11) ...................      --        --            --             --            606             606
 Recapitalization of equity investment ......      --        --         4,677             --             --           4,677
                                                  ---      ------      --------     --------       --------        --------
BALANCE AT AUGUST 31, 1996 ..................      --       344         8,127         99,986         (1,790)        106,667
 Net loss ...................................      --        --            --         (1,867)            --          (1,867)
 Public offering--Class A Common
   Stock (Note 7) ...........................      40        --        74,327             --             --          74,367
 Forfeiture of restricted shares ............      --        --          (218)            --            218              --
 Amortization of unearned
   compensation (Note 11) ...................      --        --            --             --            122             122
                                                  ---      ------      --------     --------       --------        --------
BALANCE AT NOVEMBER 30, 1996 ................      40       344        82,236         98,119         (1,450)        179,289
 Net income .................................      --        --            --         29,796             --          29,796
 Cash dividends (6.0\c per share) ...........      --        --            --         (2,310)            --          (2,310)
 Increase in equity investments (Note 2).....      --        --         2,263             --             --           2,263
 Additional expense of Class A
   Common Stock Offering ....................      --        --           (46)            --             --             (46)
 Restricted stock granted (Note 11) .........      --         1         1,984             --         (1,985)             --
 Reacquisition of previously issued
   common stock .............................      --        --            --           (148)            --            (148)
 Conversion of Class B Common Stock
   to Class A Common Stock ..................      13       (13)           --             --             --              --
 Amortization of unearned
   compensation (Note 11) ...................      --        --            --             --          1,063           1,063
                                                  ---      ------      --------     --------       --------        --------
BALANCE AT NOVEMBER 30, 1997 ................     $53      $332        $86,437      $125,457       $ (2,372)       $209,907
                                                  ===      ======      ========     ========       ========        ========

                                           See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                     THREE MONTHS
                                                                 YEAR ENDED              ENDED       YEAR ENDED
                                                                 AUGUST 31,          NOVEMBER 30,   NOVEMBER 30,
                                                         -------------------------- -------------- -------------
                                                              1995         1996          1996           1997
                                                         ------------- ------------ -------------- -------------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES
 Net income (loss) .....................................  $   18,363    $  19,681     $  (1,867)    $   29,796
 Adjustments to reconcile net income (loss)
    to net cash provided by operating activities:
  Depreciation and amortization ........................       4,798        6,302         2,353          9,910
  Amortization of unearned compensation ................         318          606           122          1,063
  Deferred income taxes ................................       1,650        1,500          (766)         4,425
  Undistributed (income) loss from
    equity investments. ................................        (285)      (1,441)          304           (366)
  (Gain) loss on disposition of property
    and equipment ......................................         251          (13)           --             --
  Changes in Operating Assets and Liabilities:
   Receivables .........................................        (447)      (1,661)       (1,405)          (667)
   Inventories .........................................         (89)        (251)          156            485
   Prepaid expenses and other current assets ...........      (1,322)         712           651           (689)
   Other assets ........................................         (61)        (127)           --           (204)
   Accounts payable ....................................       1,167        1,201          (514)         3,280
   Deferred income .....................................       2,702        6,111         9,797          6,791
   Income taxes payable ................................         272         (267)           30            (80)
   Other current liabilities ...........................         409          317        (1,038)         1,190
                                                          ----------    ---------     ---------     ----------
Net Cash Provided by Operating Activities ..............      27,726       32,670         7,823         54,934

INVESTING ACTIVITIES
 Acquisition of investments ............................    (125,982)     (83,502)      (70,959)      (145,391)
 Proceeds from maturities of investments ...............     119,392      106,330         3,771        197,347
 Capital expenditures ..................................     (16,831)     (34,792)      (14,864)       (38,627)
 Equity investments ....................................          --      (15,287)           --        (17,725)
 Cash surrender value of life insurance ................         (30)        (725)       (1,123)        (1,253)
 Proceeds from sale of assets ..........................          80           21            --             --
 Acquisition of Watkins Glen International interest,
   net of cash acquired ................................          --           --            --           (996)
 Acquisition of Phoenix International Raceway,
   net of cash acquired ................................          --           --            --        (43,868)
                                                          ----------    ---------     ---------     ----------
Net Cash Used in Investing Activities ..................     (23,371)     (27,955)      (83,175)       (50,513)

FINANCING ACTIVITIES
 Reacquisition of previously issued common stock .......        (106)      (1,708)           --           (148)
 Additional expense of Class A
   Common Stock Offering . .............................          --           --            --            (46)
 Cash dividends paid ...................................      (1,605)      (1,836)           --         (2,310)
 Issuance of Class A Common Stock ......................          --           --        74,367             --
 Short-term borrowings .................................          --           --         7,800             --
 Repayment of short-term borrowings ....................          --           --        (7,800)            --
                                                          ----------    ---------     ---------     ----------
Net Cash Provided by (Used in) Financing Activities.....      (1,711)      (3,544)       74,367         (2,504)
                                                          ----------    ---------     ---------     ----------
Net Increase (Decrease) in Cash
 and Cash Equivalents ..................................       2,644        1,171          (985)         1,917
Cash and Cash Equivalents at Beginning of Period .......       5,227        7,871         9,042          8,057
                                                          ----------    ---------     ---------     ----------
Cash and Cash Equivalents at End of Period .............  $    7,871    $   9,042     $   8,057     $    9,974
                                                          ==========    =========     =========     ==========

                                           See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1997


NOTE 1--DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     DESCRIPTION OF BUSINESS: International Speedway Corporation and its wholly-owned subsidiaries (the "Company") is a leading promoter of motorsports activities in the United States. The Company owns and operates five premier motorsports facilities--Daytona International Speedway, a 2.5 mile, tri-oval track located in Daytona Beach, Florida; Talladega Superspeedway, a 2.6 mile, tri-oval track located in Talladega, Alabama; Phoenix International Raceway ("Phoenix"), a one mile oval track located outside of Phoenix, Arizona (See
Note 3); Darlington Raceway, a 1.3 mile track located in Darlington, South Carolina; and Watkins Glen International ("Watkins Glen"), a 3.4 mile road course located in Watkins Glen, New York (See Note 3). The Company also operates Tucson Raceway Park in Pima County Arizona.


     At these facilities the Company currently promotes over 80 stock car, sports car, truck, motorcycle and other racing events annually, including eight NASCAR Winston Cup Series championship point races, two NASCAR Winston Cup Series non-championship point races, five NASCAR Busch Series--Grand National Division races, three NASCAR Craftsman Truck Series races, and a number of prestigious sports car and motorcycle races.


     The Company also has investments in other motorsports entertainment companies. The Company holds an 11% indirect interest in Penske Motorsports, Inc. ("PMI"), which owns and operates Michigan International Speedway, Pennsylvania's Nazareth Speedway, the California Speedway, and the North Carolina Motor Speedway. The Company also holds a 40% interest in Homestead--Miami Speedway, LLC ("Homestead"), the operator of the Metro-Dade Homestead Motorsports Complex, and an approximately 7% interest in Grand Prix Association of Long Beach ("Long Beach"), the operator of Grand Prix of Long Beach, California, Gateway International Raceway in Madison, Illinois and Memphis Motorsports Park in Millington, Tennessee.


     The Company owns and operates DAYTONA USA--The Ultimate Motorsports Attraction, a motorsports theme-entertainment complex that includes interactive media, theaters, historical memorabilia and exhibits.


     Americrown Service Corporation ("Americrown"), one of the Company's wholly-owned subsidiaries, conducts the food, beverage and souvenir concession operations at the Daytona, Talladega and Darlington facilities. Americrown is also responsible for providing catering services to corporate customers both in suites and entertainment chalets at these facilities and at unaffiliated sporting events.


     The Company's proprietary MRN radio network and NASCAR Truck Network produces and syndicates NASCAR Winston Cup Series, NASCAR Busch Series--Grand National Division, NASCAR Craftsman Truck Series and other races promoted by the Company and others. MRN Radio also produces daily and weekly NASCAR racing programs.


     BASIS OF PRESENTATION: On September 5, 1996 the Company's Board of Directors approved a recapitalization of the Company which became effective November 4, 1996, concurrently with the effectiveness of the Registration Statement filed on September 6, 1996 with the Securities and Exchange Commission in connection with the offering of 4,000,000 shares of the Company's newly authorized Class A Common Stock (discussed below). The recapitalization modified the Company's

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 1--DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


authorized capital to include one million shares of Preferred Stock, eighty million shares of Class A Common Stock and forty million shares of Class B Common Stock. Pursuant to the recapitalization, all of the Company's existing outstanding shares of Common Stock were automatically converted, on a 15-for-one basis, into the newly authorized shares of Class B Common Stock and the shares of Common Stock previously held as treasury stock were retired. Shareholders' equity and all share information and per share data have been adjusted to give effect to the recapitalization and related stock split.


     Effective December 1, 1996, the Company changed its fiscal year end from August 31 to November 30. This resulted in a three-month transition period commencing September 1, 1996 and ending November 30, 1996.



     SIGNIFICANT ACCOUNTING POLICIES:


     PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of International Speedway Corporation and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.


     CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, bank demand deposit accounts, repurchase agreements and money market accounts at investment firms. Cash and cash equivalents exclude certificates of deposit, obligations of U.S. Government Agencies, U.S. Treasury Notes and U.S. Treasury Bills, regardless of original maturity.


     INVESTMENTS (NOTE 4): The Company accounts for investments in accordance with Statement of Financial Accounting Standard (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


     The Company determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity based on the Company's positive intent and ability to hold the securities to maturity. These securities are stated at cost. Interest and dividends are included in interest income.


     Short-term investments consist of certificates of deposit and securities held-to-maturity which are due in one year or less. Certificates of deposit are readily convertible to cash and are stated at cost.


     Long-term investments consist of securities held-to-maturity which are due after one year and are stated at cost.


     INVENTORIES: Inventories of items for resale are stated at the lower of cost, determined on the first-in, first-out basis, or market.

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 1--DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     PROPERTY AND EQUIPMENT: Property and equipment, including improvements to existing facilities, are stated at cost. Depreciation is provided for financial reporting purposes using either the straight-line or accelerated methods over estimated useful lives as follows:


            Buildings, grandstands and tracks .........   5-34 years
            Furniture and equipment ...................   3-20 years

     EQUITY INVESTMENTS (NOTE 2): Equity investments at November 30, 1996, represent a 50% ownership interest in Watkins Glen and a 20% ownership interest in PSH Corp (resulting in an approximately 11% indirect interest in PMI). At November 30, 1997, equity investments represent a 40% interest in Homestead, an approximately 7% interest in Long Beach and a 20% ownership interest in PSH Corp. These investments are accounted for using the equity method of accounting. The Company's equity in the net income from equity investments is recorded as income with a corresponding increase in the investment. Dividends received and amortization of the Company's investment in excess of its pro rata share of the underlying assets reduce the investment. The Company's investment in excess of its pro rata share of the underlying assets is amortized by the straight-line method over 20 years. The Company recognizes the effects of transactions involving the sale or distribution by an equity investee of its common stock as capital transactions.


     GOODWILL: Goodwill resulting from acquisitions is being amortized by the straight-line method over 40 years. Recoverability of intangibles is assessed using estimated undiscounted cash flows of related operations.


     FAIR VALUE OF FINANCIAL INSTRUMENTS: The Company's financial instruments consist of cash, short- and long-term investments, accounts receivable and accounts payable. The carrying value of these financial instruments approximates their fair value at November 30, 1997.


     INCOME TAXES (NOTE 5): Income taxes have been provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.


     ADMISSION INCOME: Admission income and all race-related revenue is earned upon completion of an event and is stated net of admission and sales taxes collected. Refundable advance ticket sales and all race-related revenue on future events are deferred until earned.


     ADVERTISING EXPENSE: Advertising costs are expensed as incurred or, as in the case of race-related advertising, upon the completion of the event. Advertising expense was approximately $1.3 million, $1.7 million, $290,000 and $2.4 million for the years ended August 31, 1995 and 1996, the three months ended November 30, 1996 and the year ended November 30, 1997, respectively.


     EARNINGS PER SHARE: The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share", during its first quarter ended February 28, 1998. This statement requires the Company to present "Basic" and "Diluted" earnings per share on the face of the income statement

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 1--DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
for current periods and to restate earnings per share for prior periods. All earnings per share amounts presented have been restated to conform to Statement 128 requirements. Weighted shares outstanding for the restated periods presented are:


                                                         BASIC        DILUTED
                                                     ------------   -----------
   Year ended August 31, 1995 ....................   34,215,479     34,294,530
   Year ended August 31, 1996 ....................   34,191,106     34,317,430
   Three months ended November 30, 1996 ..........   35,327,263     35,470,048
   Year ended November 30, 1997 ..................   38,185,473     38,339,978

     The difference between basic weighted average shares and diluted weighted average shares is related to shares issued under the Company's long-term incentive restricted stock plan, using the treasury stock method as prescribed by the standard.


     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     NEW ACCOUNTING PROUNCEMENTS: In 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The adoption of SFAS No. 121 had no impact on the Company's financial position or results of operations.


     The Company accounts for its long-term incentive restricted stock plan in accordance with provisions of Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees." In 1995, SFAS No. 123, "Accounting for Stock Based Compensation" was issued. SFAS No. 123 provides an alternative to APB 25 and is effective for the Company in fiscal year 1997. The Company has elected to continue to account for its long-term incentive plan in accordance with the provisions of APB 25. See Note 11.


     In February 1997, SFAS No. 128, "Earnings Per Share," was issued and is effective for financial statements issued for periods ending after December 15, 1997. This statement requires companies to present earnings per share on the face of the income statement in two categories called "Basic" and "Diluted" and requires restatement of all periods presented. The Company will adopt SFAS No. 128 during the first quarter of 1998. Management believes the impact on earnings per share will not be material.


     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS No. 130 in fiscal 1999. SFAS No. 130 expands or modifies disclosures and, accordingly, will have no impact on the Company's reported financial position, results of operations or cash flows.

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 1--DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and reporting selected information about operating segments in interim financial reports and is effective for fiscal years beginning after December 15, 1997. The Company has not yet determined the effect of SFAS No. 131 on its financial statement disclosures.


     COMPARABILITY: For comparability, certain 1995 and 1996 amounts have been reclassified where appropriate to conform with the presentation adopted in 1997.


NOTE 2--EQUITY INVESTMENTS


     Equity investments includes the following:



                                                                     %                               %
                                                   1996          OWNERSHIP          1997         OWNERSHIP
                                             ----------------   -----------   ---------------   ----------
                                              (IN THOUSANDS)                   (IN THOUSANDS)
   PSH Corp. .............................        $23,774              20         $30,628           20
   Watkins Glen International, Inc.
    (Note 3) .............................          3,178              50              --           --
   Grand Prix Association of Long
    Beach, Inc. ..........................             --              --           3,816            7
   Homestead-Miami Speedway, LLC .........             --              --          11,400           40
                                                  -------                         -------
                                                  $26,952                         $45,844
                                                  =======                         =======

     On December 13, 1996, PMI acquired property adjacent to the California Speedway for $13.4 million, which was paid with cash of $5 million and the issuance of 254,298 shares of its common stock. As a result of the increase in PMI's equity, the Company recorded an increase in its equity investment in PSH Corp. of approximately $650,000 and recorded a corresponding increase in deferred income taxes and additional paid-in capital of approximately $250,000 and $400,000, respectively.


     On May 19, 1997, PMI increased its ownership interest in North Carolina Motor Speedway ("NCMS") to approximately 70% through the issuance of 906,542 shares of its common stock valued at $30 per share. As a result of PMI's increased investment in NCMS, the Company recorded an increase in its equity investment in PSH Corp. of approximately $3 million and recorded a corresponding increase in deferred income taxes and additional paid-in capital of approximately $1.2 million and $1.8 million, respectively.


     In July 1997, the Company invested $11.8 million, plus related acquisition costs, for its 40% interest in Homestead.


     On August 8, 1997, the Company invested $3.9 million, plus related acquisition costs, for an approximately 7% interest in Long Beach. The Company's investment exceeded its share of the underlying net assets by approximately $1.9 million. The excess is being amortized into expense by decreasing the equity in income of equity investments using the straight-line method over twenty years.

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 2--EQUITY INVESTMENTS--(CONTINUED)


     The Company's investment in excess of its share of underlying net assets in equity investments net of amortization amounted to $7.3 million and $8.8 million in 1996 and 1997, respectively. Amortization of the excess over the Company's share of the underlying net assets for the year ended August 31, 1996, the three month period ended November 30, 1996 and the year ended November 30, 1997 was approximately $288,000, $96,000 and $416,000, respectively.


     The Company's share of undistributed equity in the earnings from equity investments included in retained earnings at November 30, 1996 and 1997 was approximately $3,002,000 and $3,784,000, respectively.


     Summarized financial information for the Company's affiliated companies accounted for by the equity method (PSH Corp. and Watkins Glen as of August 31 and November 30, 1996, PSH Corp., Homestead and Long Beach as of November 30,
1997) is as follows (in thousands):



                                                      THREE MONTHS
                                       YEAR ENDED         ENDED         YEAR ENDED
                                       AUGUST 31,     NOVEMBER 30,     NOVEMBER 30,
                                          1996            1996             1997
                                      ------------   --------------   -------------
                                                     (IN THOUSANDS)
   Current assets .................      $79,900        $ 62,500         $ 22,400
   Noncurrent assets ..............       97,100         115,700          379,900
   Current liabilities ............       26,000          19,300           44,100
   Noncurrent liabilities .........       12,500          14,000          116,200
   Minority interests .............       52,900          55,500           84,900
   Net revenues ...................       58,900          24,800          126,800
   Operating income ...............       20,500           9,200           29,200
   Net income .....................        7,500           3,800            8,900

NOTE 3--ACQUISITIONS


     On April 1, 1997, the Company exercised its contractual option to acquire the 50% interest it did not already own in Watkins Glen from Corning, Inc. for approximately $3.1 million. The transaction price represented the stock's book value at December 31, 1996. The Company's option to purchase Corning's interest for its book value was part of a shareholder agreement between the two companies in place since 1988.


     The Company's equity in Watkins Glen's net loss through March 31, 1997 is included in equity in net income from equity investments at November 30, 1997. The acquisition of the additional 50% interest was accounted for under the purchase method. Subsequent to the acquisition on April 1, 1997, Watkins Glen International is accounted for on a consolidated basis.


     On July 14, 1997, Phoenix Speedway Corporation, a newly formed wholly-owned subsidiary of the Company, acquired substantially all of the assets comprising the business and motorsports complex known as "Phoenix International Raceway" from Phoenix International Raceway, Inc., Phoenix International Raceway, L.L.C. and Phoenix International Raceway Limited Partnership for consideration consisting of $46.4 million in cash, notes payable of $13.8 million, and related acquisition costs. Interest is being accrued on the note payable to the former principal and shareholder at an annual rate of 9%.

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997



NOTE 3--ACQUISITIONS--(CONTINUED)


     The Phoenix acquisition has been accounted for under the purchase method of accounting, and accordingly, the results of operations have been included in the Company's consolidated statements of operations since the date of acquisition. The purchase price was allocated to the assets and liabilities acquired based on estimated fair values at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired was approximately $40.8 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years. The amount amortized for the year ended November 30, 1997 was approximately $382,000.


     The following unaudited pro forma financial information presents a summary of consolidated results of operations as if the Phoenix transaction had occurred as of September 1, 1995 after giving effect to certain adjustments, including depreciation, amortization of goodwill, interest income, interest expense on acquisition debt and related income tax effects. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made on that date, nor are they necessarily indicative of results which may occur in the future.


                                                             PRO FORMA
                                        ---------------------------------------------------
                                         YEAR ENDED     THREE MONTHS ENDED      YEAR ENDED
                                         AUGUST 31,        NOVEMBER 30,        NOVEMBER 30,
                                            1996               1996                1997
                                        ------------   --------------------   -------------
                                                            (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Total revenues ...................    $ 107,343            $17,449           $ 146,135
   Net income .......................       19,752                119              28,953
   Basic income per share ...........         0.58                 --                0.76
   Diluted income per share .........         0.58                 --                0.76

NOTE 4--INVESTMENTS


     The following is a summary of short-term and long-term investments:


                                                         NOVEMBER 30, 1996
                                       -----------------------------------------------------
                                                        GROSS          GROSS       ESTIMATED
                                                     UNREALIZED     UNREALIZED      MARKET
                                          COST          GAINS         LOSSES         VALUE
                                       ----------   ------------   ------------   ----------
                                                          (IN THOUSANDS)
   Held-to-maturity securities
    Municipal securities ...........    $74,642          $--            $ 3        $74,639
   Certificates of deposit .........      1,415           --             --          1,415
                                        -------          ---            ---        -------
                                        $76,057          $--            $ 3        $76,054
                                        =======          ===            ===        =======

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 4--INVESTMENTS--(CONTINUED)

                                                                          NOVEMBER 30, 1997
                                                        -----------------------------------------------------
                                                                         GROSS          GROSS       ESTIMATED
                                                                      UNREALIZED     UNREALIZED      MARKET
                                                           COST          GAINS         LOSSES         VALUE
                                                        ----------   ------------   ------------   ----------
                                                                           (IN THOUSANDS)
   Held-to-maturity securities
    Obligations of U.S. Government agencies .........    $11,936          $36            $--        $11,972
    Municipal securities ............................        957           --              2            955
                                                         -------          ---            ---        -------
                                                          12,893           36              2         12,927
   Certificates of deposit ..........................     11,208           --             --         11,208
                                                         -------          ---            ---        -------
                                                         $24,101          $36            $ 2        $24,135
                                                         =======          ===            ===        =======

     The cost and market values of held-to-maturity securities include accrued investment income of approximately $81,000 and $12,000 at November 30, 1996 and 1997, respectively.


     The cost and estimated market value of the held-to-maturity securities at November 30, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of certain securities have the right to prepay obligations.


                                                           NOVEMBER 30, 1997
                                                       --------------------------
                                                                      ESTIMATED
                                                          COST       MARKET VALUE
                                                       ----------   -------------
                                                             (IN THOUSANDS)
   Held-to-maturity securities
    Due in one year or less ........................    $12,393        $12,429
    Due after one year through three years .........        500            498
                                                        -------        -------
                                                        $12,893        $12,927
                                                        =======        =======

NOTE 5--FEDERAL AND STATE INCOME TAXES


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Substantially all of the deferred tax liability results from the excess of tax accelerated depreciation over depreciation for financial reporting purposes and from different bases in the equity investments for tax and financial reporting purposes.

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 5--FEDERAL AND STATE INCOME TAXES--(CONTINUED)
     Significant components of the provision for income taxes are as follows:



                                               YEARS ENDED         THREE MONTHS
                                               AUGUST 31,              ENDED         YEAR ENDED
                                          ---------------------    NOVEMBER 30,     NOVEMBER 30,
                                             1995        1996          1996             1997
                                          ---------   ---------   --------------   -------------
                                                              (IN THOUSANDS)
   Current tax expense (benefit):
    Federal ...........................    $ 8,274     $ 9,117       $(1,140)         $12,973
    State .............................      1,150       1,310              (3)         2,042

   Deferred tax expense:
    Federal ...........................      1,369       1,341           352            2,181
    State .............................        261         195            50              962
                                           -------     -------       ---------        -------
   Provision for income taxes .........    $11,054     $11,963       $  (741)         $18,158
                                           =======     =======       =========        =======

     The reconciliation of income tax computed at the federal statutory tax rates to income tax expense is as follows:




                                                 YEARS ENDED                       THREE MONTHS
                                 --------------------------------------------          ENDED               YEAR ENDED
                                     AUGUST 31, 1995       AUGUST 31, 1996       NOVEMBER 30, 1996       NOVEMBER 30, 1997
                                 ----------------------- --------------------   --------------------- ----------------------
                                                  % OF                 % OF                  % OF                   % OF
                                                PRE-TAX              PRE-TAX                PRE-TAX                PRE-TAX
                                     AMOUNT      INCOME    AMOUNT     INCOME    AMOUNT      INCOME      AMOUNT     INCOME
                                 ------------- --------- ---------- --------- ---------- ------------ ---------- ----------
                                                                       (IN THOUSANDS)
   Income tax computed at
    federal statutory rates ....    $10,296       35.0%   $11,075      35.0%    $ (913)      (35.0%)   $16,784       35.0%
   State income taxes, net of
    federal tax benefit ........       884         3.0        977       3.1         26          1.0      2,053        4.3
   Non-taxable share of
    (income) loss from
    unconsolidated affiliates...      (100)       (0.3)      (504)     (1.6)        73          2.8       (238)      (0.5)
   Officers' life insurance
    expense ....................          (2)       --        162       0.5         17          0.7         23         --
   Other, net ..................       (24)       (0.1)       253       0.8         56          2.1       (464)      (0.9)
                                    --------      ----    -------      ----     ------       ------    -------       ----
                                    $11,054       37.6%   $11,963      37.8%    $ (741)      (28.4%)   $18,158       37.9%
                                    ========      ====    =======      ====     ======       ======    =======       ====

NOTE 6--LINES OF CREDIT


     The Company has a $10 million line of credit with a financial institution which expires in March 1999. There were no borrowings under the Company's credit facility at November 30, 1997.

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997
NOTE 7--CAPITAL STOCK


     The Company's authorized capital includes 80 million shares of Class A Common Stock, par value $.01 ("Class A Common Stock"), 40 million shares of Class B Common Stock, par value $.01 ("Class B Common Stock"), and one million shares of Preferred Stock, par value $.01 (the "Preferred Stock"). The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain dividend and conversion rights as described below. Each share of Class A Common Stock entitles the holder to one-fifth (1/5) vote on each matter submitted to a vote of the Company's shareholders and each share of Class B Common Stock entitles the holder to one
(1) vote on each such matter, in each case including the election of directors. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefrom, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time at the option of the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date of any meeting of the shareholders, the number of shares of Class B Common Stock then outstanding is less than 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.


     The Board of Directors of the Company is authorized, without further shareholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations, or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. The Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock.


     On November 4, 1996 the Company sold 4,000,000 shares of its newly created Class A Common Stock in an underwritten public offering (the "Offering"). The price to the public was $20 per share. The net proceeds to the Company from the sale of the stock sold by the Company in the Offering were approximately $74.3 million, after deduction of underwriting discounts and commissions and expenses of the Offering. Approximately $7.8 million of the net proceeds of this Offering was used to repay borrowings incurred under one of the Company's lines of credit in September 1996. The Company used approximately $3.1 million of the net proceeds to acquire the 50% interest it did not already own in Watkins Glen International, Inc., $43.9 million to acquire Phoenix International Raceway and $16.2 million for equity investments in Homestead-Miami Speedway, LLC and Grand Prix Association of Long Beach, Inc. The remaining net proceeds were used for working capital and other general corporate purposes, including continued improvements to and expansion of the Company's facilities and operations. Pending such uses, the Company had invested the net proceeds of the Offering in short-term interest-bearing obligations.


     No shares of Preferred Stock are outstanding. See also Note 1--Basis of Presentation.

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 8--COMMITMENTS AND CONTINGENCIES


     A. In 1985, International Speedway Corporation ("ISC") established a salary incentive plan designed to qualify under Section 401(k) of the Internal Revenue Code. Employees of ISC and certain participating subsidiaries who have completed 1,000 hours and 12 months continuous service are eligible to participate in the plan. Matching contributions are made to a savings trust (subject to certain limits) concurrent with employees' contributions. The level of the matching contribution depends upon the amount of the employee contribution. Employees become 100% vested upon entrance to the plan.


     The contribution expense for the plan was approximately $228,000, $307,000, $85,000 and $376,000 for the years ended August 31, 1995 and 1996, for the three month period ended November 30, 1996 and the year ended November 30, 1997, respectively.


     B. The estimated cost to complete construction in progress at November 30, 1997 is approximately $55.3 million.


     C. On October 21, 1996, Americrown was served with a Class Action Complaint filed in the Circuit Court of Talladega County, Alabama by Howard Padgett, Bill Lutz and Tommy Jones. The complaint was filed in September 1996 and alleged, among other things, that Americrown engaged in price-fixing activities in connection with the sale of racing souvenirs and merchandise at the Talladega Superspeedway. The complaint seeks at least $500 for each member of the putative class (persons buying racing souvenirs at Talladega Superspeedway since September 1992), but does not otherwise seek to recover compensatory or punitive damages or statutory attorneys' fees. Although Americrown attempted to remove the suit to Federal District Court, it was remanded to the Circuit Court of Talladega County, Alabama, where discovery and the class certification process are proceeding. Americrown disputes the allegations and intends to defend the action fully and vigorously.


     In March 1997, two purported class action companion lawsuits were filed in the United States District Court, Northern District of Georgia, against the Company, Americrown, and a number of other persons alleging, in substance, that the defendants unlawfully conspired to fix prices of souvenirs and merchandise sold to consumers in violation of federal antitrust laws. One suit was filed by Florida residents and the other suit was filed by Georgia residents. Both suits seek damages and injunctive relief on behalf of all persons who purchased souvenirs or merchandise from certain vendors at any NASCAR Winston Cup Series stock car race or supporting event in the United States during the period 1991 to present. The two suits have been consolidated and the court has established a timetable to consider class certification. Discovery is proceeding. The Company and Americrown dispute the allegations and intend to defend the actions fully and vigorously.


     Management is presently unable to predict or quantify the outcome of these matters.

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 9--RELATED PARTY DISCLOSURES AND TRANSACTIONS


     All of the racing events that take place during the Company's fiscal year are sanctioned by various racing organizations such as the American Historic Racing Motorcycle Association ("AHRMA"), the American Motorcyclist Association ("AMA"), the Automobile Racing Club of America ("ARCA"), the Championship Cup Series ("CCS"), the Federation Internationale de l'Automobile ("FIA"), the Federation Internationale Motocycliste ("FIM"), the International Race of Champions ("IROC"), the Indy Racing League ("IRL"), the National Association for Stock Car Auto Racing, Inc. ("NASCAR"), the Sports Car Club of America ("SCCA"), the Sportscar Vintage Racing Association ("SVRA"), the United States Auto Club ("USAC"), the United States Road Racing Championship ("USRRC"), and the World Karting Association ("WKA"). NASCAR, which sanctions some of the Company's principal racing events, is a member of the France Family Group which controls in excess of 55% of the outstanding stock of the Company and some members of which serve as directors and officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by the Company to NASCAR for disbursement to competitors totaled approximately $10.1, $11.6 and $17.0 million for the years ended August 31, 1995, 1996 and November 30, 1997, respectively. For the three month period ended November 30, 1996, monies paid by the Company to NASCAR for disbursements to competitors totaled approximately $1.1 million.


     In October 1995, the Company entered into collateral assignment split-dollar insurance agreements covering the lives of William C. France and James C. France and their respective spouses. Pursuant to the agreements, the Company will advance the annual premiums of approximately $1,205,000 each year for a period of eight years. Upon surrender of the policies or payment of the death benefits thereunder, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company. The Company may cause the agreements to be terminated and the policies surrendered at any time after the cash surrender value of the policies equals the cumulative premiums advanced under the agreements. The Company recorded a net insurance expense of approximately $450,000 and $38,000, representing the excess of the premiums paid over the increase in cash surrender value of the policies associated with these agreements for the year ended August 31, 1996, and the three months ended November 30, 1996, respectively. During the year ended November 30, 1997, premiums paid were approximately equal to the increase in the cash surrender value of the policies.


     Poe & Brown, Inc., the servicing agent for the split-dollar insurance agreements, received a commission from an insurance company for its participation in the transactions. J. Hyatt Brown, President and Chief Executive Officer of Poe & Brown, Inc., is a Director of the Company.

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 10--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION


     Cash paid for income taxes and interest for respective periods is summarized as follows:



                                      YEARS ENDED          THREE MONTHS
                                       AUGUST 31,              ENDED         YEAR ENDED
                                 ----------------------    NOVEMBER 30,     NOVEMBER 30,
                                    1995        1996           1996             1997
                                 ---------   ----------   --------------   -------------
                                                     (IN THOUSANDS)
   Income taxes paid .........    $9,806      $10,763          $185           $13,652
                                  ======      =======          ====           =======
   Interest paid .............    $   --      $    --          $ 69           $    31
                                  ======      =======          ====           =======

     See Note 2 for discussion of non-cash equity investment transactions.


NOTE 11--LONG-TERM INCENTIVE RESTRICTED STOCK PLAN


     In November 1993, the Company's Board of Directors and a majority of the Company's shareholders approved a Long-term Incentive Restricted Stock Plan (the "Plan") for certain officers and managers of the Company. Under the Plan, up to 750,000 shares of the Company's Class B Common Stock were authorized to be granted as restricted stock at no cost to Plan participants. Shares awarded under the Plan vest at the rate of 50% of each award on the third anniversary of the award date and the remaining 50% on the fifth anniversary of the award date. Shares awarded under the Plan generally are subject to forfeiture in the event of termination of employment prior to the vesting dates. The Plan participants own the shares and may vote and receive dividends, but are subject to restrictions under the Plan. Restrictions include the prohibition of the sale or transfer of the shares during the period prior to vesting of the shares. The Company also has a right of first refusal to purchase any shares of stock issued under the Plan which are offered for sale.


     On January 1, 1995, 1996 and 1997, a total of 70,410, 102,075 and 98,010 restricted shares of the Company's Class B Common Stock, respectively, were awarded to certain officers and managers. The market value of shares on January 1, 1995, 1996 and 1997 amounted to approximately $489,000, $1,600,000, and
$1,985,000, respectively, and has been recorded as "Unearned compensation--restricted stock", which is shown as a separate component of shareholders' equity in the accompanying consolidated balance sheets. The unearned compensation is being amortized over the vesting periods of the shares. The total expense charged against operations during the years ended August 31, 1995, and 1996, for the three month period ended November 30, 1996 and the year ended November 30, 1997 was approximately $318,000, $606,000, $122,000 and $1,063,000, respectively. In accordance with APB 25, the Company will recognize a compensation charge over the vesting periods equal to the fair market value of these shares on the date awarded. The SFAS No. 123 expense is equal to the APB 25 expense.


     In September 1996, the Company and the Board of Directors adopted a new Long-term Incentive Plan (the "1996 Plan") for certain employees and consultants of the Company. Under the 1996 Plan, up to 1,000,000 shares of Class A Common Stock may be granted as stock options (incentive and nonstatutory), stock appreciation rights (SARS) and restricted stock. No grants have been made under the 1996 Plan.

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 12--CHANGE IN FISCAL YEAR END


     Effective December 1, 1996, the Company changed its fiscal year end from August 31 to November 30. This resulted in a three-month transition period commencing September 1, 1996 and ending November 30, 1996. Consequently, the consolidated audited financial statements contain information as of and for the three months ended November 30, 1996. The following supplemental unaudited consolidated statement of operations and unaudited consolidated statement of cash flows for the three months ended November 30, 1995 are presented for comparative purposes only and were presented in the Transition Form 10-Q filed for the period ended November 30, 1996.

CONSOLIDATED STATEMENT OF OPERATIONS

                                                                               THREE MONTHS ENDED
                                                                                NOVEMBER 30, 1995
                                                                             ----------------------
                                                                                   (UNAUDITED)
                                                                              (IN THOUSANDS, EXCEPT
                                                                                    SHARE AND
                                                                               PER SHARE AMOUNTS)
   Revenues ..............................................................        $     8,542
   Expenses ..............................................................             10,016
                                                                                  -----------
   Operating loss ........................................................             (1,474)
   Interest income, net ..................................................                290
   Equity in net loss from equity investments ............................               (154)
                                                                                  -----------
   Loss before income taxes ..............................................             (1,338)
   Income tax benefit ....................................................               (318)
                                                                                  -----------
   Net loss ..............................................................        $    (1,020)
                                                                                  ===========
   Basic loss per share ..................................................        $     (0.03)
                                                                                  ===========
   Diluted loss per share ................................................        $     (0.03)
                                                                                  ===========
   Weighted average number of common shares outstanding--Basic ...........         34,214,610
   Weighted average number of common shares outstanding--Diluted .........         34,315,301

CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                 THREE MONTHS ENDED
                                                                 NOVEMBER 30, 1995
                                                                -------------------
                                                                    (UNAUDITED)
                                                                   (IN THOUSANDS)
   Net cash provided by operating activities ................        $   3,673
   Investing Activities
    Proceeds from maturities of investments, net ............           21,053
    Capital expenditures ....................................           (8,229)
    Investment in PSH Corp. .................................          (14,975)
    Other investing activities ..............................             (732)
                                                                     ---------
   Net cash used in investing activities ....................           (2,883)
   Net cash provided by financing activities ................               --
                                                                     ---------
   Net increase in cash and cash equivalents ................              790
   Cash and cash equivalents at beginning of period .........            7,871
                                                                     ---------
   Cash and cash equivalents at end of period ...............        $   8,661
                                                                     =========

                      INTERNATIONAL SPEEDWAY CORPORATION

                               NOVEMBER 30, 1997


NOTE 13--QUARTERLY DATA (UNAUDITED)


     The Company derives most of its income from event admissions and related revenue from a limited number of NASCAR-sanctioned races. As a result, the Company's business has been, and is expected to remain, highly seasonal based on the timing of major race events. For example, the Darlington Southern 500 is traditionally held on the Sunday preceding Labor Day. Accordingly, the revenue and expenses for that race and/or certain of its supporting events may be recognized in either the fiscal quarter ending August 31 or the fiscal quarter ending November 30. Partly in response to this seasonality and the desire to better conform to the traditional racing season, the Company changed its fiscal year end from August 31 to November 30 effective December 1, 1996. This resulted in a three-month transition period commencing September 1, 1996 and ending November 30, 1996.


     Historically, the Company has incurred net losses in the fiscal quarter ending November 30, and achieved its highest net income in the fiscal quarter ending February 28. In fiscal 1997, the Company had net income for the quarter ended November 30. This was primarily due to the acquisition of Phoenix, which resulted in the addition of a NASCAR Winston Cup Series event in the quarter ending November 30, and the date change for the Company's DieHard 500 race, which moved the event from the quarter ended August 31 to the quarter ended November 30.


     The following table presents certain unaudited financial data for each fiscal quarter of fiscal 1996 and fiscal 1997 and for the transition quarter ended November 30, 1996 (in thousands, except per share amounts):



                                                                                                     TRANSITION
                                                            FISCAL QUARTER ENDED                      QUARTER
                                           ------------------------------------------------------- -------------
                                            NOVEMBER 30,   FEBRUARY 29,     MAY 31,    AUGUST 31,   NOVEMBER 30,
                                                1995           1996          1996         1996          1996
                                           -------------- -------------- ------------ ------------ -------------
   Total revenues ........................    $  8,542       $ 40,277      $ 24,176     $ 23,047     $ 10,496
   Operating income (loss) ...............      (1,474)        20,338         6,230        4,237       (2,565)
   Net income (loss) .....................      (1,020)        12,089         3,817        4,795       (1,867)
   Basic earnings (loss) per share .......       (0.03)          0.35          0.11         0.14        (0.05)
   Diluted earnings (loss) per share .....       (0.03)          0.35          0.11         0.14        (0.05)


                                                        FISCAL QUARTER ENDED
                                    ------------------------------------------------------------
                                     FEBRUARY 28,       MAY 31,      AUGUST 31,     NOVEMBER 30,
                                         1997            1997           1997            1997
                                    --------------   ------------   ------------   -------------
   Total Revenues .................    $ 51,866        $ 29,630       $ 33,106       $ 26,772
   Operating Income ...............      27,103           7,075          8,762          1,961
   Net Income .....................      17,475           4,486          5,985          1,850
   Basic earnings per share .......        0.46            0.12           0.16           0.05
   Diluted earnings per share .....        0.46            0.12           0.16           0.05

Inside Back Cover

     Description of photographs:

          Collage consisting of various motorsports races in progress, a victorious driver celebrating and a child spectator eating a hot dog.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFERS IN SUCH STATE, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                          --------------------------
                               TABLE OF CONTENTS



                                                PAGE
                                             ----------
Prospectus Summary .......................        3
Risk Factors .............................        7
Use of Proceeds ..........................       13
Price Range of Common Stock ..............       13
Dividend Policy ..........................       14
Capitalization ...........................       14
Selected Financial Data ..................       15
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations .............       16
NASCAR ...................................       23
Business .................................       27
Management ...............................       37
Certain Transactions .....................       39
Description of Capital Stock .............       40
Shares Eligible for Future Sale ..........       42
Underwriting .............................       43
Legal Matters ............................       44
Experts ..................................       44
Available Information ....................       45
Incorporation of Certain Documents
   by Reference ..........................       45
Index to Financial Statements ............       F-1


                               4,000,000 Shares


                                   [ISC LOGO]


                                 INTERNATIONAL
                                   SPEEDWAY
                                  CORPORATION


                             Class A Common Stock





                               -----------------


                              P R O S P E C T U S
                                          , 1998


                               -----------------



                              Salomon Smith Barney



                                CIBC Oppenheimer


                        Raymond James & Associates, Inc.





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II


                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The Company estimates that expenses payable by it in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:




Securities and Exchange Commission registration fee ....................................    $ 40,710
NASD filing fee ........................................................................      14,300
Nasdaq National Market listing fee .....................................................      17,500
Printing expenses ......................................................................     125,000
Accounting fees and expenses ...........................................................      90,000
Legal fees and expenses ................................................................     110,000
Fees and expenses (including legal fees) for qualifications under state securities laws          500
Registrar and Transfer Agent's fees and expenses .......................................       1,500
Miscellaneous ..........................................................................     175,490
                                                                                            --------
  Total ................................................................................    $575,000
                                                                                            ========


     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated. The Company intends to pay all expenses of registration with respect to shares being offered hereby, with the exception of underwriting discounts and commissions.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company has authority under Florida law to indemnify its directors and officers to the extent provided in such statute. The Articles provide that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.


     The Company also maintains a policy of directors' and officers' liability insurance that insures, subject to certain exclusions, the Company's directors and officers against the cost of defense, settlement of, payment of a judgment in connection with a proceeding, whether actual or threatened, to which any person may be made a party by reason of the fact that such person is or was a director or officer of the Company.


     At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.


     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Company against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.


     Section 607.0850 of the Florida Business Corporation Act permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.


ITEM 16. EXHIBITS




  EXHIBIT     DESCRIPTION
-----------   --------------------------------------------------------------------------------------------------
   1.1        Form of Underwriting Agreement*
   3.1        Amended and Restated Articles of Incorporation(3)(i)**
   3.2        Amended and Restated Bylaws(3)(ii)**
   5.1        Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. as to the validity of the
              Class A Common Stock to be registered.***
  10.1        Daytona Property Lease(3)**
  10.2        1994 Long-Term Incentive Plan(4)**
  10.3        1996 Long-Term Incentive Plan(5)**
  10.4        Split-Dollar Agreement(6)**
  10.5        Split-Dollar Agreement(7)**
  10.6        Registrant's Credit Agreement with First Union Bank*
  23.1        Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. (to be included in its opinion to be filed as Exhibit 5.1)***
  23.2        Consent of Ernst & Young LLP***
  24.1        Reference is made to the Signatures section of this Registration Statement as initially filed for the Power of Attorney contained therein.
  24.2        Secretary's Certificate as to resolutions of Board of Directors.***


----------------

 *   Previously filed.

 ** Incorporated by reference to the exhibit shown in parentheses and filed with the registrant's Annual Report on Form 10-K for the year ended November 30, 1997.
***  Filed herewith.


ITEM 17. UNDERTAKINGS


     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     (b) The undersigned registrant hereby undertakes that:


        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


        (3) For the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona, State of Florida, on June 5, 1998.



                                 INTERNATIONAL SPEEDWAY CORPORATION




                                 BY: /s/ JAMES C. FRANCE*
                                     -------------------------------------------
                                     JAMES C. FRANCE
                                     President and Chief Operating Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.




       NAME AND SIGNATURE                          TITLE                         DATE
-------------------------------   ---------------------------------------   -------------
/s/  WILLIAM C. FRANCE*           Chairman of the Board and                 June 5, 1998
-----------------------------       Chief Executive Officer
       William C. France            (Principal Executive Officer)

/s/  SUSAN G. SCHANDEL*           Treasurer and Chief Financial Officer     June 5, 1998
-----------------------------       (Principal Financial Officer)
       Susan G. Schandel

/s/  DANIEL W. HOUSER*            Controller                                June 5, 1998
-----------------------------       (Principal Accounting Officer)
        Daniel W. Houser

/s/  JAMES C. FRANCE*             President, Chief Operating Officer        June 5, 1998
-----------------------------       and Director
         James C. France

/s/  LESA D. KENNEDY*             Executive Vice President                  June 5, 1998
-----------------------------       and Director
        Lesa D. Kennedy

/s/  H. LEE COMBS*                Senior Vice President--Operations         June 5, 1998
-----------------------------       and Director
          H. Lee Combs

/s/  J. HYATT BROWN*              Director                                  June 5, 1998
-----------------------------
         J. Hyatt Brown

/s/  JOHN R. COOPER*              Director                                  June 5, 1998
-----------------------------
         John R. Cooper

/s/  ROBERT R. DYSON*             Director                                  June 5, 1998
-----------------------------
        Robert R. Dyson

/s/  JAMES H. FOSTER*             Director                                  June 5, 1998
-----------------------------
         James H. Foster

        NAME AND SIGNATURE              TITLE          DATE
----------------------------------   ----------   -------------
/s/  BRIAN Z. FRANCE*                Director     June 5, 1998
-----------------------------
          Brian Z. France

/s/  CHRISTY F. HARRIS*              Director     June 5, 1998
-----------------------------
         Christy F. Harris
/s/  RAYMOND K. MASON, JR.*          Director     June 5, 1998
-----------------------------
      Raymond K. Mason, Jr.

/s/  EDWARD H. RENSI*                Director     June 5, 1998
-----------------------------
          Edward H. Rensi

/s/  LLOYD E. REUSS*                 Director     June 5, 1998
-----------------------------
           Lloyd E. Reuss

/s/  CHAPMAN ROOT, II*               Director     June 5, 1998
-----------------------------
         Chapman Root, II

/s/  THOMAS W. STAED*                Director     June 5, 1998
-----------------------------
          Thomas W. Staed

-----------------

* By: /s/ GLENN R. PADGETT
-----------------------------
        Glenn R. Padgett
        Attorney-in-fact

                               INDEX TO EXHIBITS




                                                                                            SEQUENTIALLY
                                                                                              NUMBERED
 EXHIBIT                                     DESCRIPTION                                        PAGE
---------   ----------------------------------------------------------------------------   -------------
 5.1        Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. as to the
            validity of the Class A Common Stock to be registered.
23.2        Consent of Ernst & Young LLP
24.2        Secretary's Certificate as to resolutions of Board of Directors.